Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION

1700 Pacific Avenue, Suite 2900

Dallas, TX 75201

Dear Texas Pacific Land Trust Sub-Share Certificate Holder and Future Texas Pacific Land Corporation Stockholder:

On March 23, 2020, we announced that we, the Trustees of Texas Pacific Land Trust (the “Trust”), approved a plan for reorganizing the Trust from its current structure to a corporation formed under the laws of the State of Delaware. We made the determination that the Trust should undertake this corporate reorganization following our consideration of a recommendation of the Conversion Exploration Committee of the Trust that we approve such a plan of reorganization. This Committee was formed in 2019 for the purpose of assisting us in our evaluation of the proposed reorganization, and its membership included us and certain shareholder representatives. The new corporation will be named Texas Pacific Land Corporation (“TPL Corporation”).

The Trust’s present structure has suited the Trust’s needs and those of its sub-share certificate holders for more than a century. But, with the growth of the Trust and the expansion of its business that has occurred in recent years, we also recognize that the Trust’s governance and organizational structure can evolve to ensure that our business is well positioned for the future. We believe that a modern corporate structure and new governance under the Delaware corporation format will position the business for success and value creation in the future.

Pursuant to the plan of corporate reorganization described in the attached information statement, prior to the market opening on January 11, 2021, the Trust will distribute all of the outstanding shares of common stock of TPL Corporation to holders of sub-share certificates in certificates of proprietary interest of the Trust (the “sub-share certificates”) as of such date prior to the market opening on a pro rata, one-for-one basis in accordance with their interests in the Trust. The trading of sub-share certificates will cease prior to the market opening and the new common stock of TPL Corporation will begin trading on the New York Stock Exchange on January 11, 2021 under the symbol “TPL.” At or about such time, your sub-share certificates will be cancelled. No vote of sub-share certificate holders is required for the corporate reorganization or the distribution of TPL Corporation common stock. You will not need to take any action or pay any consideration to us to receive the new shares in TPL Corporation.

We encourage you to read the attached information statement. The information statement describes the corporate reorganization and the distribution of TPL Corporation common stock in detail and contains important business and financial information about TPL Corporation.

We look forward to your future support of Texas Pacific Land Corporation.

Very truly yours,

John R. Norris III	David E. Barry
Co-Chairman	Co-Chairman

INFORMATION STATEMENT

Texas Pacific Land Corporation

On March 20, 2020, the Trustees of Texas Pacific Land Trust (“TPL Trust” or the “Trust”) unanimously approved a plan to reorganize TPL Trust into Texas Pacific Land Corporation, a corporation formed and existing under the laws of the State of Delaware (“TPL Corporation”). To implement this corporate reorganization, TPL Trust will: (a) transfer all of its assets to Texas Pacific Resources LLC, a wholly owned subsidiary of TPL Trust (“TPL HoldCo”), excluding the equity in TPL HoldCo and TPL Corporation, which at such time will be a wholly owned subsidiary of TPL Trust; (b) contribute all of the equity in TPL HoldCo to TPL Corporation; and (c) distribute all of the shares of common stock, par value $0.01, of TPL Corporation (“TPL Corporation common stock”) to holders (“sub-share certificate holders”) of sub-share certificates in certificates of proprietary interest, par value of $0.03-1/3, of TPL Trust (“sub-share certificates”), on a pro rata, one-for-one basis in accordance with their interests in TPL Trust. Following the distribution of TPL Corporation common stock to sub-share certificate holders, the sub-share certificates will cease to be traded on the New York Stock Exchange (the “NYSE”) and will be cancelled.

Prior to the market opening on January 11, 2021, the Trust will distribute all of the outstanding shares of TPL Corporation common stock to sub-share certificate holders as of such date prior to the market opening on a pro rata, one-for-one basis in accordance with their interests in the Trust. The trading of sub-share certificates will cease prior to the market opening and TPL Corporation common stock will begin trading on the NYSE on January 11, 2021 under the symbol “TPL.” The distribution of TPL Corporation common stock will be made in book-entry form only. TPL Trust will not distribute any fractional shares of TPL Corporation common stock. We refer to the effective time of the distribution as the “distribution date.” Immediately after the distribution becomes effective, TPL Corporation will be an independent, publicly traded company.

No vote of sub-share certificate holders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send TPL Trust a proxy, in connection with the distribution. You do not need to pay any consideration to us, exchange or surrender your existing sub-share certificates or take any other action to receive your shares of TPL Corporation common stock.

There is no current trading market for TPL Corporation common stock. TPL Corporation intends to list its common stock on the NYSE under the symbol “TPL.”

In reviewing this information statement, you should carefully consider the matters described under “Risk Factors” beginning on page 11.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is December 31, 2020.

This information statement was first made available to sub-share certificate holders on or about December 31, 2020.

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Presentation of Information

Unless otherwise indicated or context otherwise requires, references in this information statement to:

●	“TPL Corporation,” “we,” “us,” “our,” “our company” and “the company” refer to Texas Pacific Land Corporation, a Delaware corporation, and its subsidiaries;

●	“TPL Trust” refers to Texas Pacific Land Trust and its subsidiaries prior to the completion of the corporate reorganization, unless the context otherwise requires or unless otherwise specified;

●	“TPL Business” refers to all of TPL Trust’s assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the corporate reorganization;

●	the “Trustees” refers to John R. Norris III and David E. Barry, the Trustees of TPL Trust;

●	the “corporate reorganization” refers to the transfer of the TPL Business to TPL HoldCo, the contribution of all of the equity in TPL HoldCo to TPL Corporation and all related transactions;

●	the “distribution” refers to the distribution of all of TPL Corporation’s issued and outstanding shares of common stock to sub-share certificate holders on January 11, 2021, on a pro rata, one-for-one basis in accordance with their interests in TPL Trust; and

●	TPL Corporation’s per share data assumes a distribution ratio of one share of TPL Corporation common stock for every sub-share certificate.

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Questions and Answers About the Corporate Reorganization and Distribution

Why am I receiving this document?	TPL Trust is making this document available to you because you are a holder of sub-share certificates. If you are a sub-share certificate holder prior to the market opening on January 11, 2021, you will be entitled to receive one share of TPL Corporation common stock for every sub-share certificate that you hold at such time. This document will help you understand how the corporate reorganization and the distribution will affect your post-corporate reorganization ownership in TPL Trust and TPL Corporation.

What is TPL Corporation and why is TPL Trust undertaking the corporate reorganization?	TPL Corporation currently is a wholly owned subsidiary of TPL Trust that was formed to hold the TPL Business. The corporate reorganization is intended to provide you with an equity investment in TPL Corporation to replace your investment in TPL Trust.

How will the corporate reorganization and distribution work?	The corporate reorganization and distribution will be accomplished through a series of transactions in which TPL Trust will: (a) transfer the TPL Business to TPL HoldCo; (b) contribute all of the equity in TPL HoldCo to TPL Corporation; and (c) distribute all of the outstanding shares of TPL Corporation common stock to sub-share certificate holders on a pro rata, one-for-one basis in accordance with their interests in TPL Trust.

Why is the corporate reorganization structured in this way?	TPL Trust is using this structure to implement the corporate reorganization because, among other reasons, it intends for the corporate reorganization and distribution to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”). See “The Corporate Reorganization and Distribution—Reasons for the Corporate Reorganization and Distribution” and “Material U.S. Federal Income Tax Consequences” for more detail.

Who is entitled to receive the distribution?

Each holder of sub-share certificates on January 11, 2021 will be entitled to receive one share of TPL Corporation common stock in the distribution for every sub-share certificate that they hold at such time.

When will the distribution occur?	We expect that all of the outstanding shares of TPL Corporation common stock will be distributed by TPL Trust prior to the market opening on January 11, 2021, subject to certain conditions described under “The Corporate Reorganization and Distribution—Conditions to the Distribution.”

What do sub-share certificate holders need to do to participate in the distribution?	Sub-share certificate holders will not be required to take any action, pay any consideration to us, or exchange or surrender their existing sub-share certificates in order to receive TPL Corporation common stock in the distribution, but you are urged to read this entire information statement carefully. No sub-share certificate holder approval of the distribution is required. Please do not send in your sub-share certificates.

How many shares of TPL Corporation common stock will I receive in the distribution?

TPL Trust will distribute one share of TPL Corporation common stock for every sub-share certificate outstanding. Based on 7,756,156 sub-share certificates outstanding as of December 31, 2020, a total of 7,756,156 shares of TPL Corporation common stock will be distributed to sub-share certificate holders.

If you own sub-share certificates on January 11, 2021 prior to the market opening, TPL Trust, with the assistance of American Stock Transfer & Trust Company, LLC, the distribution agent (the “distribution agent”), will electronically distribute shares of TPL Corporation common stock to you (or to your brokerage firm on your behalf) in book-entry form. The distribution agent will mail you a book-entry account statement that reflects your shares of TPL Corporation common stock or your bank or brokerage firm will credit your account for the shares.

You will receive shares of TPL Corporation common stock through the same channels that you currently use to hold or trade sub-share certificates, whether through a brokerage account, 401(k) plan or other channel. Receipt of shares of TPL Corporation common stock will be documented for you in the same manner that you typically receive sub-share certificate holder updates, such as monthly broker statements and 401(k) statements.

For additional information on the distribution, see “The Corporate Reorganization and Distribution.”

Will TPL Corporation issue fractional shares of its common stock in the distribution?	No. TPL Corporation will not issue fractional shares of its common stock in the distribution.

Are there conditions to the distribution?

TPL Corporation expects the distribution to occur on the distribution date. The distribution is subject to the satisfaction or waiver of the following conditions:

●     the U.S. Securities and Exchange Commission (the “SEC”) having declared effective the registration statement, of which this information statement forms a part, and no stop order relating to the registration statement being in effect;

●     this information statement having been made available to sub-share certificate holders;

●     the NYSE having approved the listing of TPL Corporation common stock on the NYSE, subject to official notice of issuance;

●     no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the corporate reorganization or any of the related transactions being in effect, pending, threatened or issued;

●     all governmental approvals and consents, and any other third-party approvals or consents, necessary to consummate the corporate reorganization having been received; and

●     no events or developments have occurred or exist that, in the judgment of the Trustees, make it inadvisable to effect the corporate reorganization and the distribution.

There can be no assurances that any or all of these events will occur, or that the distribution will be consummated even if all of the conditions are met. TPL Trust, as our sole stockholder prior to the distribution, has the right to modify or abandon the corporate reorganization and the distribution at any time prior to the distribution date. See “The Corporate Reorganization and Distribution—Conditions to the Distribution” for more details.

What if I want to sell my sub-share certificates or my TPL Corporation common stock?	You should consult with your financial advisors, such as your broker, bank or tax advisor.

Where will I be able to trade shares of TPL Corporation common stock?	TPL Corporation intends to list its common stock on the NYSE under the symbol “TPL.”

What will happen to TPL Trust?	As a result of the corporate reorganization and distribution, TPL Trust will be liquidated.

What will happen to the listing of sub-share certificates?	Trading of sub-share certificates on the NYSE will cease prior to the market opening on January 11, 2021. Sub-share certificates will no longer continue to trade on the NYSE thereafter and will be cancelled at the time of the distribution.

What are the material U.S. federal income tax consequences of the corporate reorganization and the distribution?	It is intended that the corporate reorganization and distribution qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. Accordingly, no gain or loss will be recognized by U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) of sub-share certificates upon the receipt of TPL Corporation common stock pursuant to the distribution for U.S. federal income tax purposes. You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as foreign tax laws. For more information regarding the material U.S. federal income tax consequences of the distribution, see “Material U.S. Federal Income Tax Consequences.”

Who will manage TPL Corporation after the corporate reorganization?	TPL Corporation will benefit from having a management team with extensive backgrounds in the business of land and resource management and water services and operations. Led by Tyler Glover, who is TPL Corporation’s President and Chief Executive Officer, Robert J. Packer, who is TPL Corporation’s Chief Financial Officer, and Micheal W. Dobbs, who will be TPL Corporation’s Senior Vice President, Secretary and General Counsel, TPL Corporation’s management team possesses deep knowledge of, and extensive experience in, its industry. For more information regarding TPL Corporation’s management and directors, see “Management” and “Directors.”

Are there risks associated with owning TPL Corporation common stock?	Yes. Ownership of TPL Corporation common stock is subject to both general and specific risks relating to TPL Corporation’s business, the industry in which it operates and its status as an independent, publicly traded company. Ownership of TPL Corporation common stock is also subject to risks relating to the corporate reorganization. Certain of these risks are described in the “Risk Factors” section of this information statement. We encourage you to read that section carefully.

Does TPL Corporation plan to pay dividends?	Following the corporate reorganization, we expect that we will pay cash dividends to our stockholders. However, the timing, declaration, amount of, and payment of dividends, if any, will be within the discretion of TPL Corporation’s Board of Directors (the “TPL Corporation board”) and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with any debt service obligations or other contractual obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by the TPL Corporation board. Moreover, should the TPL Corporation board determine to pay any dividend in the future, there can be no assurance that we will continue to pay such dividends or the amount of such dividends. See “Dividend Policy” for more details.

Does TPL Corporation plan to repurchase outstanding equity of stockholders?	Following the corporate reorganization, we expect that we will from time to time offer to repurchase a portion of outstanding TPL Corporation common stock. However, any repurchase will be within the discretion of the TPL Corporation board and will depend upon many factors, including market and business conditions, the trading price of our common stock, available cash and cash flow, capital requirements and the nature of other investment opportunities. See “Risk Factors” for more details.

Who will be the distribution agent for the distribution and transfer agent and registrar for TPL Corporation common stock?

The distribution agent, transfer agent and registrar for TPL Corporation common stock will be American Stock Transfer & Trust Company, LLC. For questions relating to the transfer or mechanics of the stock distribution, you should contact American Stock Transfer & Trust Company, LLC toll free at (800) 937-5449 or non-toll free at (718) 921-8386.

Where can I find more information about TPL Trust and TPL Corporation?

Before the distribution, sub-share certificate holders who have questions relating to TPL Trust should contact:

Texas Pacific Land Trust

1700 Pacific Avenue, Suite 2900

Dallas, Texas 75201

Attention: Investor Relations

Phone: (214) 969-5530

After the distribution, holders of TPL Corporation common stock who have questions relating to TPL Corporation should contact:

Texas Pacific Land Corporation

1700 Pacific Avenue, Suite 2900

Dallas, Texas 75201

Attention: Investor Relations

Phone: (214) 969-5530

Summary

The following is a summary of selected information discussed in this information statement. This summary may not contain all of the details concerning the corporate reorganization or other information that may be important to you. To better understand the corporate reorganization and our business and financial position, you should carefully review this entire information statement. Unless the context otherwise requires, the information included in this information statement about TPL Corporation assumes the completion of all of the transactions referred to in this information statement in connection with the corporate reorganization and the distribution. Unless the context otherwise requires, or when otherwise specified, references in this information statement to “TPL Corporation,” “we,” “us,” “our,” “our company” and “the company” refer to Texas Pacific Land Corporation, a Delaware corporation, and its subsidiaries. Unless the context otherwise requires, references in this information statement to “TPL Trust” refer to Texas Pacific Land Trust and its consolidated subsidiaries, including the TPL Business prior to completion of the corporate reorganization.

Unless the context otherwise requires, or when otherwise specified, references in this information statement to our historical assets, liabilities, businesses or activities of our businesses are generally intended to refer to the historical assets, liabilities, businesses or activities of the TPL Business as part of TPL Trust prior to completion of the corporate reorganization.

Our Company

TPL Corporation is one of the largest landowners in the State of Texas with approximately 880,000 acres of land, comprised of a number of separate tracts, located in 19 counties in West Texas. Additionally, we own a 1/128th nonparticipating perpetual oil and gas royalty interest (“NPRI”) under approximately 85,000 acres of land and a 1/16th NPRI under approximately 371,000 acres of land in the western part of Texas, as well as approximately 4,000 additional net royalty acres (normalized to 1/8th).

Our surface and royalty ownership allow steady revenue generation through the entire value chain of oil and gas development. While we are not an oil and gas producer, we benefit from various revenue sources throughout the life cycle of a well. During the initial development phase, where infrastructure for oil and gas development is constructed, we receive fixed fee payments for use of our land and revenue for sales of materials (caliche) used in the construction of the infrastructure. During the drilling and completion phase, we generate revenue by providing sourced water and/or treated produced water in addition to fixed fee payments for use of our land. During the production phase, we receive revenue from our oil and gas royalty interests and also revenues related to saltwater disposal on our land. In addition, we generate revenue from pipeline, power line and utility easements, commercial leases, material sales and seismic and temporary permits principally related to a variety of land uses including midstream infrastructure projects and processing facilities as hydrocarbons are processed and transported to market.

For the year ended December 31, 2019, we generated revenues of $490.5 million and net income of $318.7 million. For the nine months ended September 30, 2020, we generated revenues of $228.3 million and net income of $131.3 million.

Our Segments

Our company is organized into two segments: Land and Resource Management and Water Services and Operations, which for the year ended December 31, 2019 contributed 74% and 26%, respectively, of our revenues and for the nine months ended September 30, 2020 contributed 62% and 38%, respectively, of our revenues.

Land and Resource Management

Through our Land and Resource Management segment, we manage the approximately 880,000 acres of land and related resources in West Texas that we own. We generate revenues from royalties from oil and gas, easements and commercial leases and land and material sales.

We are not an oil and gas producer. Rather, our oil and gas revenue is derived from our oil and gas royalty interests. Thus, in addition to being subject to fluctuations in response to the market prices for oil and gas, our oil and gas royalty revenues are also subject to decisions made by the owners and operators of the oil and gas wells to which our royalty interests relate as to investments in and production from those wells.

Our revenue from easements is generated from easement contracts covering activities such as oil and gas pipelines and subsurface wellbore easements. The majority of our easements have a thirty-plus year term but subsequently renew every ten years with an additional payment. We also enter into agreements with operators and midstream companies to lease land from us, primarily for facilities and roads.

The demand for, and sale price of, particular tracts of land is influenced by many factors beyond our control, including general economic conditions, the rate of development in nearby areas and the suitability of the particular tract for commercial uses prevalent in West Texas.

In 2019, our Land and Resource Management segment had total revenues of $363.3 million. For the nine months ended September 30, 2020, our Land and Resource Management segment had total revenues of $142.1 million. For the year ended December 31, 2019, we sold approximately 21,986 acres of land for total consideration of $113.0 million, or approximately $5,141 per acre. Additionally, we conveyed approximately 5,620 acres of land in exchange for approximately 5,545 acres of land, all in Culberson County. As we had no cost basis in the land conveyed, we recognized land sales revenue of $22.0 million for the year ended December 31, 2019.

Water Services and Operations

Through our Water Services and Operations segment, we provide full-service water offerings through Texas Pacific Water Resources LLC, a wholly owned subsidiary of TPL Trust (“TPWR”), to operators in the Permian Basin, including water sourcing, produced-water gathering/treatment, infrastructure development, disposal solutions, water tracking, analytics and well testing services. We are committed to sustainable water development with a significant focus on the large-scale implementation of recycled water operations. Our significant surface ownership in West Texas provides TPWR with a unique opportunity to provide multiple full-service water offerings to operators.

We generate revenue from sales of sourced and treated water, as well as from produced water royalties. Prior to the formation of TPWR in 2017, we entered into agreements with oil and gas producers and oilfield service businesses to allow such companies to explore for water, drill water wells, construct water-related infrastructure and purchase water sourced from land that we own. Oil and gas producers use water for their oil and gas projects while service businesses (i.e., water management service companies) operate water facilities to produce and sell water to oil and gas producers. While we continue to collect water royalties under these legacy agreements, their overall contribution to revenue has declined in the recent years and is expected to continue to decline in the future.

In 2019, our Water Services and Operations segment had total revenues of $127.2 million. For the nine months ended September 30, 2020, our Water Services and Operations segment had total revenues of $86.1 million.

Summary of Risk Factors

An investment in our company is subject to a number of risks, including risks relating to our business, the corporate reorganization and our common stock. Set forth below is a high-level summary of some, but not all, of these risks. For a more thorough description of these risks, please read the information in “Risk Factors” included elsewhere in this information statement.

Risks Related to Our Business

●	Our oil and gas royalty revenue is dependent upon the market prices of oil and gas, which fluctuate.

●	We are not an oil and gas producer. Our revenues from oil and gas royalties are subject to the actions of others.

●	Our revenues from the sale of land are subject to substantial fluctuation. Land sales are subject to many factors that are beyond our control.

●	We face the risks of doing business in a new and rapidly evolving market and may not be able to successfully address such risks and achieve acceptable levels of success or profits.

●	The impact of government regulations on TPWR could adversely affect our business.

●	The loss of key members of our management team, or difficulty attracting and retaining experienced technical personnel, could reduce our competitiveness and prospects for future success.

Risks Related to the Corporate Reorganization

●	We may not achieve some or all of the expected benefits of the corporate reorganization.

●	Completion of the corporate reorganization will implicate transfer restrictions, and may implicate conditions and covenants, contained in certain agreements to which TPL Trust is a party and thereby may cause us to lose certain benefits that TPL Trust currently receives. If TPL Trust is unable to obtain consents to, or approval or waiver of, any such transfer restrictions, conditions or covenants, or is unable to obtain an acknowledgement that any such benefits shall continue for the benefit of TPL Corporation, we may not be entitled to all benefits and other rights under such agreements, which may have an adverse impact on the TPL Business and results of operations.

Risks Related to TPL Corporation Common Stock

●	We cannot be certain that an active trading market for our common stock will develop or be sustained after the distribution and, following the distribution, our stock price may fluctuate significantly.

●	If stockholders were to approve an amendment to our amended and restated certificate of incorporation allowing the issuance of additional equity, holders of TPL Corporation common stock could experience dilution in the future.

●	In addition, our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more series of preferred stock having such designations, powers, preferences, privileges and relative, participating, optional and special rights, and qualifications, limitations and restrictions as the TPL Corporation board may generally determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of TPL Corporation common stock.

●	While we expect that we will pay cash dividends to our stockholders in the future following the corporate reorganization, we cannot guarantee the timing, amount or payment of any dividends. Moreover, should the TPL Corporation board determine to pay any dividend in the future, there can be no assurance that we will continue to pay such dividends or the amount of such dividends.

●	TPL Corporation may not continue TPL Trust’s historical practice of repurchasing outstanding equity from equity holders.

●	State law and anti-takeover provisions could enable the TPL Corporation board to resist a takeover attempt by a third party and limit the power of our stockholders.

●	Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware or the U.S. District Court for the Northern District of Texas as the sole and exclusive forums for certain types of actions and proceedings that may be initiated by our stockholders, which could discourage lawsuits against TPL Corporation and our directors and officers.

The Corporate Reorganization and Distribution

On June 23, 2019, the Trustees formed the Conversion Exploration Committee to assist the Trustees in their evaluation of whether TPL Trust should take steps to effect the corporate reorganization and become a corporation with shares publicly traded on a national stock exchange or remain a business trust (with potential amendments to TPL Trust’s Declaration of Trust, dated February 1, 1888 (the “Declaration of Trust”)).

On January 21, 2020, the Conversion Exploration Committee recommended that the Trustees approve a plan of corporate reorganization and certain governance terms for TPL Corporation that were proposed to be given effect through an amended and restated certificate of incorporation and amended and restated bylaws of TPL Corporation.

On March 20, 2020, the Trustees approved the plan of corporate reorganization.

On November 17, 2020, TPL Trust affirmed its prior approval for the corporate reorganization and the distribution of all of TPL Corporation’s issued and outstanding shares of common stock on the basis of one share of TPL Corporation common stock for every sub-share certificate.

Transfer of the TPL Business

To implement the corporate reorganization, it is expected that TPL Corporation, TPL Trust and TPL HoldCo will enter into agreements and undertake, or cause to be undertaken, a series of transactions to effect the transfer of the TPL Business to TPL Corporation, including, among others, a contribution agreement between TPL Trust and TPL Corporation (the “Contribution Agreement”) that will transfer all of the membership interests in TPL HoldCo from TPL Trust to TPL Corporation.

Reasons for the Corporate Reorganization and Distribution

The Trustees believe that the corporate reorganization is in the best interests of sub-share certificate holders for a number of reasons, including:

●	Greater Stockholders’ Rights. The ability of TPL Corporation stockholders to annually vote for directors to staggered three-year terms on a classified board is expected to increase the accountability of management while giving stockholders a voice in periodic board refreshment. Under TPL Trust’s current structure, trustees of TPL Trust are elected to serve for life terms, providing sub-share certificate holders with fewer opportunities to directly influence management of the business through the election of directors.

●	Diverse Leadership. A board of directors composed of nine members is anticipated to reflect a diversity of expertise, perspectives and backgrounds. Eight of the nine members are expected to be independent directors.

●	Delaware Corporate Legal Regime. The corporate reorganization will allow TPL Corporation and its stockholders to benefit from the predictability and responsiveness of the Delaware legal regime for corporations.

●	Greater Trading Liquidity. TPL Corporation common stock will be eligible for inclusion in certain indices, which we believe will make the stock more attractive for institutional investors, thereby promoting demand and increasing trading liquidity.

The Trustees also considered reasons for not undertaking the corporate reorganization and allowing TPL Trust to continue to exist and operate in its trust form. Among other things, the Trustees considered the following:

●	Successful Track Record of the Trust Structure. TPL Trust’s current structure has served sub-share certificate holders well and has been an effective structure for accomplishing the goals of TPL Trust.

●	Avoidance of a Significant Expansion of the Stockholder Base. The new corporate form of TPL Corporation is expected to attract new investors who did not invest in TPL Trust. New investors or leadership at TPL Corporation could advocate for business or corporate initiatives that would not be beneficial for all stockholders, such as an untimely sale of the business.

●	Avoidance of Transaction Related Litigation Risks. The corporate reorganization may be subject to stockholder litigation that can be avoided if TPL Trust does not pursue the corporate reorganization.

●	Avoidance of Higher Costs. Maintaining the trust structure would allow TPL Trust to avoid transaction costs associated with the corporate reorganization and the higher operating and administrative costs of a publicly traded Delaware corporation.

The Trustees also considered a number of potentially negative factors in evaluating the corporate reorganization, including the following:

●	Disruption as a Result of the Corporate Reorganization. The actions required to effect the corporate reorganization could disrupt our operations. For example, the energy and focus required to complete the corporate reorganization could require substantial time and attention from management and the Trustees, thereby distracting their attention from managing our operations.

●	Potential Litigation Could Hinder or Delay the Corporate Reorganization. In the past, class action or derivative litigation has often followed certain significant business transactions similar to the corporate reorganization. The corporate reorganization could be delayed, hindered or prevented by such litigation.

●	The Corporate Reorganization Could Alter Equity Repurchase and Dividend Policies. Following the corporate reorganization, any declaration and payment of dividends, or any decision to repurchase TPL Corporation common stock, will be at the sole discretion of the TPL Corporation board and our dividend policy may be changed at any time.

●	Inability to Realize Anticipated Benefits of the Corporate Reorganization. Although we believe that the corporate reorganization will, among other things, broaden our investor base, increase the liquidity of our equity and better align director and management interests with stockholder interests, we may fail to realize all or some of the anticipated benefits of the corporate reorganization, or those benefits may take longer to realize than we expected, which could contribute to a decline in the trading price of TPL Corporation common stock.

●	Uncertainty Regarding Stock Prices. We cannot know with certainty the effect of the corporate reorganization on the trading price of TPL Corporation common stock or know with certainty whether the market value of TPL Corporation common stock will be less than, equal to or greater than the market value of the sub-share certificates prior to the corporate reorganization.

In determining to pursue the corporate reorganization, the Trustees concluded that the potential benefits of the corporate reorganization outweighed the potentially negative factors. See “The Corporate Reorganization and Distribution—Reasons for the Corporate Reorganization” and “Risk Factors” included elsewhere in this information statement.

Corporate Information

TPL Corporation was incorporated in Delaware on April 28, 2020 for the purpose of holding the TPL Business in connection with the corporate reorganization and distribution described herein. Prior to the transfer of the TPL Business to us by TPL Trust, which will occur immediately prior to the distribution, TPL Corporation will have no operations other than those incidental to its formation and the corporate reorganization. Our principal executive offices are located at 1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, and our telephone number is (214) 969-5530. Before the distribution, TPL Trust will continue to maintain its Internet website at www.tpltrust.com. After the distribution, we will maintain an Internet website at www.texaspacific.com. Our website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Reasons for Furnishing this Information Statement

This information statement is being furnished solely to provide information to sub-share certificate holders who will receive shares of TPL Corporation common stock in the distribution. Sub-share certificate holders are not required to vote on the distribution. Therefore, you are not being asked for a proxy and you are not required to send a proxy to TPL Trust. You do not need to pay any consideration to us, exchange or surrender your existing sub-share certificates or take any other action to receive your shares of TPL Corporation common stock. This information statement is not, and is not to be construed as, an inducement or encouragement to buy or sell any of TPL Corporation’s securities or TPL Trust’s sub-share certificates. The information contained in this information statement is believed by TPL Corporation to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither TPL Trust nor TPL Corporation will update the information except as may be required in the ordinary course of their respective disclosure obligations and practices.

Selected Historical Consolidated Financial Data of TPL Trust

The following table sets forth TPL Trust’s selected historical consolidated financial data derived from TPL Trust’s audited consolidated financial statements as of and for the nine months ended September 30, 2020 and 2019 (unaudited) and the years ended December 31, 2019, 2018, 2017, 2016 and 2015. You should read the following financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included within this information statement. You should not assume the results of operations for any past period indicate results for any future period. The following data is presented in thousands, except shares and per share amounts.

	Nine Months Ended September 30 (unaudited)		Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Revenues(1)	$228,250	$377,164	$490,496	$300,220	$154,634	$66,109	$78,090
Income before income taxes	$164,325	$313,184	$402,255	$261,750	$145,061	$62,896	$75,283
Net income	$131,258	$249,606	$318,728	$209,736	$97,231	$42,275	$50,039
Net income per sub-share certificate	$16.92	$32.18	$41.09	$26.93	$12.38	$5.29	$6.10
Dividends per sub-share certificate(2)	$16.00	$6.00	$6.00	$4.05	$1.35	$0.31	$0.29
Average number of sub-share certificates outstanding	7,756,156	7,756,643	7,756,437	7,787,407	7,854,705	7,989,030	8,197,632

	As of September 30,		As of December 31,
	2020	2019	2019	2018	2017	2016	2015
Total assets, exclusive of property with no assigned value	$601,181	$521,994	$598,176	$285,075	$120,035	$59,403	$50,436

(1)	Revenues for the nine months ended September 30, 2019 and the year ended December 31, 2019 include the consideration for a $100 million land sale from 2019.

(2)	Dividends per sub-share certificate include special dividends of $6.00 per sub-share certificate for the nine months ended September 30, 2020 and $4.25, $3.00 and $1.00 per sub-share certificate for the years ended December 31, 2019, 2018 and 2017, respectively.

Summary Selected Unaudited Pro Forma Condensed Consolidated Financial Information

The following sets forth summary selected unaudited pro forma condensed consolidated financial information for TPL Corporation after giving effect to the corporate reorganization.

Balance Sheet

Had the corporate reorganization occurred as of September 30, 2020, the pro forma balance sheet would have reflected pro forma adjustments as follows:

●	Capital would be eliminated and replaced with Shareholders’ equity;

●	Certificates of Proprietary Interest, par value $100 each, would be eliminated as none were outstanding as of September 30, 2020;

●	7,756,156 outstanding Sub-share Certificates in Certificates of Proprietary Interest, par value $0.03-1/3, would be converted to 7,756,156 outstanding shares of Common Stock, $0.01 par value; and

●	Net Proceeds from all sources would be replaced with Retained Earnings.

Statements of Income and Total Comprehensive Income

Had the corporate reorganization occurred on January 1, 2019, the pro forma statements of income and total comprehensive income for the year ended December 31, 2019 and the nine months ended September 30, 2020 would have reflected pro forma adjustments as follows:

●	Any costs associated with corporate reorganization are direct costs and non-recurring by nature. As such, there would be no related pro forma adjustment to the Statement of Income and Total Comprehensive Income; and

●	Net income per Sub-share Certificate – basic and diluted would be eliminated and replaced with Income per share – basic and diluted. For the year ended December 31, 2019, this amount would have been $41.09, which is calculated based upon net income of $318.7 million and assumes 7,756,156 shares of common stock are issued and outstanding in connection with the corporate reorganization. For the nine months ended September 30, 2020, this amount would have been $16.92, which is calculated based upon net income of $131.3 million and assumes 7,756,156 shares of common stock are issued and outstanding in connection with the corporate reorganization.

Risk Factors

You should carefully consider the following risks and other information in this information statement in evaluating TPL Corporation and TPL Corporation common stock. Any of the following risks and uncertainties could materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

Global economic conditions may materially and adversely affect our business.

Our business and results of operations are affected by international, national and regional economic conditions. A recurrence of recessionary conditions in the United States and elsewhere may lead to reduced industrial production that, in turn, may lead to lower demand and lower prices for oil and gas, which may adversely affect our results of operations.

Our oil and gas royalty revenue is dependent upon the market prices of oil and gas, which fluctuate.

The oil and gas royalties that we receive are dependent upon the market prices for oil and gas. When lower market prices for oil and gas occur, they will have an adverse effect on our oil and gas royalty revenues. In 2020, our oil and gas royalties were impacted by lower oil and gas prices and may continue to be affected in future periods. The market prices for oil and gas are subject to national and international economic and political conditions and, in the past, have been subject to significant price fluctuations. Price fluctuations for oil and gas have been particularly volatile in recent years and prices have recently experienced a severe decrease due to increased supply by member nations of the Organization of the Petroleum Exporting Countries (“OPEC”) and general economic downturn. At the same time, COVID-19 has spread to many nations of the world and has resulted in the implementation of numerous actions taken by governments and governmental agencies in an attempt to mitigate the spread of the virus. These measures have resulted in a significant reduction in global economic activity and extreme volatility in the global financial markets. The reduction of economic activity has significantly reduced the global demand for oil and gas. The scale and duration of the impact of these factors remain unknowable but could lead to an increase in our operating costs or a decrease in our revenues and have a material impact on our business segments and earnings, cash flow and financial condition.

We are not an oil and gas producer. Our revenues from oil and gas royalties are subject to the actions of others.

We are not an oil and gas producer. Our oil and gas income is derived primarily from perpetual non-participating oil and gas royalty interests that we have retained. As oil and gas wells age, the costs of production may increase and their capacity may decline absent additional investment. However, the owners and operators of the oil and gas wells make all decisions as to investments in, and production from, those wells and our royalties are dependent upon decisions made by those operators, among other factors. Accordingly, a significant portion of our revenues is reliant on the management of third parties, over whom we have no control. There can be no assurance that such third parties will take actions or make decisions that will be beneficial to us, which could result in adverse effects on our financial results and performance.

Our revenues from the sale of land are subject to substantial fluctuation. Land sales are subject to many factors that are beyond our control.

Land sales vary widely from year to year and quarter to quarter. The total dollar amount, the average price per acre, and the number of acres sold in any one year or quarter should not be assumed to be indicative of future land sales. The demand for, and the sale price of, any particular tract of our land is influenced by many factors, including the national and local economies, rate of oil and gas well development by operators, the rate of residential and commercial development in nearby areas, livestock carrying capacity and the condition of the local agricultural industry, which itself is influenced by range conditions and prices for livestock and agricultural products. Our ability to sell ranch land is, therefore, largely dependent on the actions of adjoining landowners.

Demand for TPWR’s products and services is substantially dependent on the levels of expenditures by our customers. The recent oil and gas industry downturn has (and current market conditions have) resulted in reduced demand for oilfield services and lower expenditures by our customers, which has adversely impacted our earnings, cash flow and financial condition and may continue to do so in the future.

Demand for TPWR’s products and services depends substantially on expenditures by our customers for the exploration, development and production of oil and natural gas reserves. These expenditures are generally dependent on our customers’ views of future oil and natural gas prices and are sensitive to our customers’ views of future economic growth and the resulting impact on demand for oil and natural gas.

Declines, as well as anticipated declines, in oil and gas prices have in the past resulted in, and may in the future result in, lower capital expenditures, project modifications, delays or cancellations, general business disruptions, and delays in payment of, or nonpayment of, amounts that are owed to us, which would adversely affect our earnings, cash flow and financial condition.

In 2020, the results of operations for the Water Services and Operations segment have been impacted by reduced demand and declines in expenditures by our customers and may continue to be impacted in future periods.

We face the risks of doing business in a new and rapidly evolving market and may not be able to successfully address such risks and achieve acceptable levels of success or profits.

We have encountered and may continue to encounter the challenges, uncertainties and difficulties frequently experienced in new and rapidly evolving markets with respect to the business of TPWR, including:

●	limited operating experience;

●	start-up costs for a new line of business;

●	lack of sufficient customers or loss of significant customers for the new line of business; and

●	difficulties in managing potentially rapid growth.

The impact of government regulations on TPWR could adversely affect our business.

The business of TPWR is subject to applicable state and federal laws and regulations, including laws and regulations on environmental and safety matters. These laws and regulations may increase the costs and timing of planning, designing, drilling, installing, operating and abandoning water wells and treatment facilities. TPWR’s business could be affected by problems, slowdowns or other stoppages to operations of providing water treatment critical to the success of TPWR.

The loss of key members of our management team, or difficulty attracting and retaining experienced technical personnel, could reduce our competitiveness and prospects for future success.

The successful implementation of our strategies and handling of other issues integral to our future success will depend, in part, on our experienced management team, including with respect to the business of TPWR. The loss of key members of our management team could have an adverse effect on our business. If we cannot retain our experienced personnel or attract additional experienced personnel, our ability to compete could be harmed.

Our results of operations for any quarter are not necessarily indicative of our results of operations for a full year.

Revenues from oil and gas royalties may fluctuate from quarter to quarter based upon market prices for oil and gas and production decisions made by the operators. Our other revenue streams, which include, but are not limited to, water sales and royalties, easements and other surface-related income and sales of land, may also fluctuate from quarter to quarter. As a result, the results of our operations for any particular quarter are not necessarily indicative of the results of operations for a full year.

Global health threats, such as COVID-19, may adversely affect our business.

Our business could be adversely affected by the effects of a widespread outbreak of contagious disease, including the recent outbreak of COVID-19. A significant outbreak of contagious diseases in the human population and resulting widespread health crisis could adversely affect the economies and financial markets of many countries, resulting in an economic downturn, reduced demand for oil and gas and interruption to supply chains related to oil and gas. The reduction of economic activity and reduced global demand for oil and gas related to COVID-19 and actions taken by governments to mitigate the spread of the virus could lead to an increase in our operating costs and have a material impact on our business segments and earnings, cash flow and financial condition.

Risks Related to the Corporate Reorganization

We may not achieve some or all of the expected benefits of the corporate reorganization and distribution, and the corporate reorganization and distribution may adversely affect our business.

We may not be able to achieve the full strategic and financial benefits expected to result from the corporate reorganization and distribution, or such benefits may be delayed or not occur at all. The corporate reorganization and distribution is expected to provide the following benefits, among others:

●	Greater Stockholders’ Rights. The ability of TPL Corporation stockholders to annually vote for directors to staggered three-year terms on a classified board is expected to increase the accountability of management while giving stockholders a voice in periodic board refreshment.

●	Diverse Leadership. A board of directors composed of nine members is anticipated to reflect a diversity of expertise, perspectives and backgrounds. Eight of the nine members are expected to be independent directors.

●	Delaware Corporate Legal Regime. The corporate reorganization will allow TPL Corporation and its stockholders to benefit from the predictability and responsiveness of the Delaware legal regime for corporations.

●	Greater Trading Liquidity. TPL Corporation common stock will be eligible for inclusion in certain indices, which we believe will make the stock more attractive for institutional investors, thereby promoting demand and increasing trading liquidity.

We may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (a) the corporate reorganization will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing TPL Corporation’s business and (b) following the corporate reorganization, TPL Corporation’s stock price may be susceptible to market fluctuations and other events. If TPL Corporation fails to achieve some or all of the benefits expected to result from the corporate reorganization, or if such benefits are delayed or investors do not value changes to corporate governance and business resulting from the corporate reorganization, the business, financial condition and results of operations of TPL Corporation could be adversely affected.

Until the distribution occurs, the Trustees have the sole discretion to change the terms of the corporate reorganization and distribution in ways that may be unfavorable to security holders.

Until the distribution occurs, TPL Corporation will be a wholly owned subsidiary of TPL Trust. Accordingly, TPL Trust will effectively have the sole and absolute discretion to determine and change the terms of the corporate reorganization and distribution, including the establishment of the distribution date. These changes could be unfavorable to security holders. In addition, the Trustees may decide at any time not to proceed with the corporate reorganization and distribution.

Completion of the corporate reorganization will implicate transfer restrictions, and may implicate conditions and covenants, contained in certain agreements to which TPL Trust is a party and thereby may cause us to lose certain benefits that TPL Trust currently receives. If TPL Trust is unable to obtain consents to, or approval or waiver of, any such transfer restrictions, conditions or covenants, or is unable to obtain an acknowledgement that any such benefits shall continue for the benefit of TPL Corporation, we may not be entitled to all benefits and other rights under such agreements, which may have an adverse impact on the TPL Business and results of operations.

The completion of the corporate reorganization will implicate transfer restrictions, and may implicate conditions and covenants, contained in certain agreements to which TPL Trust is a party and thereby may cause us to lose certain benefits that TPL Trust currently receives. Certain counterparties may withhold consent to, or approval or waiver of, transfer restrictions, or certain conditions or covenants in order to or obtain more favorable terms from us.  If TPL Trust is unable to obtain consents to, or approval or waiver of, any such transfer restrictions, conditions or covenants, or if TPL Trust is unable to obtain acknowledgement from any counterparties that any such benefits shall continue for the benefit of TPL Corporation, then we may decide to enforce our rights and interests by initiating legal action. In the meantime, and pending the outcome of any such legal proceeding to enforce our rights, we may be unable to continue to obtain all benefits and other rights under such agreements that would otherwise be transferred to us as part of the corporate reorganization. This may have an adverse impact on the TPL Business and results of operations.

For example, the obligation to pay ad valorem taxes with respect to certain of our royalty interests was assumed by a third party, and is now the obligation of the successors in interest to such third party (the “obligors”), so long as such royalty interests are held by the Trustees or their successors in office under the Declaration of Trust. Based on a review of public records, we estimate that the payments made for these ad valorem taxes on behalf of TPL Trust for the year 2020 could be in the range of $4.3 to $7.2 million. The amount of such taxes depends on the valuations determined by various county taxing authorities with respect to our royalty interests and the tax rates used in assessing such ad valorem taxes. Consequently, the amount of ad valorem taxes that may be assessed against our royalty interests may vary from year to year, and we are unable to reliably predict the amount of any such increases or decreases in future years. If, as a result of the corporate reorganization, the obligors cease paying these taxes on our behalf, then, pending the outcome of any legal proceeding to enforce our rights, TPL Corporation may have to begin paying such ad valorem taxes annually, which would have an adverse impact on the TPL Business and results of operations.

The corporate reorganization and distribution may have adverse tax consequences.

We will obtain an opinion from counsel that the corporate reorganization and distribution will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. The opinion of counsel does not address any U.S. state or local or non-U.S. tax consequences of the corporate reorganization and distribution. The opinion assumes that the corporate reorganization and distribution will be completed according to the terms of the Contribution Agreement, the HoldCo contribution agreement, and this information statement, and relies on the facts as stated therein and in other ancillary agreements and documents. In addition, the opinion is based on certain representations as to factual matters from, and certain covenants by, us and TPL Trust. The opinion cannot be relied on if any of the assumptions, representations or covenants are incorrect, incomplete or inaccurate or are violated in any material respect.

The opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be taken by the IRS or a court. We have not sought and will not seek a ruling from the IRS regarding the federal income tax consequences of the corporate reorganization and distribution.

If the corporate reorganization and distribution were to fail to qualify as a reorganization or for tax-free treatment either under Section 368(a)(1)(F) or any other provision of the Code, then U.S. Holders of sub-share certificates would recognize gain or loss, as applicable, equal to the difference between (a) the sum of the fair market value of the shares of TPL Corporation common stock received by such holder and (b) its adjusted tax basis in the sub-share certificates surrendered in exchange therefor. Further, TPL Trust would recognize taxable gain as if it sold all of its assets, subject to its liabilities, at fair market value. The consequences of the corporate reorganization and distribution to any holder will depend on that holder’s particular situation. We urge you to consult your own tax advisor to determine the particular tax consequences of the corporate reorganization and distribution to you.

Risks Related to Our Common Stock

We cannot be certain that an active trading market for our common stock will develop or be sustained after the distribution and, following the distribution, our stock price may fluctuate significantly.

A public market for our common stock does not currently exist. However, we cannot guarantee that an active trading market will develop or be sustained for our common stock after the distribution, nor can we predict the prices at which shares of our common stock may trade after the distribution. Similarly, we cannot predict the effect of the distribution on the trading prices of our common stock or whether the market value of one share of our common stock will be less than, equal to or greater than the market value of one sub-share certificate prior to the distribution.

Until the market has fully evaluated our business as a corporation, the prices at which shares of our common stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. The increased volatility of our stock price following the distribution may have a material adverse effect on our business, financial condition and results of operations. The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

●	actual or anticipated fluctuations in our results of operations due to factors related to our business;

●	our quarterly or annual earnings, or those of other companies in our industry;

●	changes to the regulatory and legal environment under which we operate;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	the failure of securities analysts to cover, or positively cover, our common stock after the corporate reorganization;

●	changes in earnings estimates by securities analysts or our ability to meet those estimates;

●	the operating and stock price performance of other comparable companies;

●	investor perception of our company and our industry;

●	actual or anticipated fluctuations in commodities prices; and

●	domestic and worldwide economic conditions.

There may be substantial changes in our stockholder base.

Investors in TPL Trust may have held or hold sub-share certificates because of a decision to invest in an organization with TPL Trust’s governance profile or operating track record. Following the distribution, the shares of our common stock held by those investors will represent an investment in a company with a different governance profile, in particular a board of directors at TPL Corporation subject to changes from year to year at annual elections of directors serving staggered three-year terms. More frequent changes in the leadership of the organization, particularly on the TPL Corporation board, could lead to changes in the operating policies of TPL Corporation over time. Such changes may not match some stockholders’ investment strategies, which could cause them to sell our common stock. These changes may also attract new investors who previously did not invest in TPL Trust because of its governance profile or operating track record. As a result of such changes, our stock price may decline or experience volatility as our stockholder base changes. Additionally, new investors or leadership at TPL Corporation could advocate for business or corporate initiatives that would not be beneficial for all stockholders, such as an untimely sale of the business.

If stockholders were to approve an amendment to our amended and restated certificate of incorporation allowing the issuance of additional equity, holders of TPL Corporation common stock could experience dilution in the future.

In the future, if stockholders were to approve an amendment to our amended and restated certificate of incorporation allowing the issuance of additional equity, holders of TPL Corporation common stock could be diluted because of equity issuances for proposed acquisitions or capital market transactions or equity awards proposed to be granted to our directors, officers and employees subject to any required vote of holders of TPL Corporation common stock under our amended and restated certificate of incorporation and amended and restated bylaws. We may issue stock-based awards, including annual awards, new hire awards and periodic retention awards, as applicable, to our directors, officers and other employees under any employee benefits plans we may adopt.

In addition, our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more series of preferred stock having such designations, powers, preferences, privileges and relative, participating, optional and special rights, and qualifications, limitations and restrictions as the TPL Corporation board may generally determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of TPL Corporation common stock. For example, we could grant the holders of preferred stock the right to elect some number of the members of the TPL Corporation board in all events or upon the happening of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that we could assign to holders of preferred stock could affect the residual value of TPL Corporation common stock. See “Description of TPL Corporation Capital Stock.”

We may not continue TPL Trust’s historical practice of declaring cash dividends. We will evaluate whether to pay cash dividends on our common stock in the future and we cannot guarantee the timing, amount or payment of dividends, if any.

Following the corporate reorganization, we expect that we will pay cash dividends to our stockholders. However, the timing, declaration, amount of, and payment of any dividends will be within the discretion of the TPL Corporation board and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with any debt service obligations or other contractual obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by the TPL Corporation board. Moreover, should the TPL Corporation board determine to pay any dividend in the future, there can be no assurance that we will continue to pay such dividends or the amount of such dividends. For more information, see “Dividend Policy.”

We may not continue TPL Trust’s historical practice of repurchasing outstanding equity of sub-share certificate holders. We will evaluate whether to repurchase our outstanding common stock in the future and we cannot guarantee the timing, amount or payment of share repurchases, if any.

During the years ended December 31, 2019, 2018 and 2017, TPL Trust approved the purchase and subsequent cancellation of 6,258, 59,185 and 105,715 outstanding sub-share certificates, respectively. Following the corporate reorganization, we expect that we will from time to time offer to repurchase a portion of our outstanding common stock. However, any repurchase will be within the discretion of the TPL Corporation board and will depend upon many factors, including market and business conditions, the trading price of our common stock, available cash and cash flow, capital requirements and the nature of other investment opportunities.

State law and anti-takeover provisions could enable the TPL Corporation board to resist a takeover attempt by a third party and limit the power of our stockholders.

TPL Corporation’s amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with the TPL Corporation board rather than to attempt a hostile takeover. These provisions are expected to include, among others: (a) the ability of our remaining directors to fill vacancies on the TPL Corporation board (except in an instance where a director is removed by stockholders and the resulting vacancy is filled by stockholders); (b) the inability of stockholders to call a special meeting of stockholders; (c) rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings; and (d) the right of the TPL Corporation board to issue preferred stock without stockholder approval.

In addition, we will be subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which could have the effect of delaying or preventing a change of control that you may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with persons that acquire, more than 15% of the outstanding voting stock of a Delaware corporation may not engage in a business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or any of its affiliates becomes the holder of more than 15% of the corporation’s outstanding voting stock.

We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the TPL Corporation board and by providing the TPL Corporation board with more time to assess any acquisition proposal. These provisions are not intended to make TPL Corporation immune from takeovers; however, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that the TPL Corporation board determines is not in the best interests of TPL Corporation and its stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors. See “Description of TPL Corporation Capital Stock—Anti-Takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws.”

Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware or the U.S. District Court for the Northern District of Texas as the sole and exclusive forums for certain types of actions and proceedings that may be initiated by our stockholders, which could discourage lawsuits against TPL Corporation and our directors and officers.

TPL Corporation’s amended and restated certificate of incorporation will provide that unless TPL Corporation otherwise determines, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the U.S. District Court for the District of Delaware) or the U.S. District Court for the Northern District of Texas (or, if such court does not have jurisdiction, any district court in Dallas County in the State of Texas) will be the sole and exclusive forums for any derivative action brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees or stockholders, any action or proceeding asserting a claim against us or any of our directors, officers, employees or agents arising pursuant to, or seeking to enforce any right, obligation or remedy under any provision of the DGCL, the laws of the State of Texas, the amended and restated certificate of incorporation or the amended and restated bylaws or any action asserting a claim against us or any of our directors, officers, employees or agents governed by the internal affairs doctrine, in each such case, subject to the applicable court having personal jurisdiction over the indispensable parties named as defendants. Our amended and restated certificate of incorporation will also provide that unless the TPL Corporation board otherwise determines, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

To the fullest extent permitted by law, this exclusive forum provision will apply to state and federal law claims, including claims under the federal securities laws, including the Securities Act and the Exchange Act, although TPL Corporation stockholders will not be deemed to have waived TPL Corporation’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that one or more parts of the exclusive forum provision in our amended and restated certificate of incorporation is inapplicable or unenforceable.

This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with TPL Corporation or our directors or officers, which may discourage such lawsuits against TPL Corporation and our directors and officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could negatively affect our business, results of operations and financial condition. See “Description of TPL Corporation Capital Stock—Forum Selection.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement and other materials TPL Trust or TPL Corporation has filed or will file with the SEC contain, or will contain, certain statements regarding business strategies, market potential, future financial performance, future action, results and other matters which are “forward-looking” statements within the meaning of the Exchange Act. The words “believe,” “expect,” “anticipate,” “project,” “estimate,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Additionally, forward-looking statements include, but are not limited to:

●	estimates regarding the markets for real estate in the areas in which TPL Corporation owns real estate;

●	estimates regarding applicable zoning regulations, the markets for oil and gas and production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas;

●	estimates of future operations and prospects;

●	estimates of the size of the markets for our products and services;

●	the expected benefits and timing of, and uncertainties regarding, the corporate reorganization, including the risk that the conditions to the corporate reorganization will not be satisfied and that the corporate reorganization will not be completed within the expected time frame, or at all;

●	the possibility that any consents or approvals required in connection with the corporate reorganization will not be received or obtained within the expected time frame, on the expected terms or at all;

●	any changes in general economic and/or industry specific conditions;

●	the potential impacts of COVID-19 on the global and U.S. economies as well as on TPL Trust’s financial condition and business operations; and

●	statements regarding management’s intent, beliefs or current expectations with respect to TPL Corporation’s future financial performance and other matters.

There can be no assurance that the corporate reorganization, distribution or any other transaction described above will in fact be consummated in the manner described or at all. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under “Risk Factors” in this information statement. Any forward-looking statement speaks only as of the date on which it is made, and each of TPL Trust and TPL Corporation assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

The Corporate Reorganization and Distribution

Background

On June 23, 2019, the Trustees formed the Conversion Exploration Committee to assist the Trustees in their evaluation of whether TPL Trust should take steps to effect the corporate reorganization and become a corporation with shares publicly traded on a national stock exchange or remain a business trust (with potential amendments to the Declaration of Trust). The Conversion Exploration Committee was initially composed of the Trustees, General Donald G. Cook, USAF (Ret.) and sub-share certificate holder Dana F. McGinnis. On July 30, 2019, the membership of the Conversion Exploration Committee was expanded to include sub-share certificate holders Murray Stahl, Eric L. Oliver and Craig Hodges.

On July 30, 2019, TPL Trust and the Trustees entered into a settlement agreement (the “settlement agreement”) with Horizon Kinetics LLC, Horizon Kinetics Asset Management LLC, Murray Stahl, SoftVest, L.P., SoftVest Advisors, LLC, Eric L. Oliver, ART-FGT Family Partners Limited, Tessler Family Limited Partnership and Allan R. Tessler (the “investor parties”) with respect to the previous proxy contest mounted by the investor parties and the then pending litigation between the parties. The parties thereto agreed, among other things, (a) to dismiss the pending litigation captioned Case 3:19-cv-01224-B Texas Pacific Land Trust et al v. Oliver in the U.S. District Court for the Northern District of Texas in Dallas (the “investor litigation”), (b) to add three new members, including Murray Stahl and Eric L. Oliver, to the Conversion Exploration Committee, (c) that the Conversion Exploration Committee would complete its work by December 31, 2019, unless the Conversion Exploration Committee otherwise determined and (d) if the Conversion Exploration Committee recommended a “plan of corporate reorganization,” the investor parties would be required to support such corporate reorganization.

The Conversion Exploration Committee met 12 times between June 27, 2019 and January 21, 2020, including three meetings in June and July 2019 prior to the addition of the new members. As part of its evaluation of the corporate reorganization, the Conversion Exploration Committee evaluated corporate and transactional steps proposed to be undertaken to effect the corporate reorganization (the “steps plan”). Under the steps plan, it was proposed that TPL Trust would, among other things, (a) transfer the TPL Business to TPL HoldCo, excluding the equity in TPL HoldCo and TPL Corporation, both which at such time would be wholly owned subsidiaries of TPL Trust, (b) contribute all of the equity in TPL HoldCo to TPL Corporation and (c) distribute all of the shares of TPL Corporation common stock to the sub-share certificate holders on a pro rata, one-for-one basis in accordance with their interests in TPL Trust. It was additionally proposed that the sub-share certificates would cease to be traded on the NYSE and be cancelled following the distribution. Further, under the steps plan, the corporate reorganization was intended to be tax-free in the United States.

The Conversion Exploration Committee also evaluated governance terms for TPL Corporation that were proposed to be given effect through an amended and restated certificate of incorporation of TPL Corporation and amended and restated bylaws of TPL Corporation (“proposed governance terms”), in each case to be adopted immediately prior to the distribution.

In connection with its evaluation of the corporate reorganization, the Conversion Exploration Committee received presentations from management of TPL Trust and also received presentations from and was advised by Credit Suisse, financial advisor to TPL Trust, Sidley Austin LLP, legal advisor to TPL Trust, and Alvarez & Marsal LLC, director and executive compensation advisor to TPL Trust.

On January 21, 2020, the Conversion Exploration Committee recommended to the Trustees that TPL Trust approve a plan of corporate reorganization, comprising the steps plan and proposed governance terms that had each been reviewed and approved by the committee.

The Trustees and the investor parties amended the settlement agreement on March 6 and March 20, 2020, in each case, for the purpose of, among other things, providing TPL Trust with additional time to review and approve the plan of corporate reorganization recommended by the Conversion Exploration Committee.

On March 20, 2020, the Trustees approved the plan of corporate reorganization.

On June 11, 2020, TPL Trust entered into a stockholders’ agreement, providing for, among other things, the appointment of Dana F. McGinnis, Eric L. Oliver and Murray Stahl as directors of the TPL Corporation board immediately following the distribution. For further information regarding the stockholders’ agreement, see “Certain Relationships and Related Person Transactions—Material Agreements of TPL Corporation—Stockholders’ Agreement.”

On  November 17, 2020, TPL Trust affirmed its prior approval of the corporate reorganization and the distribution of all of TPL Corporation’s issued and outstanding shares of common stock on the basis of one share of TPL Corporation common stock for every sub-share certificate held as of the distribution date.

As a result of the corporate reorganization, the business and affairs of TPL Corporation will be overseen by a board of directors rather than by the Trustees who currently oversee the business and affairs of TPL Trust. At the time of the formation of TPL Corporation on April 28, 2020, the directors of TPL Corporation were David E. Barry and John R. Norris III, who were appointed as members of the TPL Corporation board by TPL Trust in its capacity as TPL Corporation’s sole stockholder. Following their appointment to the TPL Corporation board, Messrs. Barry and Norris appointed Tyler Glover and Robert J. Packer as executive officers of TPL Corporation. It is expected that, prior to the distribution, the TPL Corporation board will appoint Micheal W. Dobbs as Senior Vice President, Secretary and General Counsel of TPL Corporation, and that TPL Trust, in its capacity as TPL Corporation’s sole stockholder, will re-elect David E. Barry and John R. Norris III to the TPL Corporation board. It is also expected that, immediately following the distribution, the TPL Corporation board will appoint General Donald G. Cook, USAF (Ret.), Barbara J. Duganier, Donna E. Epps, Dana F. McGinnis, Eric L. Oliver, Murray Stahl and Tyler Glover to serve as directors on the TPL Corporation board. Tyler Glover, Robert J. Packer and Micheal W. Dobbs will continue to serve as executive officers of TPL Corporation following the distribution. Further details regarding the background of the directors and the classes of the TPL Corporation board in which they will serve are discussed in “Directors.” Further details regarding Messrs. Glover, Packer and Dobbs, and the offices they hold in TPL Corporation, are discussed in “Management.”

The distribution is subject to the satisfaction, or the Trustees’ waiver, of a number of conditions. For a more detailed description of these conditions, see “The Corporate Reorganization and Distribution—Conditions to the Distribution.”

Reasons for the Corporate Reorganization and Distribution

As part of its review of strategic alternatives for the corporate reorganization, the Trustees considered a number of options, including whether to undertake the corporate reorganization or, in the alternative, whether TPL Trust should remain in its current form with potential amendments to the Declaration of Trust. Upon completing this assessment, the Trustees determined that the corporate reorganization is in the best interests of sub-share certificate holders for a number of reasons, including:

●	Greater Stockholders’ Rights. The ability of TPL Corporation stockholders to annually vote for directors to staggered three-year terms on a classified board is expected to increase the accountability of management while giving stockholders a voice in periodic board refreshment. Under TPL Trust’s current structure, trustees of TPL Trust are elected to serve for life terms, providing sub-share certificate holders with fewer opportunities to directly influence management of the business through the election of directors.

●	Diverse Leadership. A board of directors composed of nine members is anticipated to reflect a diversity of expertise, perspectives and backgrounds. Eight of the nine members are expected to be independent directors.

●	Delaware Corporate Legal Regime. The corporate reorganization will allow TPL Corporation and its stockholders to benefit from the predictability and responsiveness of the Delaware legal regime for corporations.

●	Greater Trading Liquidity. TPL Corporation common stock will be eligible for inclusion in certain indices, which we believe will make the stock more attractive for institutional investors, thereby promoting demand and increasing trading liquidity.

The Trustees also considered reasons for not undertaking the corporate reorganization and allowing TPL Trust to continue to exist and operate in its trust form. Among other things, the Trustees considered the following:

●	Successful Track Record of the Trust Structure. TPL Trust’s current structure has served sub-share certificate holders well and has been an effective structure for accomplishing the goals of TPL Trust.

●	Avoidance of a Significant Expansion of the Stockholder Base. The new corporate form of TPL Corporation is expected to attract new investors who did not invest in TPL Trust. New investors or leadership at TPL Corporation could advocate for business or corporate initiatives that would not be beneficial for all stockholders, such as an untimely sale of the business.

●	Avoidance of Transaction Related Litigation Risks. The corporate reorganization may be subject to stockholder litigation that can be avoided if TPL Trust does not pursue the corporate reorganization.

●	Avoidance of Higher Costs. Maintaining the trust structure would allow TPL Trust to avoid transaction costs associated with the corporate reorganization and the higher operating and administrative costs of a publicly traded Delaware corporation.

The Trustees also considered a number of potentially negative factors in evaluating the corporate reorganization, including the following:

●	Disruption as a Result of the Corporate Reorganization. The actions required to effect the corporate reorganization could disrupt our operations. For example, the energy and focus required to complete the corporate reorganization could require substantial time and attention from management and the Trustees, thereby distracting their attention from managing our operations.

●	Potential Litigation Could Hinder or Delay the Corporate Reorganization. In the past, class action or derivative litigation has often followed certain significant business transactions similar to the corporate reorganization. The corporate reorganization could be delayed, hindered or prevented by such litigation.

●	The Corporate Reorganization Could Alter Equity Repurchase and Dividend Policies. Following the corporate reorganization, any declaration and payment of dividends, or any decision to repurchase TPL Corporation common stock, will be at the sole discretion of the TPL Corporation board, and our dividend policy may be changed at any time.

●	Inability to Realize Anticipated Benefits of the Corporate Reorganization. Although we believe that the corporate reorganization will, among other things, broaden our investor base, increase the liquidity of our equity, and better align director and management interests with stockholder interests, we may fail to realize all or some of the anticipated benefits of the corporate reorganization or those benefits may take longer to realize than we expected, which could contribute to a decline in the trading price of TPL Corporation common stock.

●	Uncertainty Regarding Stock Prices. We cannot know with certainty the effect of the corporate reorganization on the trading price of TPL Corporation common stock or know with certainty whether the market value of TPL Corporation common stock will be less than, equal to or greater than the market value of the sub-share certificates prior to the corporate reorganization.

In determining to pursue the corporate reorganization, the Trustees concluded that the potential benefits of the corporate reorganization outweighed the potentially negative factors. However, there can be no assurance that, following the corporate reorganization, any of the benefits described above or otherwise will be realized to the extent anticipated or at all. For additional information regarding the corporate reorganization, other agreements related to the corporate reorganization and the transactions contemplated thereby, see “Risk Factors––Risks Related to the Corporate Reorganization” and “Certain Relationships and Related Person Transactions.”

Formation of TPL Corporation Prior to the Corporate Reorganization

TPL Corporation was incorporated in Delaware on April 28, 2020 for the purpose of holding the TPL Business in connection with the corporate reorganization and distribution described herein. Prior to the transfer of the TPL Business to us by TPL Trust, which will occur immediately prior to the distribution, TPL Corporation will have no operations other than those incidental to its formation and the corporate reorganization.

The Number of Shares of TPL Corporation Common Stock You Will Receive

TPL Trust will distribute one share of TPL Corporation common stock for every sub-share certificate outstanding. TPL Trust will not distribute any fractional shares of TPL Corporation common stock.

When and How You Will Receive the Distribution

With the assistance of American Stock Transfer & Trust Company, LLC, the distribution agent, the distribution of TPL Corporation common stock is expected to occur prior to the market opening on January 11, 2021, the distribution date, to all holders of outstanding sub-share certificates as of such date. Following the corporate reorganization and distribution, American Stock Transfer & Trust Company, LLC, will also serve as the transfer agent and registrar for TPL Corporation common stock.

The shares of TPL Corporation common stock that you are entitled to receive in the distribution will be issued electronically to you (or to your bank or brokerage firm on your behalf) in direct registration or book-entry form. If you are a registered holder, the distribution agent will then mail you a direct registration account statement that reflects your shares of TPL Corporation common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. “Direct registration form” refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. Commencing on or shortly after the distribution date, if you hold physical sub-share certificates that represent your interest in TPL Trust and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of TPL Corporation common stock that have been registered in book-entry form in your name.

Most holders of sub-share certificates hold their sub-share certificates through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the sub-share certificates in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your sub-share certificates through a bank or brokerage firm, your bank or brokerage firm will credit your account for the TPL Corporation common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having sub-share certificates or shares of TPL Corporation common stock held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares of TPL Corporation Common Stock You Receive

Shares of TPL Corporation common stock distributed to sub-share certificate holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control or are controlled by us or are under common control with us, which may include certain of our executive officers, directors or principal stockholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of TPL Corporation common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Results of the Distribution

Before the distribution, TPL Corporation and TPL Trust will enter into a contribution agreement in order to effect the fundamental transactions required to give effect to the corporate reorganization. For a more detailed description of this agreement, see “Risk Factors—Risks Related to the Corporate Reorganization” and “Certain Relationships and Related Person Transactions.”

After the distribution, TPL Corporation will be an independent, publicly traded company. Based on 7,756,156 sub-share certificates outstanding as of December 31, 2020, a total of 7,756,156 shares of TPL Corporation common stock will be distributed to sub-share certificate holders. We will not distribute any fractional shares of TPL Corporation common stock.

Market for TPL Corporation Common Stock

There is currently no public trading market for TPL Corporation common stock. TPL Corporation intends to apply to list its common stock on the NYSE under the symbol “TPL.” We have not and will not set the initial price of TPL Corporation common stock. The initial price will be established by the public markets. We cannot guarantee that an active trading market will develop or be sustained for our common stock after the distribution, nor can we predict the prices at which shares of our common stock may trade after the distribution. Similarly, we cannot predict the effect of the distribution on the trading prices of our common stock or whether the market value of one share of our common stock will be less than, equal to or greater than the market value of one sub-share certificate prior to the distribution.

Conditions to the Distribution

TPL Corporation expects the distribution to occur on the distribution date. The distribution is subject to the satisfaction or waiver of the following conditions:

●	the SEC having declared effective the registration statement, of which this information statement forms a part, and no stop order relating to the registration statement being in effect;

●	this information statement having been made available to sub-share certificate holders;

●	the NYSE having approved the listing of TPL Corporation common stock on the NYSE, subject to official notice of issuance;

●	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the corporate reorganization or any of the related transactions being in effect, pending, threatened or issued;

●	all governmental approvals and consents, and any other third-party approvals or consents, necessary to consummate the corporate reorganization having been received; and

●	no events or developments have occurred or exist that, in the judgment of the Trustees, make it inadvisable to effect the corporate reorganization and the distribution.

There can be no assurances that any or all of these events will occur, or that the distribution will be consummated even if all of the conditions are met. TPL Trust, as our sole stockholder prior to the distribution, has the right to modify or abandon the corporate reorganization and the distribution at any time prior to the distribution date.

Dividend Policy

Following the corporate reorganization, we expect that we will pay cash dividends to our stockholders. However, the timing, declaration, amount, and payment of dividends, if any, will be within the discretion of the TPL Corporation board and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with any debt service obligations or other contractual obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by the TPL Corporation board. Moreover, should the TPL Corporation board determine to pay any dividend in the future, there can be no assurance that we will continue to pay such dividends or the amount of such dividends.

Business

This section discusses TPL Corporation’s business assuming the completion of all of the transactions described in this information statement, including the corporate reorganization and distribution. See “The Corporate Reorganization and Distribution” for more details.

General

TPL Corporation is one of the largest landowners in the State of Texas with approximately 880,000 acres of land, comprised of a number of separate tracts, located in 19 counties in West Texas. TPL Trust was organized under a Declaration of Trust, dated February 1, 1888, to receive and hold title to extensive tracts of land in the State of Texas, previously the property of the Texas and Pacific Railway Company, and to issue transferable Certificates of Proprietary Interest pro rata to the holders of certain debt securities of the Texas and Pacific Railway Company. Additionally, we own a 1/128th NPRI under approximately 85,000 acres of land and a 1/16th NPRI under approximately 371,000 acres of land in the western part of Texas, as well as approximately 4,000 additional net royalty acres (normalized to 1/8th).

Our surface and royalty ownership allow steady revenue generation through the entire value chain of oil and gas development. While we are not an oil and gas producer, we benefit from various revenue sources throughout the life cycle of a well. During the initial development phase, where infrastructure for oil and gas development is constructed, we receive fixed fee payments for use of our land and revenue for sales of materials (caliche) used in the construction of the infrastructure. During the drilling and completion phase, we generate revenue by providing sourced water and/or treated produced water in addition to fixed fee payments for use of our land. During the production phase, we receive revenue from our oil and gas royalty interests and also revenues related to saltwater disposal on our land. In addition, we generate revenue from pipeline, power line and utility easements, commercial leases, material sales and seismic and temporary permits principally related to a variety of land uses including midstream infrastructure projects and processing facilities as hydrocarbons are processed and transported to market.

For the year ended December 31, 2019, we generated revenues of $490.5 million and net income of $318.7 million. For the nine months ended September 30, 2020, we generated revenues of $228.3 million and net income of $131.3 million.

Business Segments

We operate our business in two segments: Land and Resource Management and Water Services and Operations. Our segments provide management with a comprehensive financial view of our key businesses. The segments enable the alignment of strategies and objectives of TPL Corporation and provide a framework for timely and rational allocation of resources within businesses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Land and Resource Management

Through our Land and Resource Management segment, we manage the approximately 880,000 acres of land and related resources in West Texas that we own. We generate revenues from royalties from oil and gas, easements and commercial leases and land and material sales.

We are not an oil and gas producer. Rather, our oil and gas revenue is derived from our oil and gas royalty interests. Thus, in addition to being subject to fluctuations in response to the market prices for oil and gas, our oil and gas royalty revenues are also subject to decisions made by the owners and operators of the oil and gas wells to which our royalty interests relate as to investments in and production from those wells.

Our revenue from easements is generated from easement contracts covering activities such as oil and gas pipelines and subsurface wellbore easements. The majority of our easements have a thirty-plus year term but subsequently renew every ten years with an additional payment. We also enter into agreements with operators and midstream companies to lease land from us, primarily for facilities and roads.

The demand for, and sale price of, particular tracts of land is influenced by many factors beyond our control, including general economic conditions, the rate of development in nearby areas and the suitability of the particular tract for commercial uses prevalent in West Texas.

Operations

Revenues from the Land and Resource Management segment for the nine months ended September 30, 2020 and the years ended December 31, 2019, 2018 and 2017 were as follows (amounts presented in millions):

	Nine Months Ended September 30,		Years Ended December 31,
	2020		2019		2018		2017
	Segment Revenue	% of Total Consolidated Revenue	Segment Revenue	% of Total Consolidated Revenue	Segment Revenue	% of Total Consolidated Revenue	Segment Revenue	% of Total Consolidated Revenue
Oil and gas royalties(1)	$94.6	41%	$154.7	31%	$123.8	41%	$58.4	38%
Easements and other surface-related income	31.4	14%	73.1	15%	63.9	21%	64.2	42%
Sale of oil and gas royalty interests	—	—%	—	—%	18.9	6%	—	—%
Land sales and other operating revenue	16.1	7%	135.5	28%	4.9	2%	0.7	—%
Total Revenue - Land and Resource Management segment	$142.1	62%	$363.3	74%	$211.5	70%	$123.3	80%

(1)	On September 14, 2017, we settled the previously disclosed arbitration case with Chevron U.S.A., Inc. involving claims for underpayment of royalties. TPL Corporation received $7.7 million as part of the settlement, including royalties that will be paid to TPL Corporation on additional wells under several community leases. The settlement is included in oil and gas royalties for the year ended December 31, 2017.

Land Activity

In 2019, our Land and Resource Management segment had total revenues of $363.3 million. For the nine months ended September 30, 2020, our Land and Resource Management segment had total revenues of $142.1 million. For the year ended December 31, 2019, we sold approximately 21,986 acres of land for total consideration of $113.0 million, or approximately $5,141 per acre. Land sales for 2019 include a $100 million land sale for approximately 14,000 surface acres in Loving and Reeves Counties. The sale excluded any mineral or royalty interest in the lands conveyed. Additionally, we conveyed approximately 5,620 acres of land in exchange for approximately 5,545 acres of land, all in Culberson County. As we had no cost basis in the land conveyed, we recognized land sales revenue of $22.0 million for the year ended December 31, 2019.

For the year ended December 31, 2019, we acquired approximately 21,671 acres (Culberson, Glasscock, Loving and Reeves Counties) of land in Texas for an aggregate purchase price of approximately $74.4 million, an average of approximately $3,434 per acre (excludes land acquired through the land exchange as previously discussed).

Competition

Our Land and Resource Management segment does not have peers, as such, in that it sells, leases and generally manages land owned by TPL Corporation and, to that extent, any owner of property located in areas comparable to TPL Corporation is a potential competitor.

Water Services and Operations

Our Water Services and Operations segment encompasses the business of providing full-service water offerings to operators in the Permian Basin through our wholly owned subsidiary, TPWR. Our significant surface ownership in West Texas provides TPWR with a unique opportunity to provide multiple full-service water offerings to operators.

These full-service water offerings include, but are not limited to, water sourcing, produced-water gathering/treatment, infrastructure development, disposal solutions, water tracking, analytics and well testing services. We are committed to sustainable water development with a significant focus on the large-scale implementation of recycled water operations.

Currently, the revenue streams of this segment principally consist of revenue generated from sales of sourced and treated water as well as revenue from produced water royalties. Prior to the formation of TPWR in 2017, we entered into agreements with oil and gas producers and oilfield service businesses to allow such companies to explore for water, drill water wells, construct water-related infrastructure and purchase water sourced from land that we own. Oil and gas producers use water for their oil and gas projects while service businesses (i.e., water management service companies) operate water facilities to produce and sell water to oil and gas producers. While we continue to collect water royalties under these legacy agreements, the overall contribution to revenue from these legacy agreements has declined in the recent years and is expected to continue to decline in the future.

Operations

Revenues from our Water Services and Operations segment for the nine months ended September 30, 2020 and the years ended December 31, 2019, 2018 and 2017 were as follows (amounts presented in millions):

	Nine Months Ended September 30,		Years Ended December 31,
	2020		2019		2018		2017
	Segment Revenue	% of Total Consolidated Revenue	Segment Revenue	% of Total Consolidated Revenue	Segment Revenue	% of Total Consolidated Revenue	Segment Revenue	% of Total Consolidated Revenue
Water sales and royalties	$47.5	21%	$85.0	17%	$63.9	21%	$25.5	16%
Easements and other surface-related income	38.6	17%	42.2	9%	24.8	9%	5.8	4%
Total Revenue – Water Services and Operations segment	$86.1	38%	$127.2	26%	$88.7	30%	$31.3	20%

Our first sales from internally developed projects were made during the fourth quarter of 2017. The number of barrels of sourced and treated water sold during the year ended December 31, 2019 increased 44.0% over the same period in 2018.

During the year ended December 31, 2019, TPL Corporation invested approximately $30.2 million in TPWR projects to develop and enhance water sourcing and water treatment assets with $21.0 million of this occurring during the first six months of 2019.

During the nine months ended September 30, 2020, we invested approximately $4.2 million in TPWR projects to develop water sourcing and water re-use assets.

Competition

While there is competition in the water service business in West Texas, we believe our position as a significant landowner of approximately 880,000 acres in West Texas gives us a unique advantage over our competitors who must negotiate with existing landowners to source water and then for the right of way to deliver the water to the end user.

Major Customers

During 2019, we received $112.7 million, or approximately 23% of our total revenues (prior to deferrals) (which included $100.0 million of land sales and $11.3 million of oil and gas royalties) from WPX Energy Permian, LLC and $67.8 million, or approximately 14% of our total revenues (prior to deferrals) (which included $33.7 million of oil and gas royalties, $24.5 million of easements and other surface-related income (prior to deferrals) and $9.6 million of water sales and royalties) from Anadarko E&P Onshore, LLC.

Seasonality

The Land and Resource Management and Water Services and Operations, which together comprise the business of TPL Corporation, are not seasonal in nature, as that term is generally understood, although due to the nature of our operations, our revenue may vary widely from year to year and quarter to quarter.

Regulations

We are subject to various federal, state and local laws. Management believes that our operations comply in all material respects with applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive effect on our method of operations than on other companies similar to TPL Corporation.

We cannot determine the extent to which new legislation, new regulations or changes in existing laws or regulations may affect our future operations.

Environmental Considerations

Compliance with federal, state and local provisions that have been enacted or adopted to regulate the discharge of materials into the environment, or otherwise relating to the protection of the environment, have had no material effect upon our capital expenditures, earnings and competitive position. To date, TPL Corporation has not been called upon to expend any funds for these purposes.

Properties

As of September 30, 2020, we owned the surface estate in approximately 881,335 acres of land, comprised of numerous separate tracts, located in 19 counties in West Texas. There were no material liens or encumbrances on our title to the surface estate in those tracts.

As of September 30, 2020, we also own a 1/128th nonparticipating perpetual oil and gas royalty interest under approximately 84,934 acres of land and a 1/16th nonparticipating perpetual oil and gas royalty interest under approximately 370,737 acres of land in West Texas. Generally speaking, if we sell the surface estate in real property with respect to which we hold an oil and gas royalty interest, that oil and gas royalty interest is excluded from the sale and retained by us. The following table shows our surface ownership and NPRI ownership by county as of September 30, 2020:

	Number of Acres
County	Surface	1/128th Royalty	1/16th Royalty
Callahan	—	—	80
Coke	—	—	1,183
Concho	3,401	—	—
Crane	3,622	265	5,198
Culberson	283,459	—	111,513
Ector	19,888	33,633	11,793
El Paso	16,613	—	—
Fisher	—	—	320
Glasscock	27,245	3,600	11,111
Howard	4,788	3,099	1,840
Hudspeth	159,729	—	1,008
Jeff Davis	13,117	—	7,555
Loving	63,241	6,107	48,066
Midland	28,372	12,945	13,120
Mitchell	3,842	1,760	586
Nolan	1,600	2,488	3,157
Palo Pinto	—	—	800
Pecos	43,377	320	16,895
Presidio	—	—	3,200
Reagan	—	6,162	1,274
Reeves	188,674	3,013	116,691
Stephens	—	2,817	160
Sterling	5,212	640	2,080
Taylor	690	—	966
Upton	6,661	6,903	9,101
Winkler	7,804	1,182	3,040
Total	881,335	84,934	370,737

As of September 30, 2020, we own additional oil and gas royalty interests in approximately 4,090 net royalty acres in the following counties:

County	Number of Net Royalty Acres
Culberson	810
Glasscock	1,059
Howard	770
Loving	10
Martin	509
Midland	450
Reagan	115
Reeves	176
Upton	191
Total	4,090

(1) Normalized to 1/8th.

We lease office space in Dallas, Texas for our corporate headquarters and office space in Midland, Texas for TPWR’s office space.

Legal Proceedings

We are not involved in any material pending legal proceedings.

Employees and Human Capital Resources

As of September 30, 2020, TPL Corporation had 102 full-time employees. Our business strategy and ability to serve customers relies on employing talented professionals and attracting, training, developing and retaining a knowledgeable skilled workforce. We maintain a good working relationship with our employees. We value our employees and their experience in providing value through land, mineral and water resource management and water solutions. Maintaining a robust pipeline of talent is crucial to our ongoing success and is a key aspect of succession planning efforts across the organization. Our leadership and human resources teams are responsible for attracting and retaining top talent by facilitating an environment where employees feel supported and encouraged in their professional and personal development. Accordingly, we offer industry competitive wages and benefits and are committed to maintaining a workplace environment that promotes employee productivity and satisfaction.

Employee safety is also among our top priorities. Accordingly, we have developed and administer company-wide policies to ensure a safe and fair workplace free of discrimination or harassment for each team member and compliance with Occupational Safety and Health Administration (OSHA) standards, as further discussed in our Code of Business Conduct and Ethics. This commitment applies to recruiting, hiring, compensation, benefits, training, termination, promotions or any other terms and conditions of employment. Throughout the COVID-19 pandemic, we have maintained our strong focus on safety and have taken measures to protect our employees and maintain safe, reliable operations, without implementing furloughs or employee workforce reductions.

Our existing information technology infrastructure gave us the ability to respond rapidly to the recommended measures of temporarily closing our corporate office and allowing our corporate employees to work remotely. We employed additional safety measures and personal protective equipment for our field employees, including quarantine facilities, if needed, and implementation of a medical hotline for access by all employees should they experience symptoms or seek additional medical information. We strive for a goal of zero occupational injuries, illnesses and incidents in our workplace. To ensure that we protect our safety culture, we have in place a dedicated HS&E team with substantial combined years of experience and have in-house authorized trainers for OSHA required certified training, powered equipment training and PCE safe land certificated training.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read together with the consolidated financial statements, including the notes thereto, and the other financial information appearing elsewhere in this information statement. This section discusses TPL Corporation’s business assuming the completion of all of the transactions described in this information statement, including the corporate reorganization. Period-to-period comparisons of financial data are not necessarily indicative, and therefore should not be relied upon as indicators, of our future performance. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this information statement.

Overview

TPL Corporation holds title to extensive tracts of land in numerous counties in West Texas that were previously the property of the Texas and Pacific Railway Company. We continue to manage those lands for the benefit of our stockholders.

Our revenues are derived primarily from oil and gas royalties, sales of water and land, easements and commercial leases. Due to the nature of our operations, our revenue is subject to substantial fluctuations from quarter to quarter and year to year. The demand for, and sale price of, particular tracts of land is influenced by many factors beyond our control, including general economic conditions, the rate of development in nearby areas and the suitability of the particular tract for commercial uses prevalent in West Texas.

We are not an oil and gas producer. Rather, our oil and gas revenue is derived from our oil and gas royalty interests. Thus, in addition to fluctuating in response to the market prices for oil and gas, our oil and gas royalty revenues are also subject to decisions made by the owners and operators of the oil and gas wells to which our royalty interests relate as to investments in and production from those wells. We monitor reports from the operators, the Texas Railroad Commission, and other private data providers to assure that we are being paid the appropriate royalties.

Our revenue from easements is primarily generated from pipelines transporting oil, gas and related hydrocarbons, power line and utility easements, and subsurface wellbore easements. The majority of our easements have a thirty-plus year term but subsequently renew every ten years with an additional payment. Commercial lease revenue is derived primarily from saltwater disposal royalties, processing, storage and compression facilities and roads.

TPWR provides full-service water offerings to operators in the Permian Basin. These services include, but are not limited to, water sourcing, produced-water gathering/treatment, infrastructure development, disposal solutions, water tracking, analytics and well testing services. TPWR’s revenue streams principally consist of revenue generated from sales of sourced and treated water as well as revenues from produced water royalties.

COVID-19 Pandemic and Market Conditions

The COVID-19 pandemic and related economic repercussions have created significant volatility, uncertainty, and turmoil in the oil and gas industry. Oil demand has significantly deteriorated as a result of the virus outbreak and corresponding preventative measures taken around the world to mitigate the spread of the virus. In the midst of the ongoing COVID-19 pandemic, the Organization of Petroleum Exporting Countries and other oil producing nations (OPEC+) were unable to reach an agreement on production levels for crude oil, at which point Saudi Arabia and Russia initiated efforts to aggressively increase their production. Although certain OPEC+ nations have reached a tentative agreement on production cuts since such time, there is an excess supply of oil on the market and constraints on storage capacity. The convergence of these events is expected to result in the downward pressure on certain commodity prices continuing for the foreseeable future.

These events have negatively affected, and are expected to continue to negatively affect, our business and results of operations. Should oil and gas wells be shut in, production curtailed or the owners and operators of the oil and gas wells to which our royalty interests relate decrease investment in response to lower commodity prices and conservation of capital, we would expect our royalty income and demand for our water services to decline.

Given the dynamic nature of these events, we cannot reasonably estimate the period of time that the COVID-19 pandemic and related market conditions will persist, or the extent of the impact they will have on our business or results of operations and financial condition.

During these uncertain times, we have continued to meet the operational needs of our customers while maintaining a safe and healthy work environment for our employees. Our existing information technology infrastructure gave us the ability to respond rapidly to the recommended measures of closing our corporate offices and allowing our corporate employees to work remotely. We employed additional safety measures and personal protective equipment for our field employees, including quarantine facilities, if needed, and implementation of a medical hotline for access by all employees should they experience symptoms or seek additional medical information.

In an effort to decrease ongoing operational costs, we have implemented certain cost reduction measures which include, but are not limited to, negotiated price reductions and discounts with certain vendors. We are closely monitoring our customer base and outstanding accounts receivable balances as a means of minimizing any potential collection issues. As a royalty owner, we have no capital expenditure or operating expense burden for development of wells. Furthermore, our water operations currently have limited capital expenditure requirements, the amount and timing of which are entirely within our control.

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted on March 27, 2020. The Trust continues to assess the provisions and potential impacts of this legislation; however, there have been no significant impacts to the Company’s results of operations or financial position resulting from the CARES Act in the three and nine months ended September 30, 2020.

Despite the uncertainty the record low oil prices and the COVID-19 pandemic have had on both the global and U.S. oil and gas industry as a whole, we believe our longevity in the industry and strong financial position provide us with the tools necessary to navigate these unprecedented times. We have no debt, a strong cash position (cash and cash equivalents were $315.8 million as of September 30, 2020) and we continue to maintain our capital resource allocation discipline.

Results of Operations

We operate our business in two segments: Land and Resource Management and Water Services and Operations. We eliminate any inter-segment revenues and expenses upon consolidation.

We analyze financial results for each of our reportable segments. The reportable segments presented are consistent with our reportable segments discussed in the consolidated financial statements in this information statement. We monitor our reporting segments based upon revenue and net income calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Due to the continued economic impacts related to the severe drop in oil prices during the second and third quarters of 2020 and the COVID-19 pandemic, our results of operations for the three and nine months ended September 30, 2020 have been negatively impacted. Given the uncertainty surrounding the duration of the COVID-19 pandemic, our results of operations may continue to be impacted in future periods.

Three Months Ended September 30, 2020 Compared to Three Months Ended September 30, 2019

Revenues

Revenues decreased $24.1 million, or 24.5%, to $74.4 million for the three months ended September 30, 2020 compared to $98.5 million for the three months ended September 30, 2019. Net income decreased $13.7 million, or 22.9%, to $46.3 million for the three months ended September 30, 2020 compared to $60.0 million for the three months ended September 30, 2019.

The following is an analysis of our operating results for the comparable periods by reportable segment (in thousands):

	Three Months Ended September 30,
	2020		2019
Revenues:
Land and resource management:
Oil and gas royalties	$31,758	43%	$38,259	39%
Easements and other surface-related income	6,588	9%	22,111	22%
Land sales and other operating revenue	11,550	15%	4,706	5%
	49,896	67%	65,076	66%
Water services and operations:
Water sales and royalties	12,139	16%	21,654	22%
Easements and other surface-related income	12,348	17%	11,800	12%
	24,487	33%	33,454	34%
Total consolidated revenues	$74,383	100%	$98,530	100%

Net income:
Land and resource management	$34,359	74%	$43,911	73%
Water services and operations	11,916	26%	16,111	27%
Total consolidated net income	$46,275	100%	$60,022	100%

Land and Resource Management

Land and Resource Management segment revenues decreased $15.2 million, or 23.3%, to $49.9 million for the three months ended September 30, 2020 as compared with $65.1 million for the comparable period of 2019. The decrease in Land and Resource Management segment revenues is principally due to decreases in oil and gas royalty revenue and easements and other surface-related income, partially offset by an increase in land sales and other operating revenue, which are discussed below.

Oil and gas royalties

Oil and gas royalty revenue was $31.8 million for the three months ended September 30, 2020 compared to $38.3 million for the three months ended September 30, 2019. Oil royalty revenue was $24.1 million for the three months ended September 30, 2020, a decrease of 27.2% compared to the three months ended September 30, 2019 when oil royalty revenue was $33.1 million. This decrease in oil royalty revenue is principally due to a 31.9% decrease in the average price per royalty barrel of crude oil received, partially offset by a 7.3% increase in crude oil production subject to the Trust’s royalty interests during the three months ended September 30, 2020 compared to the same period in 2019. Gas royalty revenue was $7.7 million for the three months ended September 30, 2020, an increase of 48.2% compared to the three months ended September 30, 2019 when gas royalty revenue was $5.2 million. This increase in gas royalty revenue is principally due to a 61.0% increase in the average price received for gas production, partially offset by a 2.5% decrease in gas production subject to the Trust’s royalty interests during the three months ended September 30, 2020 compared to the same period in 2019.

Easements and other surface-related income

Easements and other surface-related income was $6.6 million for the three months ended September 30, 2020, a decrease of 70.2% compared to $22.1 million for the three months ended September 30, 2019. Easements and other surface-related income includes pipeline, power line and utility easements, commercial leases, material sales, and seismic and temporary permits. The decrease in easements and other surface-related income is principally related to a 77.4% decrease in pipeline easement income to $2.9 million for the three months ended September 30, 2020 from $12.8 million for the three months ended September 30, 2019. The amount of income derived from pipeline easements is a function of the term of the easement, the size of the easement and the number of easements entered into for any given period. The demand for pipeline easements is determined by capital decisions made by companies that operate in the areas where we own land. As such, easements and other surface-related income is unpredictable and may vary significantly from period to period.

Land sales and other operating revenue

Land sales and other operating revenue includes revenue generated from land sales and grazing leases. Land sales were $11.5 million and $4.6 million for the three months ended September 30, 2020 and 2019, respectively. For the three months ended September 30, 2020, we sold approximately 20,820 acres of land for an aggregate sales price of approximately $10.1 million, or approximately $483 per acre. Additionally, the Trust recognized land sales revenue of $1.4 million for the three months ended September 30, 2020 related to land exchanges where the Trust had no cost basis in the land conveyed. For the three months ended September 30, 2019, we sold approximately 77 acres of land for an aggregate sales price of approximately $4.6 million, or approximately $59,960 per acre.

Net income

Net income for the Land and Resource Management segment was $34.4 million for the three months ended September 30, 2020 compared to $43.9 million for the three months ended September 30, 2019. Expenses, including income tax expense, for the Land and Resource Management segment were $15.5 million and $21.2 million for the three months ended September 30, 2020 and 2019, respectively. The decrease in expenses was principally related to decreases in legal and professional fees. Expenses are discussed further below under “Other Financial Data — Consolidated.”

Water Services and Operations

Water Services and Operations segment revenues decreased 26.8% to $24.5 million for the three months ended September 30, 2020 as compared with $33.5 million for the comparable period of 2019. The decrease in Water Services and Operations segment revenues is due to a decrease in water sales and royalty revenue, partially offset by an increase in easements and other surface-related income, which are discussed below.

Water sales and royalties

Water sales and royalty revenue was $12.1 million for the three months ended September 30, 2020, a decrease of $9.5 million or 43.9%, compared with the three months ended September 30, 2019 when water sales and royalty revenue was $21.7 million. This decrease was principally due to a 27.6% decrease in the number of barrels of sourced and treated water sold and a $0.8 million decrease in water royalties for the three months ended September 30, 2020 compared to the same period in 2019.

Easements and other surface-related income

Easements and other surface-related income for the Water Services and Operations segment includes pipeline easement royalties, commercial lease royalties and income from temporary permits. For the three months ended September 30, 2020, the combined income from these revenue streams was $12.3 million, an increase of 4.6%, as compared to $11.8 million for the three months ended September 30, 2019. The increase in easements and other surface-related income was principally related to an increase in produced water royalties for the three months ended September 30, 2020 compared to the same period of 2019.

Net income

Net income for the Water Services and Operations segment was $11.9 million for the three months ended September 30, 2020 compared to $16.1 million for the three months ended September 30, 2019. As discussed above, revenues for the Water Services and Operations segment decreased 26.8% for the three months ended September 30, 2020 compared to the same period of 2019. Expenses, including income tax expense, for the Water Services and Operations segment were $12.6 million for the three months ended September 30, 2020 as compared to $17.4 million for the three months ended September 30, 2019. The decrease in expenses during 2020 is principally related to decreased water service-related expenses, primarily fuel, equipment rental and repairs and maintenance. Expenses are discussed further below under “Other Financial Data — Consolidated.”

Other Financial Data — Consolidated

Salaries and related employee expenses

Salaries and related employee expenses were $7.7 million for the three months ended September 30, 2020 compared to $8.5 million for the comparable period of 2019. The decrease in salaries and related employee expenses during 2020 as compared to the same period of 2019 is principally due to decreased usage of contract labor.

Water service-related expenses

Water service-related expenses were $2.3 million for the three months ended September 30, 2020 compared to $5.1 million for the comparable period of 2019. The decrease in expenses during 2020 is principally related to decreased fuel, equipment rental and repairs and maintenance related to the 27.6% decrease in the number of barrels of sourced and treated water sold as previously discussed and cost saving measures implemented during 2020.

General and administrative expenses

General and administrative expenses decreased $1.0 million to $1.9 million for the three months ended September 30, 2020 from $2.9 million for the same period of 2019. The decrease in general and administrative expenses is primarily related to a decrease associated with independent contractor service providers and travel expenses during the three months ended September 30, 2020 compared to the same period of 2019.

Legal and professional expenses

Legal and professional fees were $2.0 million for the three months ended September 30, 2020 compared to $5.6 million for the comparable period of 2019. Legal and professional fees for the three months ended September 30, 2020 principally related to our anticipated corporate reorganization. Legal and professional fees for the three months ended September 30, 2019 principally related to the proxy contest to elect a new trustee, the entry into and payments made under the settlement agreement dated July 30, 2019 and the Conversion Exploration Committee.

Depreciation, depletion and amortization

Depreciation, depletion and amortization was $3.8 million for the three months ended September 30, 2020 compared to $2.6 million for the three months ended September 30, 2019. The increase in depreciation, depletion and amortization is principally related to the Trust’s investment in water service-related assets placed in service in 2020 and 2019.

Other income, net

Other income, net was $1.3 million and $0.9 million for the three months ended September 30, 2020 and 2019, respectively. Other income, net for the three months ended September 30, 2020, includes a $1.2 million accrued insurance reimbursement related to legal fees incurred in 2019 associated with the proxy contest.

Nine Months ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

Revenues

Revenues decreased $148.9 million, or 39.5%, to $228.3 million for the nine months ended September 30, 2020 compared to $377.2 million for the nine months ended September 30, 2019. Net income decreased $118.3 million, or 47.4%, to $131.3 million for the nine months ended September 30, 2020 compared to $249.6 million for the nine months ended September 30, 2019. Revenues and net income for the nine months ended September 30, 2019 included a $100 million land sale. Excluding the impact of the 2019 land sale, revenues and net income (net of income tax) for the nine months ended September 30, 2019 were $277.2 million and $170.6 million, respectively.

The following is an analysis of our operating results for the comparable periods by reportable segment (in thousands):

	Nine Months Ended September 30,
	2020		2019
Revenues:
Land and resource management:
Oil and gas royalties	$94,631	41%	$111,113	29%
Easements and other surface-related income	31,385	14%	59,761	16%
Land sales and other operating revenue	16,124	7%	113,349	30%
	142,140	62%	284,223	75%
Water services and operations:
Water sales and royalties	47,525	21%	65,067	17%
Easements and other surface-related income	38,585	17%	27,874	8%
	86,110	38%	92,941	25%
Total consolidated revenues	$228,250	100%	$377,164	100%

Net income:
Land and resource management	$92,197	70%	$204,222	82%
Water services and operations	39,061	30%	45,384	18%
Total consolidated net income	$131,258	100%	$249,606	100%

Land and Resource Management

Land and Resource Management segment revenues decreased $142.1 million, or 50.0%, to $142.1 million for the nine months ended September 30, 2020 as compared with $284.2 million for the comparable period of 2019. Segment revenues for the nine months ended September 30, 2019 include a $100 million land sale. Excluding the $100 million land sale, segment revenues for the nine months ended September 30, 2019 were $184.2 million. The decrease in Land and Resource Management segment revenues is due to decreases in oil and gas royalty revenue, easements and other surface-related income and land sales and other operating revenue, which are discussed below.

Oil and gas royalties

Oil and gas royalty revenue was $94.6 million for the nine months ended September 30, 2020 compared to $111.1 million for the nine months ended September 30, 2019. Oil royalty revenue was $76.8 million for the nine months ended September 30, 2020, a decrease of 17.1% compared to the nine months ended September 30, 2019 when oil royalty revenue was $92.6 million. This decrease in oil royalty revenue is principally due to a 23.8% decrease in the average price per royalty barrel of crude oil received, partially offset by a 9.3% increase in crude oil production subject to the Trust’s royalty interests during the nine months ended September 30, 2020 compared to the same period in 2019. Gas royalty revenue was $17.8 million for the nine months ended September 30, 2020, a decrease of 3.6% compared to the nine months ended September 30, 2019 when gas royalty revenue was $18.5 million. The decrease in gas royalty revenue was principally due to a 9.0% decrease in the average price received for gas production, partially offset by a 16.4% increase in gas production subject to the Trust’s royalty interests during the nine months ended September 30, 2020 compared to the same period of 2019.

Easements and other surface-related income

Easements and other surface-related income was $31.4 million for the nine months ended September 30, 2020, a decrease of 47.5% compared to $59.8 million for the nine months ended September 30, 2019. Easements and other surface-related income includes pipeline, power line and utility easements, commercial leases, material sales, and seismic and temporary permits. The decrease in easements and other surface-related income is principally related to a 61.0% decrease in pipeline easement income to $15.3 million for the nine months ended September 30, 2020 from $39.2 million for the nine months ended September 30, 2019. The amount of income derived from pipeline easements is a function of the term of the easement, the size of the easement and the number of easements entered into for any given period. The demand for pipeline easements is determined by capital decisions made by companies that operate in the areas where we own land. As such, easements and other surface-related income is unpredictable and may vary significantly from period to period.

Land sales and other operating revenue

Land sales and other operating revenue includes revenue generated from land sales and grazing leases. Land sales were $15.9 million and $113.0 million for the nine months ended September 30, 2020 and 2019, respectively. For the nine months ended September 30, 2020, we sold approximately 21,347 acres of land for an aggregate sales price of approximately $14.5 million, or approximately $676 per acre. Additionally, the Trust recognized land sales revenue of $1.4 million for the nine months ended September 30, 2020 related to land exchanges where the Trust had no cost basis in the land conveyed. For the nine months ended September 30, 2019, we sold approximately 21,986 acres of land for an aggregate sales price of approximately $113.0 million, or approximately $5,141 per acre.

Net income

Net income for the Land and Resource Management segment was $92.2 million for the nine months ended September 30, 2020 compared to $204.2 million for the nine months ended September 30, 2019. As discussed above, 2019 revenues for the Land and Resource Management segment included a $100 million land sale. Excluding the impact of the 2019 land sale (net of income tax), net income for the first nine months ended September 30, 2019 was $125.2 million. Expenses, including income tax expense, for the Land and Resource Management segment were $49.9 million and $80.0 million, respectively. The decrease in expenses during 2020 is principally related to the approximately $21.0 million in income tax expense associated with the $100 million land sale that occurred during the nine months ended September 30, 2019 and no comparable sale of assets having occurred during the same period of 2020. Expenses are discussed further below under “Other Financial Data — Consolidated.”

Water Services and Operations

Water Services and Operations segment revenues decreased 7.3% to $86.1 million for the nine months ended September 30, 2020 as compared with $92.9 million for the comparable period of 2019. The decrease in Water Services and Operations segment revenues is due to a decrease in water sales and royalty revenue, partially offset by an increase in easements and other surface-related income, which are discussed below.

Water sales and royalties

Water sales and royalty revenue was $47.5 million for the nine months ended September 30, 2020, a decrease of $17.5 million or 27.0%, compared with the nine months ended September 30, 2019 when water sales and royalty revenue was $65.1 million. This decrease was principally due to a 10.5% decrease in the number of barrels of sourced and treated water sold and a $5.8 million decrease in water royalties for the nine months ended September 30, 2020 compared to the same period in 2019.

Easements and other surface-related income

Easements and other surface-related income for the Water Services and Operations segment includes pipeline easement royalties, commercial lease royalties and income from temporary permits. For the nine months ended September 30, 2020, the combined income from these revenue streams was $38.6 million, an increase of 38.4%, as compared to $27.9 million for the nine months ended September 30, 2019. The increase in easements and other surface-related income was principally related to an increase in produced water royalties for the nine months ended September 30, 2020 compared to the same period of 2019.

Net income

Net income for the Water Services and Operations segment was $39.1 million for the nine months ended September 30, 2020 compared to $45.4 million for the nine months ended September 30, 2019. As discussed above, revenues for the Water Services and Operations segment decreased 7.3% for the nine months ended September 30, 2020 compared to the same period of 2019. Expenses, including income tax expense, for the Water Services and Operations segment were $47.0 million for the nine months ended September 30, 2020 as compared to $47.5 million for the nine months ended September 30, 2019. Expenses are discussed further below under “Other Financial Data — Consolidated.”

Other Financial Data — Consolidated

Salaries and related employee expenses

Salaries and related employee expenses were $27.2 million for the nine months ended September 30, 2020 compared to $22.7 million for the comparable period of 2019. The increase in salaries and related employee expenses is principally related to the increase in the number of employees from 89 employees as of September 30, 2019 to 102 as of September 30, 2020.

Water service-related expenses

Water service-related expenses were $11.2 million for the nine months ended September 30, 2020 compared to $15.4 million for the comparable period of 2019. This decrease in expenses was principally the result of a decrease in fuel and equipment rental to source and transfer water as previously discussed and cost saving measures implemented during 2020.

General and administrative expenses

General and administrative expenses increased $0.4 million to $7.3 million for the nine months ended September 30, 2020 from $6.9 million for the same period of 2019. The increase in general and administrative expenses is primarily related to increased computer-related services and corporate insurance partially offset by decreased expenses associated with travel, independent contractor service providers and general office during the nine months ended September 30, 2020 compared to the same period of 2019.

Legal and professional expenses

Legal and professional fees were $7.0 million for the nine months ended September 30, 2020 compared to $15.2 million for the comparable period of 2019. Legal and professional fees for the nine months ended September 30, 2020 principally related to our anticipated corporate reorganization. Legal and professional fees for the nine months ended September 30, 2019 principally related to the proxy contest to elect a new Trustee, the entry into and payments made under the settlement agreement dated July 30, 2019 and the Conversion Exploration Committee.

Land sales expenses

Land sales expenses were $2.8 million for the nine months ended September 30, 2020 compared to $0.2 million for the comparable period of 2019. Land sales expenses represent expenses related to land sales and include cost basis and closing costs associated with land sales. Land sales expenses for the nine months ended September 30, 2020 include $2.7 million of cost basis.

Depreciation, depletion and amortization

Depreciation, depletion and amortization was $10.8 million for the nine months ended September 30, 2020 compared to $5.3 million for the nine months ended September 30, 2019. The increase in depreciation, depletion and amortization is principally related to the Trust’s investment in water service-related assets placed in service in 2020 and 2019 and to a lesser extent, additional depreciation expense related to the change in estimated useful lives of certain water service-related assets during the third quarter of 2019.

Other income, net

Other income, net was $2.3 million and $1.8 million for the nine months ended September 30, 2020 and 2019, respectively. Other income, net for the nine months ended September 30, 2020, includes a $1.2 million accrued insurance reimbursement related to legal fees incurred in 2019 associated with the proxy contest.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Revenues

Revenues increased $190.3 million, or 63.4% to $490.5 million for the year ended December 31, 2019 compared to $300.2 million for the year ended December 31, 2018. Net income increased $109.0 million, or 52.0%, to $318.7 million for the year ended December 31, 2019 compared to $209.7 million for the year ended December 31, 2018.

The following is an analysis of our operating results for the comparable periods by reportable segment (in thousands):

	Years Ended December 31,
	2019		2018
Revenues:
Land and resource management:
Oil and gas royalties	$154,729	31%	$123,834	41%
Easements and other surface-related income	73,143	15%	63,908	21%
Sale of oil and gas royalty interests	—	—%	18,875	6%
Land sales and other operating revenue	135,456	28%	4,859	2%
Total Land and resource management	363,328	74%	211,476	70%

Water services and operations:
Water sales and royalties	84,949	17%	63,913	21%
Easements and other surface-related income	42,219	9%	24,831	9%
Total Water service and operations	127,168	26%	88,744	30%
Total consolidated revenues	$490,496	100%	$300,220	100%

Net income:
Land and resource management	$258,366	81%	$159,611	76%
Water services and operations	60,362	19%	50,125	24%
Total consolidated net income	$318,728	100%	$209,736	100%

Land and Resource Management

Land and Resource Management segment revenues increased $151.9 million, or 71.8%, to $363.3 million for the year ended December 31, 2019 as compared with revenues of $211.5 million for the comparable period of 2018. The increase in Land and Resource Management segment revenues is due to changes in oil and gas royalty revenue, easements and other surface-related income, sale of oil and gas royalty interests and land sales and other operating revenue, which are discussed below.

Oil and gas royalties

Oil and gas royalty revenue was $154.7 million for the year ended December 31, 2019 compared to $123.8 million for the year ended December 31, 2018, an increase of 24.9%. Oil royalty revenue was $128.7 million for the year ended December 31, 2019 compared to $94.6 million for the comparable period of 2018. This increase in oil royalty revenue is principally due to the effect of a 48.3% increase in crude oil production subject to our royalty interest partially offset by an 8.0% decrease in the average price per royalty barrel of crude oil received during the year ended December 31, 2019 compared to the same period in 2018. Gas royalty revenue was $26.0 million for the year ended December 31, 2019, a decrease of 10.9% over the year ended December 31, 2018 when gas royalty revenue was $29.2 million. This decrease in gas royalty revenue resulted from a 49.3% decrease in the average price received for the year ended December 31, 2019 as compared to the same period of 2018, partially offset by a volume increase of 89.3% over the same time period.

Easements and other surface-related income

Easements and other surface-related income was $73.1 million for the year ended December 31, 2019, an increase of 14.5% compared to $63.9 million for the year ended December 31, 2018. The increase in easements and other surface-related income is principally related to increases of $4.6 million in pipeline easement income and $3.5 million in commercial lease revenue for the year ended December 31, 2019 compared to the same period of 2018. The increase in commercial lease revenue for the year ended December 31, 2019 was primarily due to increased leasing activity compared to the same period of 2018. Easements and other surface-related income includes income from pipeline, power line and utility easements, commercial leases (primarily for facilities and roads), material sales and seismic and temporary permits. The amount of income derived from pipeline easements is a function of the term of the easement, the size of the easement and the number of easements entered into for any given period. The demand for pipeline easements is determined by capital decisions made by companies that operate in the areas we own land. As such, easements and other surface-related income is unpredictable and may vary significantly from period to period.

Sale of oil and gas royalty interests

There were no sales of oil and gas royalty interests for the year ended December 31, 2019. Revenue from the sale of oil and gas royalty interests was $18.9 million for the year ended December 31, 2018, when TPL Corporation sold nonparticipating perpetual royalty interests in approximately 812 net royalty acres for an average price of approximately $23,234 per net royalty acre.

Land sales and other operating revenue

Land sales and other operating revenue includes revenue generated from land sales and grazing leases. For the year ended December 31, 2019, we sold approximately 21,986 acres of land for total consideration of $113.0 million, or approximately $5,141 per acre. Additionally, we conveyed approximately 5,620 acres of land in exchange for approximately 5,545 acres of land, all in Culberson County. As we had no cost basis in the land conveyed, we recognized land sales revenue of $22.0 million for the year ended December 31, 2019. For the year ended December 31, 2018, land sales generated $4.4 million of income for selling approximately 171 acres at an average price of $25,464 per acre.

Net income

Net income for the Land and Resource Management segment was $258.4 million for the year ended December 31, 2019 compared to $159.6 million for the year ended December 31, 2018. As discussed above, revenues for the Land and Resource Management segment increased $151.9 million for the year ended December 31, 2019 compared to the same period of 2018. Expenses, including income tax expense, for the Land and Resource Management segment were $105.0 million and $51.9 million for the years ended December 31, 2019 and 2018, respectively. The increase in expenses was principally related to increased income tax expense associated with the $130.7 million increase in land sales revenue, resulting in additional income tax expense of approximately $27.4 million for the year ended December 31, 2019 compared to the same period of 2018. Through §1031 exchanges, income tax expense of approximately $19.8 million was eligible for deferral for the year ended December 31, 2019. The remaining increase was principally related to increased legal and professional fees and salaries and related employee expenses. See further discussion of these expenses below under “Other Financial Data—Consolidated.”

Water Services and Operations

Water Services and Operations segment revenues increased $38.4 million, or 43.3%, to $127.2 million for the year ended December 31, 2019 as compared with revenues of $88.7 million for the comparable period of 2018. The increase in Water Services and Operations segment revenues is due to changes in water sales and royalty revenue and easements and other surface-related income, which are discussed below.

Water sales and royalties

Water sales and royalty revenue was $85.0 million for the year ended December 31, 2019, an increase of 32.9% compared with the year ended December 31, 2018 when water sales and royalty revenue was $63.9 million. This increase was principally due to a 44.0% increase in the number of barrels of sourced and treated water sold during the year ended December 31, 2019 over the same period in 2018, partially offset by decreased water royalties.

Easements and other surface-related income

Easements and other surface-related income for the Water Services and Operations segment includes pipeline easement royalties, commercial lease royalties and income from temporary permits. For the year ended December 31, 2019, the combined revenue from these revenue streams was $42.2 million as compared to $24.8 million for the year ended December 31, 2018. The increase in easements and other surface-related income was principally related to an increase of $21.5 million in produced water royalties for the year ended December 31, 2019 compared to the same period of 2018, partially offset by a $4.1 million decrease in temporary permit income over the same time period.

Net income

Net income for the Water Services and Operations segment was $60.4 million for the year ended December 31, 2019 compared to $50.1 million for the year ended December 31, 2018. As discussed above, revenues for the Water Services and Operations segment increased $38.4 million for the year ended December 31, 2019 compared to the same period of 2018. Expenses, including income tax expense, for the Water Services and Operations segment were $66.8 million for the year ended December 31, 2019 as compared to $38.6 million for the year ended December 31, 2018. The increase in expenses during 2019 is primarily related to increased water service-related operating expenses, principally fuel, repairs and maintenance and equipment rental related to sourcing and transfer of water. The remaining increase was principally related to increased salaries and related employee expenses as discussed further below under “Other Financial Data — Consolidated.”

Other Financial Data — Consolidated

Salaries and related employee expenses

Salaries and related employee expenses were $35.0 million for the year ended December 31, 2019 compared to $18.4 million for the comparable period of 2018. The increase in salaries and related employee expenses is directly related to the increase in the number of employees from 64 employees as of December 31, 2018 to 94 as of December 31, 2019 as well as additional contract labor expenses over the same time period.

Water service-related expenses

Water service-related expenses were $20.8 million for the year ended December 31, 2019 compared to $11.2 million for the same period of 2018. This increase in expenses was principally the result of an increase in fuel and repairs and maintenance expenses to source and transfer water and is directly related to the 44.0% sales increase in the number of barrels of sourced and treated water sold as previously discussed.

General and administrative expenses

General and administrative expenses increased $5.1 million to $9.8 million for the year ended December 31, 2019 from $4.7 million for the same period of 2018. The increase in general and administrative expenses is principally related to increased expenses associated with our independent contractor service providers, computer-related software and services, and additional liability insurance.

Legal and professional expenses

Legal and professional fees increased $13.9 million to $16.4 million for the year ended December 31, 2019 from $2.5 million for the comparable period of 2018. The increase in legal and professional fees for the year ended December 31, 2019 compared to 2018 is principally due to approximately $13.0 million of legal and professional fees related to the proxy contest to elect a new Trustee, the entry into and payments made under the settlement agreement and the Conversion Exploration Committee as disclosed in TPL Trust’s Current Report on Form 8-K filed with the SEC on July 30, 2019. We anticipate receiving a partial reimbursement of these legal and professional fees under coverage provided by our director and officer insurance policy. The amount of the reimbursement has not yet been determined.

Depreciation, depletion and amortization

Depreciation, depletion and amortization was $8.9 million for the year ended December 31, 2019 compared to $2.6 million for the year ended December 31, 2018. The increase in depreciation, depletion and amortization is principally related to TPL Corporation’s investment in water service-related assets placed in service in 2019 and the latter half of 2018 and to a lesser extent, additional depreciation expense related to the change in estimated useful lives of certain water service-related assets as discussed in Note 2, “Summary of Significant Accounting Policies — Change in Accounting Estimate” to our consolidated financial statements for the year ended December 31, 2019 contained in this information statement.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Revenues. Revenues increased $145.6 million, or 94.1%, to $300.2 million for the year ended December 31, 2018 compared to $154.6 million for the year ended December 31, 2017. Net income increased $112.5 million, or 115.7% to $209.7 million for the year ended December 31, 2018 compared to $97.2 million for the year ended December 31, 2017.

The following is an analysis of our operating results for the comparable periods by reportable segment (in thousands):

	Years Ended December 31,
	2018		2017
Revenues:
Land and resource management:
Oil and gas royalties	$123,834	41%	$58,418	38%
Easements and other surface-related income	63,908	21%	64,199	42%
Sale of oil and gas royalty interests	18,875	6%	—	—%
Land sales and other operating revenue	4,859	2%	723	—%
	211,476	70%	123,340	80%
Water services and operations:
Water sales and royalties	63,913	21%	25,536	16%
Easements and other surface-related income	24,831	9%	5,758	4%
	88,744	30%	31,294	20%
Total consolidated revenues	$300,220	100%	$154,634	100%

Net income:
Land and resource management	$159,611	76%	$78,468	81%
Water services and operations	50,125	24%	18,763	19%
Total consolidated net income	$209,736	100%	$97,231	100%

Land and Resource Management

Land and Resource Management segment revenues increased $88.1 million, or 71.5%, to $211.5 million for the year ended December 31, 2018 as compared with revenues of $123.3 million for the comparable period of 2017. The increase in Land and Resource Management segment revenues is due to changes in oil and gas royalty revenue, easements and other surface-related income, sale of oil and gas royalty interests and land sales and other operating revenue, which are discussed below.

Oil and gas royalties

Oil and gas royalty revenue was $123.8 million for the year ended December 31, 2018 compared to $58.4 million for the year ended December 31, 2017, an increase of 112.0%. Oil royalty revenue was $94.6 million for the year ended December 31, 2018 compared to $36.9 million for the comparable period of 2017. This increase in oil royalty revenue is principally due to the combined effect of a 110.0% increase in crude oil production, subject to TPL Corporation’s royalty interest, and a 21.6% increase in the average price per royalty barrel of crude oil received during the year ended December 31, 2018 compared to the same period in 2017. Gas royalty revenue was $29.2 million for the year ended December 31, 2018, an increase of 111.4% over the year ended December 31, 2017 when gas royalty revenue was $13.8 million. This increase in gas royalty revenue resulted from a volume increase of 178.5% for the year ended December 31, 2018 as compared to the same period of 2017, partially offset by a 24.2% decrease in the average price received. Additionally, oil and gas royalties for the year ended December 31, 2017 included $7.7 million related to the settlement of an arbitration with Chevron U.S.A., Inc. in September 2017. No such settlement was received for the year ended December 31, 2018.

Easements and other surface-related income

Easements and other surface-related income was $63.9 million for the year ended December 31, 2018, a slight decrease compared to $64.2 million for the year ended December 31, 2017. Easements and other surface-related income includes pipeline easement income, seismic and temporary permit income, lease rental income and income from material sales. Easements and other surface-related income is unpredictable and may vary significantly from period to period. The slight decrease in easements and other surface-related income is principally related to a decrease in material sales, partially offset by an increase in pipeline easement income. Material sales decreased 22.3% to $5.6 million for the year ended December 31, 2018 compared to the same period of 2017. Pipeline easement income increased 3.7% to $43.1 million for the year ended December 31, 2018 compared to the year ended December 31, 2017. Effective January 1, 2018, upon our adoption of the new revenue recognition accounting standard, we no longer defer revenue on our term easements.

Sale of oil and gas royalty interests

Revenue from the sale of oil and gas royalty interests was $18.9 million for the year ended December 31, 2018. TPL Corporation sold nonparticipating perpetual royalty interests in approximately 812 net royalty acres for an average price of approximately $23,234 per net royalty acre.

Land sales and other operating revenue

Land sales and other operating income includes revenue generated from land sales and grazing leases. For the year ended December 31, 2018, we sold approximately 171 acres of land for total consideration of $4.4 million, or approximately $25,464 per acre. For the year ended December 31, 2017, land sales generated $0.2 million of income for selling approximately 11 acres at an average price of $20,000 per acre. Grazing lease income was approximately $0.5 million for both years ended December 31, 2018 and 2017.

Net income

Net income for the Land and Resource Management segment was $159.6 million for the year ended December 31, 2018 compared to $78.5 million for the year ended December 31, 2017. As discussed above, revenues for the Land and Resource Management segment increased $88.1 million for the year ended December 31, 2018 compared to the same period of 2017. Expenses for the Land and Resource Management segment were $51.9 million and $44.9 million for the years ended December 31, 2018 and 2017, respectively. The increase in expenses was principally related to increased salary expense and general and administrative expenses. See further discussion of these expenses below under “Other Financial Data — Consolidated.”

Water Services and Operations

Water Services and Operations segment revenues increased $57.4 million, or 183.6%, to $88.7 million for the year ended December 31, 2018 as compared with revenues of $31.3 million for the comparable period of 2017. The increase in Water Services and Operations segment revenues is due to changes in water sales and royalty revenue and easements and other surface-related income, which are discussed below.

Water sales and royalties

Water sales and royalty revenue for the year ended December 31, 2018 of $63.9 million was more than double the amount of revenue for the comparable period of 2017. This increase is due primarily to commencing the development of water sourcing, partially offset by a decrease in the royalties received from existing legacy agreements.

Easements and other surface-related income

Easements and other surface-related income for the Water Services and Operations segment includes pipeline easement royalties, commercial lease royalties and income from temporary permits. For the year ended December 31, 2018, the combined revenue from these revenue streams was $24.8 million as compared to $5.8 million for the year ended December 31, 2017. The increase in easements and other surface-related income was principally related to a full year of operations for the year ended December 31, 2018 compared to only six months during 2017, as TPWR began operations in June 2017.

Net income

Net income for the Water Services and Operations segment was $50.1 million for the year ended December 31, 2018 compared to $18.8 million for the year ended December 31, 2017. As discussed above, revenues for the Water Services and Operations segment increased $57.4 million for the year ended December 31, 2018 compared to the same period of 2017. Expenses for the Water Services and Operations segment were $38.6 million for the year ended December 31, 2018 as compared to $12.5 million for the year ended December 31, 2017. The increase in expenses during 2018 is directly related to the formation and commencement of operations of TPWR during the second quarter of 2017 and operating expenses related to the water sourcing and water re-use projects placed in service in 2018 and late 2017. See further discussion of these expenses below under “Other Financial Data — Consolidated.”

Other Financial Data — Consolidated

Salaries and related employee expenses

Salaries and related employee expenses were $18.4 million for the year ended December 31, 2018 compared to $3.8 million for the comparable period of 2017. The increase in salaries and related employee expenses is directly related to the increase in the number of employees from 26 employees as of December 31, 2017 to 64 as of December 31, 2018 as well as an increase in contract labor expenses over the same time period.

Water service-related expenses

Water service-related expenses of $11.2 million for the year ended December 31, 2018, include expenses for equipment rental, propane and fuel and other equipment-related expenses associated with water sourcing and water re-use projects placed in service in 2018 and late 2017. TPL Corporation incurred only minimal water service-related expenses during the year ended December 31, 2017.

General and administrative expenses

General and administrative expenses increased $3.2 million to $4.7 million for the year ended December 31, 2018 from $1.5 million for the same period of 2017. The increase in general and administrative expenses is primarily due to additional liability insurance and equipment costs as a result of the formation and commencement of operations of TPWR during the second quarter of 2017.

Legal and professional expenses

Legal and professional fees decreased $1.0 million to $2.5 million for the year ended December 31, 2018 from $3.5 million for the comparable period of 2017. Legal and professional fees for the year ended December 31, 2017 included consulting fees related to a strategic review of TPL Trust.

Depreciation and amortization

Depreciation and amortization was $2.6 million for the year ended December 31, 2018 compared to $0.4 million for the year ended December 31, 2017. The increase in depreciation and amortization is principally related to TPL Corporation’s investment in water service-related assets during 2017 and 2018.

Cash Flow Analysis

Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

Cash flows provided by operating activities for the nine months ended September 30, 2020 and 2019 were $161.4 million and $284.2 million, respectively. Cash flows provided by operating activities for the nine months ended September 30, 2019 included proceeds from a $100 million land sale consummated in January 2019. The decrease in cash flows provided by operating activities was primarily related to decreased proceeds from land sales, oil and gas royalties, easements and other surface-related payments received and water sales and royalties collected during the nine months ended September 30, 2020.

Cash flows used in investing activities were $25.2 million compared to $106.9 million for the nine months ended September 30, 2020 and 2019, respectively. Acquisitions of land and purchases of fixed assets decreased a combined $93.7 million for the nine months ended September 30, 2020 compared to the same period of 2019. This decrease was partially offset by the $11.9 million increase in the acquisition of royalty interests compared to the same periods.

Cash flows used in financing activities were $124.1 million compared to $50.9 million for the nine months ended September 30, 2020 and 2019, respectively. During the nine months ended September 30, 2020, the Trust paid total dividends of $124.1 million consisting of a regular cash dividend of $10.00 per Sub-share Certificate (“Sub-share”) and a special dividend of $6.00 per Sub-share to each sub-shareholder of record at the close of business on March 9, 2020. During the nine months ended September 30, 2019, the Trust paid total dividends of $46.5 million consisting of a regular cash dividend of $1.75 per Sub-share and a special dividend of $4.25 per Sub-share to each sub-shareholder of record at the close of business on March 8, 2019.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Cash flows provided by operating activities for the years ended December 31, 2019 and 2018 were $342.8 million and $195.4 million, respectively. This increase in operating cash flows is principally due to increases in proceeds from land sales, oil and gas royalties, easements and other surface-related payments received and water sales and royalties during the year ended December 31, 2019 compared to the year ended December 31, 2018.

Cash flows used in investing activities were $111.7 million compared to $81.5 million for the years ended December 31, 2019 and 2018, respectively. The increased use of investing cash flows is principally due to our acquisition of approximately 21,671 acres of land in Culberson, Glasscock, Loving and Reeves Counties, Texas for approximately $74.4 million during the year ended December 31, 2019. This increase was partially offset by a $19.3 million decrease in acquisitions of royalty interests and a $15.7 million reduction in capital expenditures during the year ended December 31, 2019 as compared to the same period of 2018.

Cash flows used in financing activities were $50.9 million compared to $70.0 million for the years ended December 31, 2019 and 2018, respectively. During the year ended December 31, 2019, TPL Corporation paid total dividends of $46.5 million consisting of a regular cash dividend of $1.75 per sub-share certificate and a special dividend of $4.25 per sub-share certificate. During the year ended December 31, 2018, TPL Corporation paid total dividends of $31.7 million consisting of a regular cash dividend of $1.05 per sub-share certificate and a special dividend of $3.00 per sub-share certificate. During the years ended December 31, 2019 and 2018, TPL Trust paid $4.4 million and $38.4 million, respectively, to repurchase sub-share certificates.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Cash flows provided by operating activities for the years ended December 31, 2018 and 2017 were $195.4 million and $93.8 million, respectively. This increase in operating cash flows is principally due to increases in oil and gas royalties collected, easements and other surface-related payments received and water sales and royalties collected during the year ended December 31, 2018 over the year ended December 31, 2017.

Cash flows used in investing activities were $81.5 million compared to $18.7 million for the years ended December 31, 2018 and 2017, respectively. The increased use of investing cash flows is principally due to our investment of $44.7 million in water service-related assets during 2018, an increase of $27.0 million over our investment during 2017. Additionally, for the year ended December 31, 2018 we acquired $24.3 million of royalty interests and $9.4 million of land acquisitions. There were no such acquisitions of royalty interests and land for the year ended December 31, 2017.

Cash flows used in financing activities were $70.0 million compared to $44.9 million for the years ended December 31, 2018 and 2017, respectively. During the year ended December 31, 2018, TPL Corporation paid total dividends of $4.05 per sub-share certificate totaling $31.7 million. During the year ended December 31, 2017, TPL Corporation paid total dividends of $1.35 per sub-share certificate totaling $10.7 million.

Liquidity and Capital Resources

TPL Corporation’s principal sources of liquidity are its revenues from oil and gas royalties, easements and other surface-related income, and water and land sales.

Our primary liquidity and capital requirements are for capital expenditures related to our Water Services and Operations segment, working capital and general corporate needs. If market conditions were to change, for instance due to the uncertainty created by the COVID-19 pandemic or the significant decline in oil prices, and our revenue was to be reduced significantly or operating costs were to increase significantly, our cash flows and liquidity could be reduced. Should this occur, we could seek alternative sources of funding, including potential future borrowing under a credit facility or other financing options.

As of September 30, 2020, we had cash and cash equivalents of $315.8 million that we expect to utilize, along with cash flow from operations, to provide capital to support the operation of our business, particularly TPWR, to potentially repurchase additional sub-share certificates subject to market conditions, and for general corporate purposes. We currently believe that cash from operations, together with our cash and cash equivalents balances, will be enough to meet ongoing capital expenditures, working capital requirements and other cash needs for the foreseeable future.

Off-Balance Sheet Arrangements

TPL Corporation has not engaged in any off-balance sheet arrangements.

Contractual Obligations

As of December 31, 2019, TPL Corporation’s known contractual obligations were as follows (in thousands):

Payment Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt obligations	$—	$—	$—	$—	$—
Capital lease obligations	—	—	—	—	—
Operating lease obligations(1)	3,793	696	1,493	1,088	516
Purchase obligations	—	—	—	—	—
Other long-term liabilities reflected on our balance sheet under GAAP	—	—	—	—	—
Total	$3,793	$696	$1,493	$1,088	$516

(1)	Includes office leases for our corporate office in Dallas, Texas, which expires in 2025, and for our office in Midland, Texas, which expires in 2022.

Effects of Inflation

We do not believe that inflation has had a material impact on our operating results. We cannot assure you, however, that future increases in our costs will not occur or that any such increases that may occur will not adversely affect our results of operations.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with GAAP requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities revenues, expenses and disclosures of contingent assets and liabilities and reported amounts of income and expenses during the reporting period. It is our opinion that we fully disclose our significant accounting policies in the notes to the consolidated financial statements. Consistent with our disclosure policies, we include the following discussion related to what we believe to be our most critical accounting policies that require our most difficult, subjective or complex judgment.

Accrual of Oil and Gas Royalties

TPL Corporation accrues oil and gas royalties. An accrual is necessary due to the time lag between the production of oil and gas and generation of the actual payment by operators. The oil and gas royalty accrual is based upon historical payments, estimates of the timing of future payments and recent market prices for oil and gas.

New Accounting Pronouncements

Information regarding recently issued accounting pronouncement are discussed in the consolidated financial statements in this information statement.

Quantitative and Qualitative Disclosures about Market Risk

TPL Corporation’s financial instruments consist of cash and cash equivalents (consisting of U.S. Treasury bills and commercial paper), accounts payable and other liabilities and the carrying amounts of these instruments’ approximate fair value due to the short-term nature of these instruments.

Management

Executive Officers Following the Distribution

The following table sets forth information regarding the individuals who are expected to serve as TPL Corporation’s executive officers following the distribution. Upon completion of the corporate reorganization, distribution and liquidation of TPL Trust, none of TPL Corporation’s executive officers will continue to be employees or executive officers of TPL Trust.

Name	Age	Position
Tyler Glover	35	President and Chief Executive Officer
Robert J. Packer	51	Chief Financial Officer
Micheal W. Dobbs	47	Senior Vice President, Secretary and General Counsel

Tyler Glover serves as TPL Corporation’s President and Chief Executive Officer, and is expected to serve as a member of the TPL Corporation board. Mr. Glover also currently serves as Chief Executive Officer, Co-General Agent and Secretary of TPL Trust, the current parent of TPL Corporation, in which capacity he has acted since November 2016, and also currently serves as President and Chief Executive Officer of TPWR, in which capacity he has acted since its formation in June 2017. Mr. Glover previously served as Assistant General Agent of TPL Trust from December 2014 to November 2016, and has over 10 years of energy services and land management experience.

Robert J. Packer serves as TPL Corporation’s Chief Financial Officer. Mr. Packer also currently serves as Chief Financial Officer of TPL Trust, the current parent of TPL Corporation, in which capacity he has acted since December 2014, and as Co-General Agent of TPL Trust, in which capacity he has acted since November 2016. He is a Certified Public Accountant in the State of Texas. Mr. Packer also currently serves as Chief Financial Officer and Secretary of TPWR, in which capacity he has acted since its formation in June 2017.

Micheal W. Dobbs is expected to serve as TPL Corporation’s Senior Vice President, Secretary and General Counsel. Mr. Dobbs joined TPL Trust as Senior Vice President and General Counsel effective August 3, 2020. Prior to joining TPL Trust, Mr. Dobbs had been a partner at Kelley Drye & Warren LLP since 2016. From 2008 to 2016, Mr. Dobbs was shareholder of Jackson Gilmour & Dobbs, PC, an environmental and litigation law firm in Houston, Texas that merged with Kelley Drye & Warren LLP in 2016.

Significant Employee Following the Distribution

Robert A. Crain, age 41, currently serves as Executive Vice President of TPWR, in which capacity he has served since its formation in June 2017, and will continue to serve as Executive Vice President of TPWR following the corporate reorganization and distribution. From 2015 to 2017, Mr. Crain was Water Resources Manager with EOG Resources where he led the development of EOG’s water resource development efforts across multiple basins, including the Permian and Eagle Ford. During his career, he has successfully developed multiple large-scale sourcing, distribution and treatment systems across multiple platforms and industries.

Directors

Board of Directors Following the Distribution

The following table sets forth information with respect to those persons who are expected to serve on the TPL Corporation board following the completion of the distribution and is followed by biographies of each such individual. At the time of the formation of TPL Corporation on April 28, 2020, the directors of the TPL Corporation board were David E. Barry and John R. Norris III, who were appointed to such directorships by TPL Trust in its capacity as TPL Corporation’s sole stockholder. It is expected that effective upon the completion of the distribution of TPL Corporation common stock, the TPL Corporation board will appoint General Donald G. Cook, USAF (Ret.), Barbara J. Duganier, Donna E. Epps, Dana F. McGinnis, Eric L. Oliver, Murray Stahl and Tyler Glover to serve as directors on the TPL Corporation board.

Name	Age	Position
David E. Barry	75	Director, Class III; Co-Chair
General Donald G. Cook, USAF (Ret.)	74	Director, Class II
Barbara J. Duganier	62	Director, Class I
Donna E. Epps	56	Director, Class II
Dana F. McGinnis	69	Director, Class I
John R. Norris III	67	Director, Class III; Co-Chair
Eric L. Oliver	61	Director, Class II
Murray Stahl	67	Director, Class III
Tyler Glover	35	Director, Class I; President and Chief Executive Officer

David E. Barry

Mr. Barry will serve as a Co-Chair of the TPL Corporation board. Mr. Barry has served as a Trustee of TPL Trust since 2017. Mr. Barry has served as president of Tarka Resources, Inc., which is engaged in oil and gas exploration in Texas, Oklahoma and Louisiana, since 2012. He also served as President of Tarka, Inc. from 2012 through 2014, until such company was merged with Tarka Resources, Inc. in 2016.

Mr. Barry practiced real estate, employee benefits and compensation law at the law firm of Kelley Drye & Warren LLP (“Kelley Drye”) from 1969, becoming a partner in 1978. Mr. Barry represented TPL Trust for more than 30 years as a partner at Kelley Drye. Mr. Barry retired from Kelley Drye in 2014. Beginning in 2007 and then full-time starting in 2012, Mr. Barry has worked as President of Sidra Real Estate, Inc., an entity with commercial real estate holdings throughout the United States.

Mr. Barry’s qualifications to serve as a director include his legal expertise and knowledge gained over a 51-year career at Kelley Drye, including representing TPL Trust for more than 30 years prior to his election as a Trustee, as well as his experience in commercial real estate, including commercial real estate in Texas.

General Donald G. Cook, USAF (Ret.)

General Cook currently serves on the board of Crane Co. (NYSE: CR) (since 2005), where he chairs the nominating and governance committee and is a member of the compensation and the executive committee, and on the board of Cybernance, Inc. (since 2016). General Cook previously served on the boards of USAA Federal Savings Bank (from 2007 to 2018), U.S. Security Associates Inc., a Goldman Sachs portfolio company (from 2011 to 2018), and Beechcraft LLC, formerly known as Hawker Beechcraft Inc. (from 2007 to 2014). General Cook served on the board of Burlington Northern Santa Fe Railroad for almost five years until it was sold to Berkshire Hathaway in 2010 in a transaction valued at $44 billion. He also consults for Lockheed Martin Corporation. In addition to his extensive corporate governance experience, General Cook has been the Chairman of the San Antonio chapter of the National Association of Corporate Directors (NACD), a group recognized as the authority on leading boardroom practices.

General Cook had numerous additional command and high-level staff assignments during his 36-year career with the Air Force and retired as a four-star General. He commanded a flying training wing and two space wings, the 20th Air Force (the nation’s nuclear Intercontinental Ballistic Missile force), and was interim Commander of Air Combat Command during the September 11 attacks. General Cook served as the Chief of the Senate Liaison Office and on the staff of the House Armed Services Committee in the U.S. House of Representatives. Prior to his retirement from the Air Force in August 2005, General Cook’s culminating assignment was Commander, Air Education and Training Command at Randolph Air Force Base in Texas, where he was responsible for executing the $8 billion annual budget to recruit, train and educate Air Force personnel, safely implementing the 500,000 hour annual flying hour program and providing for the leadership, welfare and oversight of 90,000 military and civilian personnel in the command. He was twice awarded the Distinguished Service Medal for exceptional leadership.

General Cook is expected to serve on and be the chairperson of the Nominating and Corporate Governance Committee of the TPL Corporation board. General Cook is also expected to serve on the Compensation Committee of the TPL Corporation board.

General Cook’s qualifications to serve as a director include his extensive experience with corporate governance and executive compensation, as well as managerial experience resulting from his tenure of command in the U.S. Air Force.

Barbara J. Duganier

Ms. Duganier currently serves on the board of MRC Global Inc. (NYSE: MRC) (since 2015), an industrial distributor of pipe, valves and other related products and services to the energy industry, where she chairs the audit committee and serves on the governance committee. Ms. Duganier also serves on the boards of three private companies: West Monroe Partners (since 2018), a management and technology consulting firm, where she is the lead independent director and nominating and governance committee chair; McDermott International, Ltd. (since 2020), a fully-integrated provider of engineering and construction solutions to the energy industry, where she chairs the audit committee and serves on the risk committee; and Pattern Energy (since 2020), a renewable energy company focused on wind, solar, transmission and storage where she chairs the audit committee. Ms. Duganier previously served on the boards of the general partner of Buckeye Partners, L.P. (NYSE: BPL), a midstream oil and gas master limited partnership, where she chaired the audit committee and served on the compensation committee until the company’s sale in November 2019, and of Noble Energy (Nasdaq: NBL), an exploration and production company, where she served as a member of the audit and nominating and governance committees until the company’s sale in October 2020. Ms. Duganier is also a former director and member of the enterprise and risk oversight and compensation committees of HCC Insurance Holdings, a property and casualty insurance underwriter, which was sold in 2015.

From 2004 to 2013, Ms. Duganier was a Managing Director at Accenture, a multinational professional services company that provides services in strategy, consulting, digital technology and operations. She held various leadership and management positions in Accenture’s outsourcing business, including Global Chief Strategy Officer and Global Growth and Offering Development Lead. A year prior to joining Accenture, she served as an independent consultant to Duke Energy North America. From 1979 to 2002, Ms. Duganier, who is a licensed certified public accountant, worked at Arthur Andersen LLP, where she served as an auditor and financial consultant, as well as in various leadership and management roles, including Global Chief Financial Officer of Andersen Worldwide. Ms. Duganier also serves on the board of John Carroll University and as Chairman of the Board of the NACD Texas TriCities chapter.

Ms. Duganier is expected to serve on the Audit Committee of the TPL Corporation board. Ms. Duganier is also expected to serve on and be the chairperson of the Compensation Committee of the TPL Corporation board.

Ms. Duganier’s extensive executive experience overseeing large organizations, her diverse board experience and her credentials as a certified public accountant make her well-qualified to serve on the TPL Corporation board.

Donna E. Epps

Ms. Epps currently serves on the board of Saia, Inc. (Nasdaq: SAIA) (since 2019), where she serves on the audit committee and the nominating and governance committee. Ms. Epps was with Deloitte LLP, a multinational professional services network, for over 30 years. Ms. Epps served as an attest Partner of Deloitte LLP from 1998 through 2003 and as a Risk and Financial Advisory Partner of Deloitte LLP from 2004 until her retirement in 2017. During her time at Deloitte LLP, Ms. Epps helped companies develop and implement proactive enterprise risk and compliance programs, focusing on value protection and creation, and provided attest services and financial advisory services in governance, risk and compliance matters to private and public companies across multiple industries. Ms. Epps is currently a licensed certified public accountant. Ms. Epps also has served as treasurer and a director for the Girl Scouts of Northeast Texas since 2014 and as a director for Readers2Leaders in Dallas, Texas since 2019.

Ms. Epps is expected to serve on and be the chairperson of the Audit Committee of the TPL Corporation board. Ms. Epps is also expected to serve on the Nominating and Corporate Governance Committee of the TPL Corporation board.

Ms. Epps’s significant audit, governance, risk and compliance experience as a provider of attest and consulting services to private and public companies across multiple industries makes her well-qualified to serve on the TPL Corporation board.

Dana F. McGinnis

Mr. McGinnis is the Founder and Chief Investment Officer of Mission Advisors, LP. He served as a member of the Conversion Exploration Committee of TPL Trust from June 2019 through February 2020. Mr. McGinnis is the majority owner and principal executive of Mission Advisors, LP. Mission Advisors is a registered investment advisor which manages energy and diversified investments for individuals and institutions.

Formerly, Mr. McGinnis managed San Antonio Capital Management and launched a suite of global macroeconomic hedge funds. Mr. McGinnis began his investment advisory career in 1976 at Paine Webber/Rotan Mosle. Mr. McGinnis currently serves on the board of the Institute for Nautical Archaeology Foundation.

Mr. McGinnis is expected to serve on the Compensation Committee of the TPL Corporation board.

Mr. McGinnis’ qualifications to serve as a director include his expertise and over 40 years of experience in managing energy investments in both global and domestic markets.

John R. Norris III

Mr. Norris will serve as a Co-Chair of the TPL Corporation board. Mr. Norris has served as a Trustee of TPL Trust since 2000. Mr. Norris is a member with the law firm Norris & Weber, PLLC (“Norris & Weber”) in Dallas, Texas. Mr. Norris began working with a predecessor firm of Norris & Weber in 1979 and has stayed with the firm throughout the past 40 years. He has been continuously certified as a legal specialist in estate planning and probate law by the Texas Board of Legal Specialization since 1989. In 1995, he was elected as a Fellow of the American College of Trusts and Estate Counsel, a professional association of lawyers throughout the United States who have been recognized as outstanding practitioners in the laws of wills, trusts, estate planning and administration and related tax planning.

Mr. Norris is a member of the State Bar of Texas and the Dallas Bar Association, where he served as Chairman of the Probate, Trust & Estate section in 1995. Mr. Norris was a member of the District 6A Grievance Committee of the State Bar of Texas between 1995 and 2001, serving as its Chairperson between 1998 and 2000.

Mr. Norris’ qualifications to serve as a director include his extensive background as a practicing attorney in Dallas, Texas. In addition to his 18 years of experience as a Trustee, Mr. Norris advised and represented TPL Trust on legal matters for more than 17 years prior to his election as a Trustee.

Eric L. Oliver

Mr. Oliver currently serves as the President of SoftVest Advisors, a registered investment adviser that acts as an investment manager for private fund clients. Mr. Oliver additionally serves as the President of HeartsBluff Music Partners, LLC and Carrizo Springs Music Partners, LLC, both of which are registered investment advisers pursuant to an umbrella registration filed by SoftVest Advisors, LLC.

Previously, Mr. Oliver was President of Midland Map Company, LLC, a Permian Basin oil and gas lease and ownership map producer from 1997 until its sale in January of 2019 to Drilling-Info, and was Principal of Geologic Research Centers LLC, a log library providing geological data to the oil and gas industry with a library in Abilene, Texas, sold in 2019. Additionally, Mr. Oliver has served on the board of Texas Mutual Insurance Company since 2009, where he currently also serves as Chairman of the investment committee. He has also served as a director on the board of AMEN Properties, Inc. (OTC: AMEN) since July 2001 and was appointed Chairman of the Board in September 2002. AMEN Properties directly or indirectly owns certain oil and gas royalty and working interest properties. Furthermore, Mr. Oliver serves on the board of Abilene Christian Investment Management Company, Abilene Christian University’s endowment management company, and is a former member of the Abilene Community Foundation’s investment committee. Mr. Oliver received a B.A. in Chemistry from Abilene Christian University in 1981.

Mr. Oliver is expected to serve on the Audit Committee of the TPL Corporation board.

Mr. Oliver’s qualifications to serve as a director include his experience as an oil and gas investor, with over 22 years of experience buying and selling mineral and royalty properties, and over 35 years of experience managing investments with an emphasis in the energy market.

Murray Stahl

Mr. Stahl is the Chief Executive Officer, Chairman of the Board and co-founder of Horizon Kinetics LLC and serves as Chief Investment Officer of Horizon Kinetics Asset Management LLC, a wholly owned subsidiary of Horizon Kinetics LLC (together, “Horizon Kinetics”). He has over 30 years of investing experience and is responsible for overseeing Horizon Kinetics’ proprietary research and chairs the firm’s investment committee, which is responsible for portfolio management decisions across the entire firm. He is also the Co-Portfolio Manager for a number of registered investment companies, private funds, and institutional separate accounts. Mr. Stahl is the Chairman and Chief Executive Officer of FRMO Corp. (OTC: FRMO) and has been a director since 2001. He is also a member of the board of RENN Fund, Inc. (NYSE: RCG) (since 2017), Winland Electronics, Inc. (OTC: WELX) (since 2015), the Bermuda Stock Exchange, MSRH, LLC, and the Minneapolis Grain Exchange. Prior to co-founding Horizon Kinetics, Mr. Stahl spent 16 years at Bankers Trust Company (from 1978 to 1994) as a senior portfolio manager and research analyst. As a senior fund manager, he was responsible for investing the Utility Mutual Fund, along with three of the bank’s Common Trust Funds: The Special Opportunity Fund, The Utility Fund and The Tangible Assets Fund. He was also a member of the Equity Strategy Group and the Investment Strategy Group, which established asset allocation guidelines for the Private Bank.

Mr. Stahl is expected to serve on the Nominating and Corporate Governance Committee of the TPL Corporation board.

Mr. Stahl’s qualifications to serve as a director include his over 30 years of investment experience, including in the energy and minerals space.

Tyler Glover

Mr. Glover will serve as TPL Corporation’s President and Chief Executive Officer. Mr. Glover currently serves as Chief Executive Officer, Co-General Agent and Secretary of TPL Trust, the current parent of TPL Corporation, in which capacity he has acted since November 2016, and also currently serves as President and Chief Executive Officer of TPWR, which is currently a wholly owned subsidiary of TPL Trust, in which capacity he has acted since its formation in June 2017. Mr. Glover previously served as Assistant General Agent of TPL Trust from December 2014 to November 2016, and has over 10 years of energy services and land management experience.

Mr. Glover’s qualifications to serve as a director include his extensive industry expertise and experience as an officer at TPL Trust.

Board Classification

After the distribution, the TPL Corporation board will initially be divided into three classes. The directors designated as “Class I” directors will have terms expiring at the first annual meeting of stockholders following the distribution, which TPL Corporation expects to hold in 2021. The directors designated as “Class II” directors will have terms expiring at the second annual meeting of stockholders following the distribution, which TPL Corporation expects to hold in 2022, and the directors designated as “Class III” directors will have terms expiring at the third annual meeting of stockholders following the distribution, which TPL Corporation expects to hold in 2023. TPL Corporation expects that Class I will consist of Barbara J. Duganier, Dana F. McGinnis and Tyler Glover; Class II will consist of General Donald G. Cook, USAF (Ret.), Donna E. Epps and Eric L. Oliver; and Class III will consist of David E. Barry, John R. Norris III and Murray Stahl. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director holding office until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier, death, resignation, disqualification or removal.

Members of the TPL Corporation board will generally be elected by a majority of the votes cast with respect to each director at any meeting for the election of directors at which a quorum is present. However, in the case of a contested election, the directors shall be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For further information on rules applicable to the election of directors, see “Description of TPL Corporation Capital Stock—Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws.”

Director Independence

Following the distribution, the TPL Corporation board will consist of nine members. The TPL Corporation board is expected to affirmatively determine that all of the directors, other than Mr. Glover, who is employed by TPL Corporation, are independent under the independence standards established by the Sarbanes-Oxley Act and the applicable rules of the SEC and the NYSE.

No director may be deemed independent unless the TPL Corporation board determines that he or she has no material relationship with TPL Corporation, directly or as an officer, stockholder or partner of an organization that has a material relationship with TPL Corporation.

Co-Chairs of the TPL Corporation Board

Effective upon the completion of the distribution, John R. Norris III and David E. Barry will jointly serve as chairs of the TPL Corporation board (together, the “Co-Chairs”). Given their extensive experience as Trustees of TPL Trust, Messrs. Norris and Barry are uniquely suited to lead the TPL Corporation board with their deep understanding of the TPL Business and well-developed relationship with management. Neither Mr. Norris nor Mr. Barry will serve on any committee of the TPL Corporation board so that they can devote their time and efforts to establishing the TPL Corporation board’s agendas and materials, working with management, coordinating activities with the committees of the TPL Corporation board and transferring their knowledge of the TPL Business to the other members of the TPL Corporation board.

Committees of the TPL Corporation Board

Effective upon the completion of the distribution, the TPL Corporation board will have a standing Audit Committee, Nominating and Corporate Governance Committee and a Compensation Committee. The TPL Corporation board will adopt a written charter for each of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee that will describe such committee’s responsibilities, authority and resources in greater detail. The charters of the committees will be posted on our website in connection with the distribution.

Audit Committee

Barbara J. Duganier, Donna E. Epps, and Eric L. Oliver are expected to be members of the Audit Committee effective as of the distribution date. Ms. Epps is expected to be the chairperson of the Audit Committee effective as of the distribution date. It is expected that the TPL Corporation board will determine that each member of the Audit Committee is financially literate and that each of Ms. Duganier and Ms. Epps is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, it is anticipated that the TPL Corporation board will determine after the distribution that each of Ms. Duganier, Ms. Epps and Mr. Oliver meets the independence requirements for service on the Audit Committee in accordance with the rules of the NYSE and Section 10A(m)(3) of the Exchange Act. The Audit Committee will meet with such frequency and at such intervals as the Audit Committee deems necessary to carry out its duties and responsibilities and will assist the TPL Corporation board in fulfilling its oversight responsibilities. The primary functions of the Audit Committee will consist of, among other things:

●	appointing, retaining, and terminating the independent auditor and resolving any disagreements that arise between management and the independent auditor regarding accounting and financial reporting;

●	assisting the TPL Corporation board in its oversight of the integrity of TPL Corporation’s financial statements;

●	assisting the TPL Corporation board in its oversight of TPL Corporation’s compliance with legal and regulatory requirements;

●	reviewing annually reports related to the qualifications and independence of TPL Corporation’s independent auditor;

●	assisting the TPL Corporation board in its oversight of the performance of TPL Corporation’s internal auditing function and the independent auditor;

●	reviewing internal audit’s plan, staffing, activities and resources;

●	pre-approving all audit and permitted non-audit and tax services to be provided to TPL Corporation by the independent auditor;

●	reviewing and approving any transaction between TPL Corporation and any related person in accordance with TPL Corporation’s related person transaction policy; and

●	reviewing TPL Corporation’s financial reporting process based on consultation with the independent auditor.

With respect to TPL Corporation’s reporting and disclosure matters, the responsibilities and duties of the Audit Committee will include meeting to review and discuss TPL Corporation’s annual audited financial statements and quarterly financial statements with management and the independent auditor prior to inclusion in TPL Corporation’s Annual Report on Form 10-K or other public filings in accordance with applicable rules and regulations of the SEC.

Nominating and Corporate Governance Committee

General Donald G. Cook, USAF (Ret.), Donna E. Epps and Murray Stahl are expected to be the members of the Nominating and Corporate Governance Committee. General Cook is expected to be the chairperson of the Nominating and Corporate Governance Committee. It is expected that the TPL Corporation board will determine that each of General Cook, Ms. Epps and Mr. Stahl meets the independence requirements for service on the Nominating and Corporate Governance Committee in accordance with the rules of the NYSE. The primary functions of the Nominating and Corporate Governance Committee will consist of:

●	identifying, evaluating and recommending individuals qualified to become members of the TPL Corporation board, consistent with criteria approved by the TPL Corporation board;

●	making recommendations to the TPL Corporation board regarding the selection of director nominees to stand for election at each annual meeting of stockholders of TPL Corporation or to fill vacancies on the TPL Corporation board or committees;

●	reviewing, periodically, the committee structure of the TPL Corporation board and recommending any changes to committee structure, the appointment of directors to committees and the assignment of committee chairs;

●	developing and recommending to the TPL Corporation board a set of corporate governance guidelines and code of business conduct and ethics for TPL Corporation;

●	overseeing the annual performance evaluation of the TPL Corporation board and its committees; and

●	overseeing the annual performance evaluation of management, which may be delegated to the Compensation Committee.

Compensation Committee

General Donald G. Cook, USAF (Ret.), Barbara J. Duganier and Dana F. McGinnis are expected to be the members of the Compensation Committee. Ms. Duganier is expected to be the chairperson of the Compensation Committee. It is expected that the TPL Corporation board will determine that each of General Cook, Ms. Duganier and Mr. McGinnis is independent, as defined by the rules of the NYSE and that they qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The primary functions of the Compensation Committee will consist of:

●	reviewing and approving annually corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating at least annually the Chief Executive Officer’s performance in light of those goals and objectives and determining and approving the Chief Executive Officer’s compensation, including salary, bonus, fees, benefits, incentive awards and perquisites, based on this evaluation;

●	reviewing, making recommendations to the TPL Corporation board with respect to and approving the compensation of TPL Corporation’s executive officers other than the Chief Executive Officer, including, salaries, bonuses, fees, benefits, incentive awards and perquisites;

●	reviewing, approving and making recommendations to the TPL Corporation board regarding TPL Corporation’s compensation plans; and

●	reviewing and making recommendations to TPL Corporation’s board regarding compensation for non-employee directors.

With respect to TPL Corporation’s disclosure and reporting matters, the responsibilities and duties of the Compensation Committee will also include meeting to review and discuss with management the compensation discussion and analysis required to be included in TPL Corporation’s annual report and proxy statement.

TPL Corporation Compensation Committee Interlocks and Insider Participation

Each of the Trustees of TPL Trust is a member of the Nominating, Compensation and Governance Committee of the Trustees. None of the Trustees is, or has been in the past, an officer or employee of TPL Trust. None of the Trustees had any relationship requiring disclosure by TPL Trust pursuant to Item 404 of Regulation S-K. There are no interlocking relationships requiring disclosure by TPL Trust pursuant to Item 407(e)(4)(iii) of Regulation S-K.

Prior to the corporate reorganization, TPL Corporation was not an independent company, and did not have a compensation committee or any other committee serving a similar function.

Corporate Governance

TPL Corporation will be committed to conducting its business in accordance with the highest level of ethical and corporate governance standards. The TPL Corporation board expects to periodically review its corporate governance practices and take other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by stockholders. The following describes some of the actions TPL Corporation expects to take to help ensure that TPL Corporation’s conduct earns the respect and trust of stockholders, customers, business partners, employees and the communities in which we live and work.

Governance Guidelines and Codes

In connection with the corporate reorganization and distribution, the TPL Corporation board will adopt written corporate governance guidelines that set forth the responsibilities of the TPL Corporation board and the qualifications of its members and the members of its standing committees. Additionally, the TPL Corporation board will adopt a code of business conduct and ethics setting forth standards applicable to all of TPL Corporation’s companies and their officers, directors and employees and charters for each of its standing committees. All of these documents (referred to collectively as “governance materials”) will be available on TPL Corporation’s website in connection with the distribution.

Communication with Directors

The TPL Corporation board will be committed to meaningful engagement with stockholders and will welcome input and suggestions. Information regarding how stockholders can contact the Co-Chairs or non-management members of the TPL Corporation board will be posted on our website following the distribution. Information regarding how stockholders and other interested parties can communicate issues or complaints regarding questionable accounting controls or auditing matters to the Audit Committee will be posted on our website following the distribution.

TPL Corporation Board Leadership Structure and Risk Oversight

The Co-Chairs of the TPL Corporation board are independent directors and TPL Corporation expects that the future chair or co-chairs of the TPL Corporation board will also be independent. TPL Corporation believes that having an independent chair or independent co-chairs of the TPL Corporation board will provide strong leadership for the TPL Corporation board and help ensure critical and independent thinking with respect to TPL Corporation’s strategy and performance. TPL Corporation’s Chief Executive Officer is also expected to serve as a member of the TPL Corporation board as the management representative. TPL Corporation believes this is important to make information and insight directly available to the directors in their deliberations. This structure gives TPL Corporation an appropriate, well-functioning balance between non-management and management directors that combines experience, accountability and effective risk oversight.

TPL Corporation believes that risk oversight is the responsibility of the TPL Corporation board as a whole and not of any one of its committees. The TPL Corporation board will periodically review the processes established by management to identify and manage risks and communicate with management about these processes. In addition to these measures, the Audit Committee will discuss policies with respect to risk assessment and risk management, TPL Corporation’s major litigation and financial risk exposures and the steps management has taken to monitor and control such exposures.

Audit Committee Procedures

The Audit Committee expects to meet separately and periodically with TPL Corporation’s independent auditor, TPL Corporation’s chief financial officer and a representative of the internal audit function to assess certain matters, including the status of the independent audit process, management and the independent auditor’s assessments of TPL Corporation’s financial reporting and internal controls, TPL Corporation’s compliance with legal and regulatory requirements, and management’s views as to the competence, performance and independence of the independent auditor. In addition, the Audit Committee, as a whole, will review and meet to discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor. The Audit Committee will make a recommendation to the TPL Corporation board each year as to whether the annual audited financial statements should be included in TPL Corporation’s Annual Report on Form 10-K.

Procedures for Approval of Related Person Transactions

TPL Corporation expects that it will generally not engage in transactions in which TPL Corporation’s executive officers or directors (or any of their immediate family members) or any of TPL Corporation’s stockholders owning 5% or more of TPL Corporation’s outstanding shares of common stock have a material interest. Should a proposed transaction or series of similar transactions involve any such persons in an amount that exceeds $120,000 in any fiscal year, it will be subject to review and approval by the Audit Committee in accordance with a written policy and procedures adopted by the TPL Corporation board in effect as of the distribution date. Transactions entered into that were not related person transactions at the time that they were consummated, but that later become related person transactions during the course of the transaction will also be subject to review by the Audit Committee in accordance with a written policy adopted by the TPL Corporation board.

Insider Trading Policy

It is expected that the TPL Corporation board will establish an insider trading policy which will, among other things, require insiders to: (a) refrain from trading in securities of TPL Corporation during certain blackout periods and when they are in possession of any material, non-public information; (b) clear all trades in securities of TPL Corporation with a designated officer prior to execution; and (c) prohibit insiders from hedging ownership of securities of TPL Corporation. The trading restrictions set forth in the policy will not apply to trades made pursuant to a properly qualified and adopted Rule 10b5-1 trading plan, if any such plan is adopted by an insider.

Qualification and Nominations of Directors

The Nominating and Corporate Governance Committee charter is expected to provide that the Nominating and Corporate Governance Committee screen, recruit and interview individuals that the Nominating and Corporate Governance Committee believes are qualified to become members of the TPL Corporation board, consistent with criteria approved by the TPL Corporation board from time to time, and to recommend to the TPL Corporation board the (a) director nominees to be selected by the TPL Corporation board to stand for election or re-election at the annual meeting of stockholders and (b) director candidates to be appointed by the TPL Corporation board to fill vacancies and newly created directorships. The Nominating and Corporate Governance Committee is expected to review periodically the size of the TPL Corporation board and oversee an annual self-evaluation of the TPL Corporation board and its committees. The Nominating and Corporate Governance Committee may also consider such other factors as it may deem to be in the best interests of TPL Corporation and its stockholders. TPL Corporation believes it appropriate and important that at least one key member of TPL Corporation’s management participate as a member of the TPL Corporation board. In appropriate circumstances, this number may be increased to two.

Pursuant to the stockholders’ agreement, Messrs. McGinnis, Oliver and Stahl will be appointed to the TPL Corporation board immediately following the distribution. As a condition to their appointment to the TPL Corporation board, each of Messrs. McGinnis, Oliver and Stahl provided to TPL Trust and TPL Corporation, among other things, a completed director questionnaire with respect to each such candidate’s background and qualifications. On the basis of these questionnaires and other information obtained by TPL Trust prior to the corporate reorganization, the directors of TPL Corporation prior to the corporate reorganization, Messrs. Barry and Norris, determined that Messrs. McGinnis, Oliver and Stahl were suitable candidates for membership on the TPL Corporation board and that each satisfy the independence standards established by the Sarbanes-Oxley Act and the applicable rules of the SEC and the NYSE. For further detail on the stockholders’ agreement, see “Certain Relationships and Related Person Transactions—Stockholders’ Agreement.”

General Cook, Ms. Duganier, Ms. Epps and Mr. Glover will also be appointed to the TPL Corporation board effective upon the completion of the distribution. As a condition to their appointment to the TPL Corporation board, each of General Cook, Ms. Duganier, Ms. Epps and Mr. Glover completed a director questionnaire with respect to each such candidate’s background and qualifications. On the basis of these questionnaires and other information obtained by TPL Trust prior to the corporate reorganization, Messrs. Barry and Norris determined that General Cook, Ms. Duganier, Ms. Epps and Mr. Glover were suitable candidates for membership on the TPL Corporation board. Messrs. Barry and Norris determined that General Cook, Ms. Duganier and Ms. Epps also satisfy the independence standards established by the Sarbanes-Oxley Act and the applicable rules of the SEC and the NYSE. Mr. Glover does not satisfy such independence standards due to his position as an officer of TPL Corporation. Messrs. Barry and Norris believed nevertheless that the appointment of Mr. Glover to the TPL Corporation board effective upon the completion of the distribution would be appropriate as he will serve as President and Chief Executive Officer of TPL Corporation following the distribution.

Whenever the Nominating and Corporate Governance Committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to the TPL Corporation board is required or advisable, it will consider recommendations from directors, management, stockholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by stockholders in the same manner as nominees recommended from other sources. Stockholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the committee, care of the board of directors. Stockholders who wish to nominate an individual for election as a director directly, without going through the Nominating and Corporate Governance Committee, must comply with the procedures in TPL Corporation’s amended and restated bylaws.

Executive and Director Compensation

Introduction

TPL Corporation is currently a wholly owned subsidiary of TPL Trust and the Nominating, Compensation and Governance Committee of TPL Trust determined past executive compensation. After the corporate reorganization, the Compensation Committee of TPL Corporation and the TPL Corporation board will determine TPL Corporation’s executive compensation.

This Executive Compensation section presents historical TPL Trust compensation information for Tyler Glover, Robert J. Packer and Sameer Parasnis each of whom was a named executive officer (“Named Executive Officer”) of TPL Trust for the year ended December 31, 2019. Mr. Glover serves as the President and Chief Executive Officer and Mr. Packer serves as Chief Financial Officer of TPL Corporation and each is expected to continue to serve in these roles following the distribution.

Compensation Discussion and Analysis

TPL Trust’s compensation program is designed to reward the performance of the Named Executive Officers in achieving TPL Trust’s primary goals of protecting and maintaining the assets of TPL Trust. The compensation program consists principally of a salary and an annual cash bonus. Base salaries provide our Named Executive Officers with a steady income stream that is not contingent on TPL Trust’s performance, while the addition of a cash bonus allows the Nominating, Compensation and Governance Committee flexibility to recognize and reward the Named Executive Officers’ contributions to TPL Trust’s performance in a given year. Salaries are reviewed annually and salary increases and the amounts of cash bonuses are determined by the Nominating, Compensation and Governance Committee of TPL Trust based upon an evaluation of the Named Executive Officer’s performance against the goals and objectives of TPL Trust in accordance with the relevant employment agreements in effect. See “Executive and Director Compensation—Employment Agreements” below. In accordance with the employment agreements, final bonus amounts for a completed year may be finalized during the first quarter of the following year. Differences in salary for the Named Executive Officers may reflect the differing responsibilities of their respective positions, the differing levels of experience of the individuals and internal pay equity considerations.

TPL Trust has not incorporated equity-related or other long-term compensation elements in its compensation programs. The Declaration of Trust, pursuant to which TPL Trust was created, empowers the Trustees to manage the lands with all the powers of an absolute owner. At their discretion, the Trustees may pay dividends to the certificate holders or repurchase and cancel outstanding certificates. In view of that general directive to the Trustees, the issuance of equity to executive officers has not been made a part of TPL Trust’s compensation program.

As part of its compensation program TPL Trust maintains both a qualified defined benefit pension plan and a qualified defined contribution plan that are both available to employees generally, as well as to the Named Executive Officers. These plans are designed to assist employees in planning adequately for their retirement.

The Nominating, Compensation and Governance Committee of TPL Trust has the sole authority to determine the compensation of the Named Executive Officers.

Compensation Consultant

During 2018, TPL Trust engaged Alvarez & Marsal (“A&M”) as an independent compensation consultant to TPL Trust’s Nominating, Compensation and Governance Committee. A&M reported to, and worked at the direction of TPL Trust’s Nominating, Compensation and Governance Committee. A&M provides no services to and earns no fees from TPL Trust outside of its engagement with the Nominating, Compensation and Corporate Governance Committee. TPL Trust’s Nominating, Compensation and Governance Committee determined that A&M is independent from management based upon the consideration of various relevant factors, including that A&M does not provide any services to TPL Trust except advisory services to the Nominating, Compensation and Governance Committee, and that A&M has and adheres to policies and procedures that are designed to prevent conflicts of interest.

To provide assistance in setting initial compensation for non-employee directors of TPL Corporation, TPL Trust retained A&M. A&M presented to the Conversion Exploration Committee regarding appropriate compensation for non-employee directors and the initial non-employee director compensation levels were set based upon the information provided by A&M and in consultation with those who have agreed to serve as non-employee directors of the TPL Corporation board.

The Compensation Committee is expected to select an independent compensation consultant to assist the Compensation Committee in fulfilling its responsibilities related to the oversight of TPL Corporation’s executive officer and non-employee director compensation. In general, we expect the independent compensation consultant to develop pay strategies regarding our executive officers, including our CEO, and non-employee directors, which the consultant will provide to the Compensation Committee. The Compensation Committee and the consultant will then review and discuss matters involving executive officer and non-employee director compensation. After this review, we expect that the Compensation Committee will make its own recommendations to the TPL Corporation board regarding, among other things (a) the compensation of the CEO and executive officers including salary, bonus, fees, benefits, incentive awards and perquisites and (b) compensation for TPL Corporation’s non-employee directors.

Summary Compensation Table

The following table sets forth information concerning compensation for services in all capacities awarded to, earned by, or paid to, TPL Trust’s Named Executive Officers:

Name and Position	Year	Salary	Bonus (1)	Change in Actuarial Present Value of Accumulated Benefits (2)	All Other Compensation (3)(4)	Total
Tyler Glover	2019	$800,000	$2,900,000	$70,515	$19,000	$3,789,515
General Agent, Chief Executive	2018	$480,167	$1,800,000	$13,358	$18,500	$2,312,025
Officer and Secretary	2017	$381,250	$300,000	$24,810	$18,000	$724,060

Robert J. Packer	2019	$800,000	$2,900,000	$101,139	$32,866	$3,834,005
General Agent and Chief	2018	$480,167	$1,800,000	$30,611	$18,500	$2,329,278
Financial Officer	2017	$381,250	$300,000	$42,639	$29,000	$752,889

Sameer Parasnis(5)	2019	$350,150	$1,400,000	$—	$—	$1,750,150
Chief Commercial Officer and Executive Vice President

(1)	For 2019, represents the bonus amount approved by the Trustees at their February 2020 meeting, accrued as of December 31, 2019 and paid on February 28, 2020. Mr. Parasnis’s 2019 bonus amount includes a $50,000 bonus that was paid during 2019.

(2)	Represents the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to TPL Trust’s audited consolidated financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to TPL Trust’s audited consolidated financial statements for the covered fiscal year.

(3)	Represents contributions by TPL Trust to the account of the Named Executive Officer under TPL Trust’s defined contribution retirement plan.

(4)	The aggregate value of the perquisites and other personal benefits, if any, received by the Named Executive Officer for all years presented have not been reflected in the table because the amount was below the SEC’s $10,000 threshold for disclosure except for Mr. Packer, whose perquisites consisted of $10,594 and $11,000 in automobile allowance for 2019 and 2017, respectively.

(5)	Mr. Parasnis joined TPL Trust as Chief Commercial Officer and Executive Vice President effective July 1, 2019. As of December 31, 2019, Mr. Parasnis was not eligible to participate in the defined benefit and actuarial pension plans of TPL Trust. Effective June 24, 2020, Mr. Parasnis’s employment with TPL Trust ceased.

Pay Ratio Disclosure

For purposes of calculating the 2019 ratio of the median annual total compensation of all employees to the total annual compensation of the Chief Executive Officer, TPL Trust included base salary and annual bonus amounts in its calculation of annual total compensation. TPL Trust used December 31, 2019 as its measurement date. Base salary amounts were annualized for any employee who had less than a full year of service during 2019. Total compensation for Mr. Glover, TPL Trust’s Chief Executive Officer, was determined to be $3,700,000 and was approximately 33 times the median annual compensation of all TPL Trust employees, excluding TPL Trust’s Chief Executive Officer, of $112,000. For purposes of this calculation, TPL Trust had 93 employees, excluding TPL Trust’s Chief Executive Officer.

Employment Agreements

On August 8, 2019, TPL Trust entered into employment agreements (the “employment agreements”) with Mr. Glover, its General Agent and Chief Executive Officer (the “Glover Agreement”), Mr. Packer, its General Agent and Chief Financial Officer (the “Packer Agreement”) and Mr. Parasnis, its Chief Commercial Officer and Executive Vice President (the “Parasnis Agreement”). The employment agreements were effective as of July 1, 2019. Effective upon the distribution, TPL Corporation will enter into amended and restated employment agreements with each of Messrs. Glover and Packer. The amended and restated employment agreements are being entered to confirm the assumption by TPL Corporation of the obligations of TPL Trust under the Glover Agreement and Packer Agreement and the increase in base salary that Messrs. Glover and Packer received in 2020.

Pursuant to their employment agreements, Mr. Glover and Mr. Packer will each receive a base salary of $800,000 per annum subject to annual review (increased to $850,000 with respect to 2020), and be eligible for an annual cash bonus of up to 300% of such base salary for achievement of specified performance targets, except that with respect to Mr. Glover and Mr. Packer, the cash bonus for the calendar year 2019 will be at least 100% of the cash bonus paid with respect to 2018, as established by the Nominating, Compensation and Governance Committee of TPL Trust. Until TPL Trust establishes an equity compensation plan, Mr. Glover and Mr. Packer are required to use at least 25% of their cash bonuses (net of estimated taxes) to purchase sub-share certificates (and following the distribution, TPL Corporation common stock). Pursuant to the Parasnis Agreement, Mr. Parasnis received a base salary of $700,000 per annum. The term of each of the Glover Agreement and the Packer Agreement ends on December 31, 2020, with automatic one year extensions unless notice not to renew is given by either party at least 120 days prior to the relevant end date.

Each of the Glover Agreement and Packer Agreement provides for payment of severance benefits if the officer’s employment is terminated by TPL Trust without cause or by the officer for good reason, provided that the officer executes a general waiver and release of claims and complies with the restrictive covenants described below. The severance benefits include: (a) accrued but unpaid bonuses and vested long-term incentive benefits; (b) a pro rata bonus for the year of termination (if such termination occurs after the first calendar quarter); (c) up to 18 months of COBRA premiums for continued group health, dental and vision coverage for the officer and his dependents, paid for by TPL Trust; and (d) if such termination occurs during the first 15 months of the term, an amount equal to two times the average of his base salary and cash bonus for the preceding two years, which amount will be reduced to one times such average for the preceding year if such termination occurs after the first 15 months of the term. If the officer’s employment is terminated by TPL Trust without cause, by the officer for good reason, or upon failure of TPL Trust to renew the term of the employment agreement, in all such cases, within 24 months following a change in control of TPL Trust as defined in the employment agreements, then, in lieu of the amount specified in clause (d), the officer will be entitled to an amount equal to 2.99 times the greater of (a) the average of his base salary and cash bonus for the two years preceding the change in control and (b) his base salary and target cash bonus for the year of the change in control. If the officer’s employment terminates due to death or disability, he will be entitled to the benefits described in clauses (a) and (b) above. The officer will also be entitled to payment of accrued but unpaid salary, accrued but unused vacation, unsubsidized COBRA benefits, and unreimbursed business expenses following termination of employment for any reason.

The Glover Agreement and Packer Agreement provide that Mr. Glover and Mr. Packer will be entitled to participate in all benefit plans provided to TPL Trust’s executives of like status from time to time in accordance with the applicable plan, policy or practices of TPL Trust, as well as in any long-term incentive program established by TPL Trust. They also provide for four weeks of annual paid vacation, reimbursement of business expenses, and indemnification rights.

Each employment agreement contains restrictive covenants prohibiting the officer from disclosing TPL Trust’s confidential information at any time, from competing with TPL Trust in specified counties where TPL Trust does business during his employment, subject to certain exceptions, and for one year thereafter (or six months thereafter if he terminates his employment voluntarily without good reason), and from soliciting TPL Trust’s clients, suppliers and business partners during his employment and for one year thereafter.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Actuarial Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Tyler Glover	Restated Texas Pacific Land Trust Revised Employees’ Pension Plan	7.0	$130,345	$—
Robert J. Packer	Restated Texas Pacific Land Trust Revised Employees’ Pension Plan	7.5	$225,139	$—
Sameer Parasnis(1)	Restated Texas Pacific Land Trust Revised Employees’ Pension Plan	—	$—	$—

(1)	Mr. Parasnis joined TPL Trust as Chief Commercial Officer and Executive Vice President effective July 1, 2019. As of December 31, 2019, Mr. Parasnis was not eligible to participate in the pension plan of TPL Trust. Effective June 24, 2020, Mr. Parasnis’s employment with TPL Trust ceased.

The Restated Texas Pacific Land Trust Revised Employees’ Pension Plan is a noncontributory defined benefit pension plan qualified under Section 401 of the Internal Revenue Code in which our employees, excluding the Trustees, participate. The remuneration covered by the Plan is the participant’s base compensation up to certain limits specified in the Internal Revenue Code (“Eligible Compensation”). The Plan provides a normal retirement benefit equal to 1.5% of a participant’s average Eligible Compensation for the last five years prior to retirement for each year of Credited Service under the Plan. Credited Service is earned from the participant’s date of membership in the Plan, which is generally the earlier of January 1 or July 1 following completion of the participant’s first year of service for TPL Trust. For information concerning the valuation method and material assumptions used in quantifying the present value of the Named Executive Officers’ current accrued benefits, see Note 6, “Employee Benefit Plans” of the Notes to Financial Statements included elsewhere in this information statement.

As of December 31, 2019, the annual accrued normal retirement benefits are estimated to be $22,645 and $24,909 for Mr. Glover and Mr. Packer, respectively.

The Plan provides for early retirement after the participant attains age 50 and completes 20 years of service with TPL Trust. Early retirement benefits are calculated in the same manner as the normal retirement benefit, but are reduced by 1/15 for each of the first five years and 1/30 for each of the next five years that benefits commence prior to the Plan’s normal retirement age of 65. If benefits commence more than 10 years prior to normal retirement, the early retirement benefit is reduced actuarially for each year prior to age 55. None of the Named Executive Officers are currently eligible for early retirement benefits.

Trustee Compensation Table

The following table sets forth information concerning compensation paid to the Trustees during the year ended December 31, 2019:

Name	Fees Earned or Paid in Cash	Total
John R. Norris III	$104,000	$104,000
David E. Barry	$104,000	$104,000
Maurice Meyer III (resigned effective February 25, 2019)	$26,000	$26,000

Trustees do not receive additional compensation for service on a committee or for attendance at meetings.

Compensation Committee Report

The Nominating, Compensation and Governance Committee of TPL Trust has reviewed and discussed the Compensation Discussion and Analysis section of this Form 10, and based on such review and discussion, recommended that it be included in this Report.

Non-Employee Director Compensation

Compensation for non-employee directors will be subject to the review and approval of the TPL Corporation board or the Compensation Committee following the distribution. The TPL Corporation board has approved a compensation policy for non-employee directors that is designed to enable ongoing attraction and retention of highly qualified directors and to address the time, effort, expertise and accountability required of active TPL Corporation board membership. The following table shows the initial annual retainers for non-employee directors.

Name	Cash
All directors (base retainer)	$210,000
Incremental Amount above Base Retainer*
TPL Corporation board co-chair	$40,000
Committee service (per committee)	$10,000
Audit Committee chair	$10,000
Nominating and Corporate Governance Committee chair	$5,000
Compensation Committee chair	$5,000

* Directors serving in multiple leadership roles receive incremental compensation for each role.

Directors are not expected to receive additional compensation for attending regularly scheduled TPL Corporation board or committee meetings.

For less than full years of service, including 2020, the compensation paid to the non-employee directors will be prorated based on the number of days they served as directors.

Our employee director, Mr. Glover, will not receive any compensation for his service as a director for 2020. For the compensation received by Mr. Glover, see “Executive and Director Compensation—Summary Compensation Table.”

Certain Relationships and Related Person Transactions

Forms of the material agreements described below have been filed as exhibits to the registration statement on Form 10 of which this information statement forms a part, and the summaries below set forth material terms of such agreements. The summaries of the material agreements are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement.

Procedures for Approval of Related Person Transactions

TPL Corporation expects that it will generally not engage in transactions in which TPL Corporation’s senior executive officers or directors, or any of their immediate family members or any of TPL Corporation’s stockholders owning 5% or more of TPL Corporation’s outstanding shares of common stock have a material interest. Should a proposed transaction or series of similar transactions involve any such persons in an amount that exceeds $120,000 in any fiscal year, it will be subject to review and approval by the Audit Committee in accordance with a written policy and procedures adopted by the TPL Corporation board in effect as of the distribution date. Transactions entered into that were not related person transactions at the time that they were consummated, but that later become related person transactions during the course of the transaction will also be subject to review by the Audit Committee in accordance with a written policy adopted by the TPL Corporation board.

The Distribution by TPL Trust

Prior to the market opening on January 11, 2021, TPL Trust will distribute all of the issued and outstanding shares of TPL Corporation common stock to the sub-share certificate holders that hold sub-share certificates as of such date prior to the market opening on a pro rata, one-for-one basis in accordance with their interests in TPL Trust. Completion of the distribution will be subject to satisfaction or waiver of the conditions to the corporate reorganization and distribution. See “The Corporate Reorganization and Distribution—Conditions to the Distribution.”

Material Agreements of TPL Corporation

Following the corporate reorganization and distribution, TPL Corporation will operate as an independent public company and TPL Trust will be liquidated. Prior to the distribution, TPL Corporation and TPL Trust will enter into a contribution agreement (the “Contribution Agreement”), pursuant to which: (a) TPL Trust will transfer, among other things, all of the equity interests in TPL HoldCo from TPL Trust to TPL Corporation, and (b) TPL Corporation will issue all of its remaining authorized shares of TPL Corporation common stock to TPL Trust. As a result of such issuance, TPL Trust will hold, immediately prior to the distribution, all of the issued and outstanding shares of TPL Corporation common stock. In addition, TPL Corporation will enter into, adopt or assume the following agreements in connection with the distribution:

●	amended and restated employment agreements with certain officers of TPL Trust;

●

indemnification agreements with the directors of TPL Corporation, in addition to other indemnification obligations that will be assumed by TPL Corporation as a result of the corporate reorganization; and

●	the stockholders’ agreement with certain sub-share certificate holders.

As discussed below, in connection with the corporate reorganization, TPL Trust previously entered into, on June 11, 2020, the stockholders’ agreement. The terms of the other agreements described below have not yet been finalized; changes to these agreements, some of which may be material, may be made prior to the corporate reorganization.

Contribution Agreement

The Contribution Agreement will set forth TPL Corporation’s agreement with TPL Trust regarding the principal transactions necessary to transfer all of the equity interests in TPL HoldCo from TPL Trust to TPL Corporation. The consummation of the Contribution Agreement will have the effect of transferring the TPL Business from TPL HoldCo to TPL Corporation. TPL Corporation and TPL Trust intend to enter into the Contribution Agreement immediately before the distribution of TPL Corporation common stock to the sub-share certificate holders.

Transfer of Membership Interests

The Contribution Agreement will set forth when and how TPL Trust will transfer, among other things, all of the equity interests in TPL HoldCo to TPL Corporation. In particular, the Contribution Agreement will provide that, subject to the terms and conditions contained in the agreement:

●	TPL Trust will contribute to TPL Corporation all of TPL Trust’s right, title and interest to, and all responsibilities and liabilities related to and arising from the equity interests in TPL HoldCo;

●	TPL Corporation will agree to accept the contributions and agree to be subject to all rights, obligations and liabilities of, and arising under, the contributed equity; and

●	as consideration for the contributions, TPL Corporation will also agree to issue all of its remaining authorized shares of TPL Corporation common stock to TPL Trust. As a result of such issuance, TPL Trust will hold, immediately prior to the distribution, all of the issued and outstanding shares of TPL Corporation common stock.

Indemnification by TPL Corporation

Under the Contribution Agreement, TPL Corporation will indemnify, defend and hold harmless TPL Trust, the Trustees, the successors of the Trustees and each officer, legal agent or fiduciary of TPL Trust, in each case, when acting in such capacity against all losses, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or reasonable amounts that are paid in settlement in connection with any legal proceeding to which such indemnified person is a party or is otherwise involved based on: (a) the fact that such person is or was a trustee, director, officer, employee or fiduciary of TPL Trust or is or was serving at the request of TPL Trust; (b) anything done or not done by such person in any such capacity; or (c) the Contribution Agreement.

Choice of Law

The Contribution Agreement will be governed by the laws of the State of Texas, and TPL Trust and TPL HoldCo will submit to the jurisdiction of the district courts of Dallas County, Texas.

Amended and Restated Employment Agreements

For further information regarding the amended and restated employment agreements between TPL Corporation and each of Messrs. Glover and Packer, see “Executive and Director Compensation—Employment Agreements.”

Indemnification Agreements

We expect to enter into indemnification agreements with each of our directors and we may enter into indemnification agreements with our future executive officers (all such agreements, the “indemnification agreements,” and such persons under the indemnification agreements, the “indemnitees”). The indemnification agreements will provide that TPL Corporation will indemnify, defend and hold harmless the indemnitees, to the fullest extent permitted by applicable law, against losses and expenses arising from the indemnitees becoming a party to any action or other legal proceeding related to their affiliation with TPL Corporation or any individual, entity or trust that was a predecessor in interest to the assets of TPL Corporation. Under the indemnification agreements, TPL Corporation will additionally undertake to advance to the indemnitees, to the fullest extent permitted by applicable law, funds to pay for expenses related to such matters, including attorneys’ fees.

Other Indemnification Obligations

As a result of the effectuation of the Contribution Agreement, TPL Corporation will assume certain indemnification obligations of TPL Trust in respect of the Trustees and officers of TPL Trust, including the following:

On June 30, 2020, TPL Trust entered into indemnification agreements with each of the Trustees. The indemnification agreements are identical in form and together provide that, subject to certain limitations set forth therein, TPL Trust will indemnify the Trustees to the fullest extent permitted by applicable law against losses or expenses incurred in relation to the Trustees’ service to TPL Trust. The indemnification agreements also provide that TPL Trust will advance expenses, subject to certain limitations, to each Trustee in connection with proceedings covered by the indemnification agreement.

Prior to the distribution, TPL Trust will enter into a contribution agreement with TPL HoldCo, a wholly owned subsidiary of TPL Trust, pursuant to which TPL Trust will transfer the TPL Business to TPL HoldCo (the “HoldCo contribution agreement”), excluding the equity in TPL HoldCo and TPL Corporation, which at such time will be a wholly owned subsidiary of TPL Trust. Under this agreement, TPL HoldCo will indemnify, defend and hold harmless TPL Trust, the Trustees, the successors of the Trustees, and each officer, legal agent or fiduciary of TPL Trust, in each case, when acting in such capacity against all losses, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or reasonable amounts that are paid in settlement in connection with any legal proceeding to which such indemnified person is a party or is otherwise involved based on: (a) the fact that such person is or was a trustee, director, officer, employee or fiduciary of TPL Trust or is or was serving at the request of TPL Trust; (b) anything done by such person in any such capacity; or (c) the HoldCo contribution agreement.

See also “Description of TPL Corporation Capital Stock” for the discussion of indemnification of TPL Corporation’s officers and directors under the organizational documents of TPL Corporation.

Stockholders’ Agreement

On June 11, 2020, TPL Trust entered into a stockholders’ agreement with Horizon Kinetics LLC and Horizon Kinetics Asset Management LLC (together with Horizon Kinetics LLC and its affiliates, “Horizon”), SoftVest Advisors, LLC (“SoftVest Advisors”) and SoftVest, L.P. (together with SoftVest Advisors and its affiliates, “SoftVest,” and together with Horizon, the “investor group”), and Mission Advisors, LP (“Mission” and together with the investor group, collectively, the “stockholder parties”) (the “stockholders’ agreement”).

The stockholders’ agreement provides that, effective immediately following the distribution, (a) the TPL Corporation board shall be divided into three classes of directors, with directors in each class serving staggered, three-year terms and (b) (i) Dana F. McGinnis, the director designated by Mission (the “Mission designee”), will be appointed to Class I of the TPL Corporation board (with a term expiring in 2021), (ii) Eric L. Oliver, the director designated by SoftVest (the “SoftVest designee”), will be appointed to Class II of the TPL Corporation board (with a term expiring in 2022) and (iii) Murray Stahl, the director designated by Horizon (the “Horizon designee” and together with the SoftVest designee and the Mission designee, the “stockholder designees”), will be appointed to Class III of the TPL Corporation board (with a term expiring in 2023).

The stockholders’ agreement also provides, among other things, that during the term of the stockholders’ agreement (and for so long thereafter as, for any stockholder party, the terms of the stockholders’ agreement may survive and continue to obligate such stockholder party in accordance with the terms of the stockholders’ agreement): the stockholder parties and stockholder designees shall be subject to customary standstill restrictions relating to, among other things, director nominations, stockholder proposals, proxy contests, other activist campaigns and limitations on beneficial ownership of TPL Corporation common stock; the stockholder parties will vote all of their shares of TPL Corporation common stock at each annual or special meeting of stockholders of TPL Corporation in accordance with the TPL Corporation board’s recommendations, subject to certain exceptions; no party will initiate any lawsuit against the other party, subject to certain exceptions; and each stockholder party will be permitted to receive confidential information for as long as its respective stockholder designee serves as a director, subject to certain restrictions and a confidentiality agreement entered into by each stockholder party and its respective stockholder designee, as a condition to each stockholder designee’s appointment to the TPL Corporation board.

As a condition to appointment to the TPL Corporation board, the Horizon designee has provided an executed conditional resignation letter to become effective upon the earliest to occur of (a) Horizon ceasing to beneficially own 10% of the issued and outstanding shares of TPL Corporation common stock (the “minimum ownership event”) and (b) the termination of the stockholders’ agreement. The SoftVest designee, as a condition to appointment to the TPL Corporation board, has provided to the TPL Corporation board an executed conditional resignation letter to become effective upon the earliest to occur of (a) the minimum ownership event, (b) the Horizon designee ceasing to serve on the TPL Corporation board and (c) the termination of the stockholders’ agreement.

As a further condition to the appointment of the stockholder designees to the TPL Corporation board, prior to the distribution, TPL Trust, the Trustees and the investor parties are required to execute a mutual general release agreement substantially in the form attached as an exhibit to the settlement agreement, dated July 30, 2019, by and among TPL Trust and the Trustees and the investor parties. Pursuant to the mutual general release agreement, each party to the agreement will release each other party to the agreement from all claims and liabilities arising prior to the execution of the stockholders’ agreement and in connection with the investor litigation. TPL Trust and the Trustees will enter into the mutual general release agreement prior to the distribution.

The stockholders’ agreement provides that, prior to the distribution, TPL Trust will convey, and TPL Corporation will assume, all of TPL Trust’s rights and obligations under the stockholders’ agreement.

Security Ownership of Certain Beneficial Owners and Management

Before the corporate reorganization and distribution, all of the outstanding shares of TPL Corporation common stock will be owned beneficially and of record by TPL Trust. Following the corporate reorganization and distribution, TPL Corporation expects to have outstanding an aggregate of 7,756,156 shares of TPL Corporation common stock based upon 7,756,156 sub-share certificates issued and outstanding on December 31, 2020 and applying the distribution ratio.

Stock Ownership Information for Directors and Officers

The following table shows the number of shares of TPL Corporation common stock expected to be beneficially owned by our current directors, Named Executive Officers, and our directors and current executive officers as a group immediately following the completion of the distribution, based on ownership of sub-share certificates as of December 31, 2020 and based on the assumption that, for every sub-share certificate held by such persons, they will receive one share of TPL Corporation common stock. Each person listed in the following table has sole voting and investment power of the shares shown, except as noted in the footnotes below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class*
Directors and Named Executive Officers
David E. Barry	300	*
General Donald G. Cook, USAF (Ret.)	—	*
Barbara J. Duganier	—	*
Donna E. Epps	—	*
Dana F. McGinnis(1)	2,000	*
John R. Norris III	1,000	*
Eric L. Oliver(2)	133,200	1.7%
Murray Stahl(3)	54,075	*
Tyler Glover	100	*
Robert J. Packer	200	*
All Directors and Executive Officers as a group (11 persons)	190,875	2.5%

(1)	This information is based on responses that Mr. McGinnis provided in his director questionnaire.

(2)	This information is based on responses that Mr. Oliver provided in his director questionnaire and information contained in Schedule 13D filed on March 15, 2019 by SoftVest, L.P., SoftVest Advisors, LLC, Eric L. Oliver, ART-FGT Family Partners Limited, Tessler Family Limited Partnership, and Allan R. Tessler, including (i) 130,500 sub-share certificates that SoftVest, L.P. beneficially owns, (ii) 100 sub-share certificates that Mr. Oliver holds in his own name, (iii) 350 sub-share certificates held by trusts administered for the benefit of Mr. Oliver’s grandchildren and (iv) 2,250 sub-share certificates owned by Debeck LLC and Debeck Properties LP, which Mr. Oliver controls (collectively the “Additional Oliver sub-share certificates”). Mr. Oliver has sole voting and dispositive power with respect to the Additional Oliver sub-share certificates. Mr. Oliver’s children own an additional 2,389 sub-share certificates, with respect to which Mr. Oliver disclaims beneficial ownership.

(3)	This information is based on responses that Mr. Stahl provided to TPL Corporation, including (i) 1,204 sub-share certificates that Mr. Stahl directly owns, including 39 sub-share certificates that Mr. Stahl jointly owns with his wife and (ii) 60 sub-share certificates directly owned by Mr. Stahl’s wife. In addition, Mr. Stahl has an indirect ownership in approximately 52,811 out of 899,209 sub-share certificates held by various pooled vehicles managed by Horizon Kinetics Asset Management LLC. Mr. Stahl disclaims beneficial ownership over the remaining 846,398 sub-share certificates held in those same pooled vehicles.

*   Indicates ownership of less than 1% of the class.

Stock Ownership of Certain Beneficial Owners

The following table shows all holders known to TPL Corporation that are expected to be beneficial owners of more than 5% of the outstanding shares of TPL Corporation common stock immediately following the completion of the distribution, based on ownership of sub-share certificates as of December 31, 2020, and based upon the assumption that, for every sub-share certificate held by such persons, they will receive one share of TPL Corporation common stock.

Name and Address	Shares of TPL Corporation common stock	Percent of Class
Horizon Kinetics Asset Management LLC(1) 470 Park Avenue South, 4th Floor South New York, New York 10016	1,622,551	20.9%
SoftVest, L.P.(2) 400 Pine Street, Suite 1010 Abilene, Texas 79601	130,500	1.7%

(1)

The information is based on Amendment No. 12 to Schedule 13D filed on December 14, 2020 by Horizon Kinetics Asset Management LLC. The number of sub-share certificates beneficially owned excludes sub-share certificates held by senior portfolio managers and other employees of Horizon Kinetics Asset Management LLC personally.

(2)	The information is based on Amendment No. 7 to Schedule 13D filed on December 15, 2020 by SoftVest, L.P., SoftVest Advisors, LLC and Eric L. Oliver.

Horizon Kinetics LLC, SoftVest Advisors LLC, ART-FGT Family Partners Limited and Tessler Family Limited Partnership previously entered into a Cooperation Agreement, dated May 15, 2019, and amended on May 28, 2019 (together, the “Original Cooperation Agreement”). As disclosed in Amendment No. 5 to Schedule 13D filed on March 27, 2020 by the reporting persons, on March 27, 2020, pursuant to a letter agreement dated March 27, 2020 (the “withdrawal letter”), ART-FGT Family Partners Limited and Tessler Family Limited Partnership withdrew from the Original Cooperation Agreement. As a result of covenants and restrictions set forth in the Original Cooperation Agreement, as amended by the withdrawal letter (the “Current Cooperation Agreement”), Horizon Kinetics LLC and Horizon Kinetics Asset Management LLC, on one hand, and SoftVest, L.P., SoftVest Advisors, LLC and Eric L. Oliver, on the other hand (the “Current Parties”), may be deemed to have formed a “group” pursuant to Rule 13d-5(b)(1) promulgated under the Act and therefore each of the Current Parties may be deemed to share voting power and dispositive power with respect to each other Current Party’s sub-share certificates. Each of the Current Parties may also be deemed to beneficially own all sub-share certificates beneficially owned by the other parties to the Current Cooperation Agreement. The Current Parties have expressly disclaimed any such beneficial ownership resulting from the terms of the Current Cooperation Agreement.

Material U.S. Federal Income Tax Consequences

The following discussion of the material U.S. federal income tax consequences of the corporate reorganization and distribution to U.S. Holders of sub-share certificates of TPL Trust is based upon the Code, Treasury regulations promulgated thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date of this information statement, and all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences described herein.

This discussion is for general information purposes only and is limited to U.S. Holders, defined below, who hold their sub-share certificates as capital assets, within the meaning of Section 1221 of the Code. Further, this discussion does not address every aspect of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances or to persons who are otherwise subject to special tax treatment, including, without limitation: (a) a partnership, subchapter S corporation or other pass-through entity or arrangement treated as a partnership for U.S. federal income tax purposes; (b) dealers in securities; (c) banks or other financial institutions; (d) insurance companies; (e) mutual funds; (f) tax exempt organizations or pension funds; (g) a foreign person, foreign entity or U.S. expatriate; (h) persons who may be subject to the alternative minimum tax provisions of the Code; (i) a holder whose functional currency is not the U.S. dollar; (j) persons who acquired their sub-share certificates in compensatory transactions; (k) persons who hold their sub-share certificates as part of a hedging, straddle, conversion or other risk reduction transaction; or (l) holders who own, directly, indirectly, or by attribution, five percent (5%) or more, by voting power or value, of outstanding sub-share certificates (or after the corporate reorganization and distribution, the outstanding stock of TPL Corporation). This discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences, such as estate and gift tax consequences, or the tax consequences under the laws of any foreign, state, local or other jurisdiction income tax treaty.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of sub-share certificates that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or a resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

●	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in place under applicable Department of Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of sub-share certificates that is not a U.S. Holder for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds sub-share certificates, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding sub-share certificates should consult its tax advisor regarding the tax consequences of the corporate reorganization and distribution.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE CORPORATE REORGANIZATION AND DISTRIBUTION.

Subject to the qualifications and limitations set forth herein, Sidley Austin LLP, counsel to us, is of the opinion that for U.S. federal income tax purposes:

●	the corporate reorganization and distribution, taken together, will qualify as a reorganization under Section 368(a)(1)(F) of the Code;

●	no gain or loss will be recognized by us or TPL Trust as a result of the corporate reorganization and distribution;

●	no gain or loss will be recognized by U.S. Holders upon the receipt of TPL Corporation common stock pursuant to the distribution;

●	the aggregate tax basis of the TPL Corporation common stock received by U.S. Holders pursuant to the distribution will be the same as the aggregate tax basis of the sub-share certificates surrendered in exchange therefor; and

●	the holding period for the TPL Corporation common stock received by U.S. Holders pursuant to the distribution will include such holders’ holding period in the sub-share certificates exchanged therefor.

The opinion of counsel does not address any U.S. state or local or non-U.S. tax consequences of the corporate reorganization and distribution. The opinion assumes that the corporate reorganization and distribution will be completed according to the terms of the Contribution Agreement, the HoldCo contribution agreement, and this information statement, and relies on the facts as stated therein and in other ancillary agreements and documents. In addition, the opinion is based on certain representations as to factual matters from, and certain covenants by, TPL Trust and TPL Corporation. The opinion cannot be relied on if any of the assumptions, representations or covenants are incorrect, incomplete or inaccurate or are violated in any material respect.

The opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be taken by the IRS or a court. We have not sought and will not seek a ruling from the IRS regarding the federal income tax consequences of the corporate reorganization and distribution.

If the corporate reorganization and distribution were determined not to qualify for tax-free treatment either under Section 368(a)(1)(F) or any other provision of the Code, then, in general, each holder of sub-share certificates generally would recognize gain or loss, as applicable, equal to the difference between (a) the sum of the fair market value of the shares of TPL Corporation common stock received by such holder and (b) its adjusted tax basis in the sub-share certificates surrendered in exchange therefor. Further, TPL Trust would recognize taxable gain as if it sold all of its assets, subject to its liabilities, at fair market value.

Reporting Requirements

Treasury regulations require sub-share certificate holders who qualify as “significant holders” to file a statement with his federal income tax return setting forth his tax basis in the sub-share certificates surrendered and the fair market value of the TPL Corporation common stock received in the distribution, and to retain permanent records of these facts relating to the distribution. A “significant holder” is a holder who, immediately before the distribution owned at least 5% (by vote or value) of the outstanding sub-share certificates or owned sub-share certificates with a basis of $1 million or more.

HOLDERS OF SUB-SHARE CERTIFICATES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Description of TPL Corporation Capital Stock

TPL Corporation’s certificate of incorporation and bylaws will be amended and restated prior to the distribution. The following is a summary of the material terms of TPL Corporation’s capital stock that will be contained in the amended and restated certificate of incorporation and amended and restated bylaws. These summaries do not purport to be complete statements of the relevant provisions of the amended and restated certificate of incorporation or of the amended and restated bylaws to be in effect at the time of the distribution, and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on TPL Corporation’s capital stock at the time of the distribution. The amended and restated certificate of incorporation and the amended and restated bylaws, each in a form expected to be in effect at the time of the distribution, will be included as exhibits to TPL Corporation’s registration statement on Form 10, of which this information statement forms a part. We will include our amended and restated certificate of incorporation and amended and restated bylaws, as in effect at the time of the distribution, in a Current Report on Form 8-K filed with the SEC. The following also summarizes certain relevant provisions of the DGCL. Since the terms of the DGCL are more detailed than the general information provided below, you should read the actual provisions of the DGCL for complete information.

General

TPL Corporation’s authorized capital stock will consist of 7,756,156 shares of TPL Corporation common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

Immediately following the distribution, we expect that 7,756,156 shares of TPL Corporation common stock will be issued and outstanding and that no shares of our preferred stock will be issued.

Common Stock

Immediately following the distribution, we expect that 7,756,156 shares of TPL Corporation common stock will be issued and outstanding, all of which will be fully paid and nonassessable.

Voting Rights

Except as provided by law or in a preferred stock designation, holders of TPL Corporation common stock will be entitled to one vote for each share held upon all matters which holders of TPL Corporation common stock are entitled to vote, and the holders of shares of TPL Corporation common stock shall have the exclusive right to vote for the election of directors and on all other matters upon which the stockholders are entitled to vote. Holders of TPL Corporation common stock do not have cumulative voting rights. The number of authorized shares of TPL Corporation common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of TPL Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either preferred stock or TPL Corporation common stock voting separately as a class shall be required therefor.

Dividend Rights

Subject to the rights and preferences, if any, applicable to shares of preferred stock or any series thereof, the holders of shares of TPL Corporation common stock will be entitled to receive, ratably in proportion to the number of shares of TPL Corporation common stock held by them, such dividends and distributions (payable in cash, stock or property), if, when and as may be declared thereon by the TPL Corporation board, at any time and from time to time, out of any funds or assets of TPL Corporation that are legally available therefor at such time and in such amounts as the TPL Corporation board in its direction will determine.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of TPL Corporation, holders of TPL Corporation common stock will be entitled to share ratably in all assets of TPL Corporation remaining, after TPL Corporation pays all of its debts and other liabilities and any amounts TPL Corporation may owe to the holders of preferred stock, if any.

Other Matters

Holders of TPL Corporation common stock will not have preemptive or preferential rights. There are no redemption or sinking fund provisions applicable to TPL Corporation common stock.

Preferred Stock

Our amended and restated certificate of incorporation will authorize the TPL Corporation board, subject to any limitations prescribed by law and the rights of any series of preferred stock then outstanding, if any, without further stockholder approval, to authorize the issuance of preferred stock from time to time in one or more series, par value $0.01 per share, covering up to an aggregate of 1,000,000 shares of preferred stock. The TPL Corporation board will be authorized under the amended and restated certificate of incorporation to fix the designations, powers, preferences, privileges, and relative, participating, optional, or special rights, and qualifications, limitations and restrictions relating to each such series of preferred stock, including, but not limited to, voting rights, the number of shares to constitute the series, restrictions on issuance, redemption rights, dividend rights, liquidation preferences and conversion rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at any meeting of stockholders.

Anti-Takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Some provisions of Delaware law contain, and our amended and restated certificate of incorporation and our amended and restated bylaws will contain, provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to negotiate with us first. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

TPL Corporation will be subject to the provisions of Section 203 of the DGCL (“Section 203”) regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	the transaction is approved by the TPL Corporation board before the date the interested stockholder attained that status;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of TPL Corporation outstanding at the time the transaction commenced; or

●	on or after such time the business combination is approved by the TPL Corporation board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include: (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three years immediately prior to the date of determination; and (b) the affiliates and associates of any such person.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with the TPL Corporation board, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in any such person becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will be effective prior to the distribution, may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or might otherwise deem to be in their best interest. Therefore, these provisions could adversely affect the price of TPL Corporation common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws will:

●	establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received by our corporate secretary at our principal executive offices not earlier than the close of business on the 120th day before the one-year anniversary of the immediately preceding year’s annual meeting (which anniversary, in the case of the first annual meeting of stockholders, will be deemed to be November 16, 2021) and not later than the close of business on the 90th day before such anniversary. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

●	provide the TPL Corporation board the ability to authorize undesignated preferred stock. This ability makes it possible for the TPL Corporation board to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

●	provide that, subject to the rights of holders of any series of preferred stock, the authorized number of directors shall be fixed from time to time, within a range of seven to eleven directors, by a resolution of the majority of the authorized directors;

●	provide that members of the TPL Corporation board will generally be elected by a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that in the case of a contested election, the directors shall be elected by the vote of a plurality of the votes cast;

●	provide that any newly created directorship that results from an increase in the number of directors or any vacancy that arises on the Board shall be filled by a majority of the directors then in office;

●	provide that our bylaws can be amended or repealed by a majority of the TPL Corporation board;

●	provide that, subject to the rights of holders of any series of preferred stock, any action required or permitted to be taken by our stockholders must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders, except as otherwise authorized by the TPL Corporation board;

●	provide that special meetings of our stockholders may be called only pursuant to a resolution adopted by the TPL Corporation board;

●	provide for the TPL Corporation board to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors that may be elected by holders of our preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors;

●	provide that the affirmative vote of a majority of the voting power of the outstanding shares of stock of TPL Corporation shall be required to remove any or all of the directors from office, and such removal may only be for cause. The requirement to assert cause for any proposed removal of directors may tend to discourage stockholders from attempting to remove directors because it generally makes it more difficult for such a proposal to reach and pass a stockholder vote; and

●	prohibit cumulative voting on all matters.

Forum Selection

Our amended and restated certificate of incorporation will provide that unless TPL Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the U.S. District Court for the District of Delaware) or the U.S. District Court for the Northern District of Texas in Dallas, Texas (or if such court does not have jurisdiction, any district court in Dallas County in the State of Texas) will, to the fullest extent permitted by applicable law, be the sole and exclusive forums for: (a) any derivative action or proceeding brought on our behalf; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees, agents or stockholders; (c) any action or proceeding asserting a claim against us or any of our directors, officers, employees or agents arising pursuant to, or seeking to enforce any right, obligation or remedy under any provision of the DGCL, the laws of the State of Texas, the amended and restated certificate of incorporation or the amended and restated bylaws; or (d) any action or proceeding asserting a claim against us or any of our directors, officers, employees or agents governed by the internal affairs doctrine, in each such case, subject to the applicable court having personal jurisdiction over the indispensable parties named as defendants. Our amended and restated certificate of incorporation will also provide that unless TPL Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Our amended and restated certificate of incorporation will also provide that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, our forum selection provision. Although we believe these provisions will benefit us by providing increased consistency in the application of law for the specified types of actions and proceedings, this provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees and agents, which may discourage such lawsuits. If a court were to find that any of these provisions are inapplicable or unenforceable in an action, we could incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition and results of operations.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation will limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, except: (a) for any breach of their duty of loyalty to us or our stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for unlawful payment of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. Any amendment, repeal or modification of these provisions in the amended and restated certificate of incorporation will be prospective only and will not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our amended and restated bylaws will also provide that we will indemnify and hold harmless to the fullest extent permitted by law any person who becomes involved in any legal proceeding by reason of the fact that they are or were a director, trustee or officer of TPL Corporation or any predecessor in interest to the assets of TPL Corporation a (“predecessor”). Our amended and restated bylaws will also provide that TPL Corporation will indemnify and advance expenses to any such covered person on the condition that such person will repay all amounts advanced if it is ultimately determined by a court that such person is not entitled to be indemnified.

Our amended and restated bylaws will permit us to purchase and maintain insurance, at our expense, to protect ourselves and any person who is or was serving as a director, trustee, officer, employee or agent of TPL Corporation or any predecessor, regardless of whether we could have the power to indemnify such person against such expense, liability or loss under the DGCL, the amended and restated bylaws or otherwise.

We intend to enter into indemnification agreements with each of our current and future directors and we may enter into indemnification agreements with our future officers. These agreements would require us to indemnify such individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision that will be in our amended and restated certificate of incorporation, the indemnification and insurance-related provisions that will be in our amended and restated bylaws and indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve TPL Corporation.

Sale of Unregistered Securities

On April 28, 2020, we issued 1,000 shares of TPL Corporation common stock, par value $0.01 per share, to TPL Trust for total consideration of $1,000 in cash. We did not register the issuance of these shares under the Securities Act because such issuance did not constitute a public offering and was exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for TPL Corporation common stock will be American Stock Transfer & Trust Company, LLC.

Listing

We intend to apply to have TPL Corporation common stock listed on the NYSE under the symbol “TPL.”

Where You Can Find More Information

We have filed a registration statement on Form 10 with the SEC with respect to the shares of TPL Corporation common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to TPL Corporation and TPL Corporation common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on or connected to any website referenced in this information statement is not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

As a result of the distribution, TPL Corporation will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

We intend to furnish holders of TPL Corporation common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Index to Financial Statements

Presentation of Financial Information

Upon the consummation of the distribution, TPL Corporation, which is newly formed and has not conducted any business transactions or activities to date, will succeed to all of the assets and liabilities of TPL Trust and as such, TPL Trust will be the accounting predecessor of TPL Corporation for financial reporting purposes. Accordingly, this information statement contains the following historical financial statements:

●	TPL Corporation. The audited balance sheet, dated as of September 30, 2020, of TPL Corporation; and

●	TPL Trust. The historical consolidated financial information as of and for the periods ended December 31, 2019 and 2018 and September 30, 2020 and 2019 of TPL Trust and its subsidiaries.

TEXAS PACIFIC LAND TRUST

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except shares and per share amounts)

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets

Cash and cash equivalents	$315,759	$303,645
Accrued receivables, net	41,172	62,995
Other assets	3,874	3,980
Property, plant and equipment, net of accumulated depreciation of $21,619 and $11,313 as of September 30, 2020 and December 31, 2019, respectively	82,330	88,323
Real estate acquired	109,733	107,075
Royalty interests acquired, net of accumulated depletion of $582 and $260 as of September 30, 2020 and December 31, 2019, respectively	45,683	29,060
Operating lease right-of-use assets	2,630	3,098
Real estate and royalty interests assigned through the 1888 Declaration of Trust, no value assigned:
Land (surface rights)	—	—
1/16th nonparticipating perpetual royalty interest	—	—
1/128th nonparticipating perpetual royalty interest	—	—
Total assets	$601,181	$598,176

Liabilities And Capital

Accounts payable and accrued expenses	$15,846	$19,193
Income taxes payable	2,716	5,271
Deferred taxes payable	40,741	40,827
Unearned revenue	19,669	17,381
Operating lease liabilities	2,982	3,367
Total liabilities	81,954	86,039

Commitments and contingencies	—	—

Capital:
Certificates of Proprietary Interest, par value $100 each; none outstanding	—	—
Sub-share Certificates in Certificates of Proprietary Interest, par value $0.0333 each; outstanding 7,756,156 Sub-share Certificates as of September 30, 2020 and December 31, 2019	—	—
Accumulated other comprehensive loss	(1,421)	(1,461)
Net proceeds from all sources	520,648	513,598
Total capital	519,227	512,137
Total liabilities and capital	$601,181	$598,176

See accompanying notes to condensed consolidated financial statements.

TEXAS PACIFIC LAND TRUST

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND TOTAL COMPREHENSIVE INCOME

(in thousands, except shares and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Oil and gas royalties	$31,758	$38,259	$94,631	$111,113
Easements and other surface-related income	18,936	33,911	69,970	87,635
Water sales and royalties	12,139	21,654	47,525	65,067
Land sales	11,463	4,621	15,855	113,020
Other operating revenue	87	85	269	329
Total revenues	74,383	98,530	228,250	377,164

Expenses:
Salaries and related employee expenses	7,678	8,537	27,235	22,742
Water service-related expenses	2,260	5,122	11,205	15,423
General and administrative expenses	1,883	2,864	7,290	6,877
Legal and professional fees	1,987	5,558	6,955	15,198
Land sales expenses	67	—	2,773	225
Depreciation, depletion and amortization	3,760	2,631	10,773	5,286
Total operating expenses	17,635	24,712	66,231	65,751

Operating income	56,748	73,818	162,019	311,413

Other income, net	1,287	941	2,306	1,771
Income before income taxes	58,035	74,759	164,325	313,184
Income tax expense (benefit):
Current	11,146	9,918	33,153	43,485
Deferred	614	4,819	(86)	20,093
Total income tax expense	11,760	14,737	33,067	63,578
Net income	$46,275	$60,022	$131,258	$249,606

Other comprehensive income — periodic pension costs, net of income taxes of $4, $2, $11 and $7, respectively	13	9	40	27
Total comprehensive income	$46,288	$60,031	$131,298	$249,633

Weighted average number of Sub-share Certificates outstanding	7,756,156	7,756,156	7,756,156	7,756,643

Net income per Sub-share Certificate — basic and diluted	$5.97	$7.74	$16.92	$32.18

Cash dividends per Sub-share Certificate	$—	$—	$16.00	$6.00

See accompanying notes to condensed consolidated financial statements.

TEXAS PACIFIC LAND TRUST

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income	$131,258	$249,606
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	(86)	20,093
Depreciation, depletion and amortization	10,773	5,286
Land sales revenue recognized on land exchanges	(1,415)	—
Changes in operating assets and liabilities:
Operating assets, excluding income taxes	24,878	(18,278)
Prepaid income taxes	—	9,398
Operating liabilities, excluding income taxes	(1,404)	15,361
Income taxes payable	(2,555)	2,757
Cash provided by operating activities	161,449	284,223

Cash flows from investing activities:
Proceeds from sale of fixed assets	—	117
Acquisition of land	(3,966)	(74,410)
Acquisition of royalty interests	(16,945)	(5,017)
Purchase of fixed assets	(4,326)	(27,579)
Cash used in investing activities	(25,237)	(106,889)

Cash flows from financing activities:
Purchase of Sub-share Certificates in Certificates of Proprietary Interest	—	(4,353)
Dividends paid	(124,098)	(46,546)
Cash used in financing activities	(124,098)	(50,899)

Net increase in cash, cash equivalents and restricted cash	12,114	126,435
Cash, cash equivalents and restricted cash, beginning of period	303,645	123,446
Cash, cash equivalents, and restricted cash, end of period	$315,759	$249,881

Supplemental disclosure of cash flow information:
Income taxes paid	$35,719	$31,337
Supplemental non-cash investing information:
Operating lease right-of-use assets	$—	$3,712
Land exchange	$1,415	$—

See accompanying notes to condensed consolidated financial statements.

TEXAS PACIFIC LAND TRUST

 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Organization and Description of Business Segments

Texas Pacific Land Trust (which, together with its subsidiaries as the context requires, may be referred to as “Texas Pacific”, the “Trust”, “our”, “we” or “us”) is one of the largest landowners in the State of Texas with approximately 880,000 acres of land in West Texas. Texas Pacific was organized under a Declaration of Trust, dated February 1, 1888, to receive and hold title to extensive tracts of land in the State of Texas, previously the property of the Texas and Pacific Railway Company, and to issue transferable Certificates of Proprietary Interest pro rata to the original holders of certain debt securities of the Texas and Pacific Railway Company.

The Trust is organized to manage land, including royalty interests, for the benefit of its owners. The Trust’s income is derived primarily from oil and gas royalties, sales of water and land, easements and commercial leases of the land.

We operate our business in two segments:  Land and Resource Management and Water Services and Operations. Our segments provide management with a comprehensive financial view of our key businesses. The segments enable the alignment of strategies and objectives of the Trust and provide a framework for timely and rational allocation of resources within businesses. See Note 9. “Business Segment Reporting” for further information regarding our segments.

Corporate Reorganization

On March 23, 2020, we announced that our Trustees approved a plan for reorganizing the Trust from its current structure to a corporation formed under the laws of the State of Delaware. The Trustees made their determination following careful consideration of the recommendation of the Conversion Exploration Committee of the Trust.

COVID-19 Pandemic and Market Conditions

The uncertainty surrounding the severity and duration of the COVID-19 pandemic, as well as dramatic declines in crude oil prices due in part to the global spread of COVID-19, has caused volatility in the global financial markets including the oil and gas industry. The full impact of shut-in oil and gas wells, production curtailments and/or decreased investments in response to lower commodity prices and conservation of capital by the owners and operators of the oil and gas wells to which the Trust’s royalty interests relate, is unknown at this time. These events have negatively affected the Trust’s business and results of operations for the three and nine months ended September 30, 2020.

During these uncertain times, we have continued to generate positive operating results and remain focused on meeting the operational needs of our customers while maintaining a safe and healthy work environment for our employees. Our existing information technology infrastructure has afforded us the opportunity to allow our corporate employees to work remotely. We have deployed additional safety and sanitization measures, including quarantine facilities for our field employees, if needed.

In an effort to decrease ongoing operational costs, we have implemented certain cost reduction measures which include, but are not limited to, negotiated price reductions and discounts with certain vendors. We continue to monitor our customer base and outstanding accounts receivable balances as a means of minimizing any potential collection issues. As a royalty owner, we have no capital expenditure or operating expense burden for development of wells. Furthermore, our water operations currently have limited capital expenditure requirements, the amount and timing of which are entirely within our control.

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted on March 27, 2020. The Trust continues to assess the provisions and potential impacts of this legislation; however, there have been no significant impacts to the Company’s results of operations or financial position resulting from the CARES Act in the three and nine months ended September 30, 2020.

2. Summary of Significant Accounting Policies

Interim Unaudited Financial Information

The results for the interim periods shown in this report are not necessarily indicative of future financial results. The accompanying condensed consolidated financial statements include all adjustments necessary to present fairly the financial position of the Trust as of September 30, 2020 and the results of its operations for the three and nine months ended September 30, 2020 and 2019, respectively, and its cash flows for the nine months ended September 30, 2020 and 2019, respectively. Such adjustments are of a normal recurring nature.

Principles of Consolidation and Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include our consolidated accounts and the accounts of our wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The accompanying condensed consolidated financial statements should be read in conjunction with the annual financial statements and notes thereto included in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted from this report.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with GAAP requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities revenues, expenses and disclosures of contingent assets and liabilities and reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain financial information on the condensed consolidated statements of income for the three and nine months ended September 30, 2019 have been revised to conform to the current year presentation. These revisions include a reclass of $0.2 million of land sales expenses for the nine months ended September 30, 2019 previously included in general and administrative expenses to a separate financial statement line item within operating expenses. Land sales expenses include cost basis and closing costs associated with land sales.

Recently Adopted Accounting Guidance

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The ASU amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. The Trust adopted the guidance effective January 1, 2020. Due to the short-term nature of our trade accounts receivable, the adoption of this guidance had a minimal impact on our consolidated financial statements.

3. Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-14, “Compensation — Retirement Benefits — Defined Benefit Plans — General (Subtopic 715-20): Disclosure Framework — Changes to Disclosure Requirements for Defined Benefit Plans.” The ASU eliminates requirements for certain disclosures and requires additional disclosures under defined benefit pension plans and other post-retirement plans. The ASU is effective for fiscal years ending after December 15, 2020. Early adoption is permitted. The Trust is currently evaluating the impact that ASU 2018-14 will have on our consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes.” The ASU simplifies the accounting for income taxes by eliminating certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, hybrid taxes and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted in interim or annual periods with any adjustments reflected as of the beginning of the annual period that includes that interim period. The Trust is currently evaluating the impact that this guidance will have on our consolidated financial statements and disclosures.

4. Property, Plant and Equipment

Property, plant and equipment, net consisted of the following as of September 30, 2020 and December 31, 2019 (in thousands):

	September 30, 2020	December 31, 2019
Property, plant and equipment:
Water service-related assets (1)	$97,256	$93,097
Furniture, fixtures and equipment	6,095	5,941
Other	598	598
Property, plant and equipment at cost	103,949	99,636
Less: accumulated depreciation	(21,619)	(11,313)
Property, plant and equipment, net	$82,330	$88,323

(1)	Water service-related assets reflect assets related to water sourcing and water treatment projects.

Depreciation expense was $3.5 million and $2.6 million for the three months ended September 30, 2020 and 2019, respectively. Depreciation expense was $10.3 million and $5.2 million for the nine months ended September 30, 2020 and 2019, respectively.

5. Real Estate Activity

As of September 30, 2020 and December 31, 2019, the Trust owned the following land and real estate (in thousands, except number of acres):

	September 30, 2020		December 31, 2019
	Number of Acres	Net Book Value	Number of Acres	Net Book Value
Land (surface rights)	823,485	$—	849,856	$—
Real estate acquired	57,850	109,733	51,931	107,075
Total real estate situated in 19 counties in Texas	881,335	$109,733	901,787	$107,075

No valuation allowance was necessary at September 30, 2020 and December 31, 2019.

Land Sales

For the nine months ended September 30, 2020, the Trust sold approximately 21,347 acres of land in Texas (Culberson, Hudspeth, Loving, Pecos and Reeves Counties) for an aggregate sales price of approximately $14.5 million, an average of approximately $676 per acre. Additionally, the Trust recognized land sales revenue of $1.4 million for the nine months ended September 30, 2020 related to land exchanges where the Trust had no cost basis in the land conveyed.

For the nine months ended September 30, 2019, the Trust sold approximately 21,986 acres of land in Texas (Culberson, Glasscock, Hudspeth, Loving, Midland and Reeves Counties) for an aggregate sales price of approximately $113.0 million, an average of approximately $5,141 per acre.

Land Acquisitions

For the nine months ended September 30, 2020, the Trust acquired approximately 756 acres of land in Texas (Culberson and Reeves Counties) for an aggregate purchase price of approximately $3.9 million, an average of approximately $5,134 per acre (excludes land acquired through land exchanges discussed above).

For the nine months ended September 30, 2019, the Trust acquired approximately 21,671 acres of land in Texas (Culberson, Glasscock, Loving and Reeves Counties) for an aggregate purchase price of approximately $74.4 million, an average of approximately $3,434 per acre.

6. Royalty Interests

As of September 30, 2020 and December 31, 2019, the Trust owned the following oil and gas royalty interests (in thousands, except number of interests):

	Net Book Value
	September 30, 2020	December 31, 2019
1/16th nonparticipating perpetual royalty interests	$—	$—
1/128th nonparticipating perpetual royalty interests	—	—
Royalty interests acquired	46,265	29,320
Total royalty interests, gross	46,265	29,320
Less: accumulated depletion	(582)	(260)
Total royalty interests, net	$45,683	$29,060

No valuation allowance was necessary at September 30, 2020 and December 31, 2019.

For the nine months ended September 30, 2020, the Trust acquired oil and gas royalty interests in approximately 1,017 net royalty acres (normalized to 1/8th) for an aggregate purchase price of $16.9 million, an average price of approximately $16,668 per net royalty acre.

For the nine months ended September 30, 2019, the Trust acquired oil and gas royalty interests in approximately 1,247 net royalty acres (normalized to 1/8th) for an aggregate purchase price of $4.7 million, an average price of approximately $3,800 per net royalty acre.

7. Income Taxes

For the nine months ended September 30, 2020 and 2019, income tax expense was $33.1 million and $63.6 million, respectively. The difference between the U.S. statutory tax rate of 21% and the current effective tax rate is primarily related to statutory depletion allowed on mineral royalty income.

In response to the COVID-19 pandemic, many governments have enacted measures to provide aid and economic stimulus. These measures include deferring the due dates of tax payments or other changes to their income and non-income-based tax laws. The CARES Act includes measures to assist companies, including temporary changes to income and non-income-based tax laws. For the nine months ended September 30, 2020, there were no material tax impacts to our condensed consolidated financial statements as it relates to COVID-19 measures. We continue to monitor additional guidance issued by the U.S. Treasury Department, the Internal Revenue Service and others.

8. Capital

The Sub-share Certificates (“Sub-shares”) and the Certificates of Proprietary Interest are freely interchangeable in the ratio of one Certificate of Proprietary Interest for 3,000 Sub-shares or 3,000 Sub-shares for one Certificate of Proprietary Interest.

Dividends

On March 16, 2020, we paid $124.1 million in dividends representing a regular cash dividend of $10.00 per Sub-share and a special dividend of $6.00 per Sub-share for sub-shareholders of record at the close of business on March 9, 2020.

On March 15, 2019, we paid $46.5 million in dividends representing a regular cash dividend of $1.75 per Sub-share and a special dividend of $4.25 per Sub-share for sub-shareholders of record at the close of business on March 8, 2019.

Repurchases of Sub-shares

For the nine months ended September 30, 2020, there were no Sub-shares repurchased. During the nine months ended September 30, 2019, we purchased and retired 6,258 Sub-shares.

9. Business Segment Reporting

During the periods presented, we reported our financial performance based on the following segments: Land and Resource Management and Water Services and Operations. Our segments provide management with a comprehensive financial view of our key businesses. The segments enable the alignment of strategies and objectives of the Trust and provide a framework for timely and rational allocation of resources within businesses. We eliminate any inter-segment revenues and expenses upon consolidation.

The Land and Resource Management segment encompasses the business of managing approximately 880,000 acres of land and related resources in West Texas owned by the Trust. The revenue streams of this segment consist primarily of royalties from oil and gas, revenues from easements and commercial leases and land and material sales.

The Water Services and Operations segment encompasses the business of providing a full-service water offering to operators in the Permian Basin. The revenue streams of this segment principally consist of revenue generated from sales of sourced and treated water as well as revenue from produced water royalties.

Segment financial results were as follows for the three and nine months ended September 30, 2020 and 2019 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Land and resource management	$49,896	$65,076	$142,140	$284,223
Water services and operations	24,487	33,454	86,110	92,941
Total consolidated revenues	$74,383	$98,530	$228,250	$377,164

Net income:
Land and resource management	$34,359	$43,911	$92,197	$204,222
Water services and operations	11,916	16,111	39,061	45,384
Total consolidated net income	$46,275	$60,022	$131,258	$249,606

Capital expenditures:
Land and resource management	$—	$29	$121	$1,445
Water services and operations	353	4,949	4,205	26,134
Total capital expenditures	$353	$4,978	$4,326	$27,579

Depreciation, depletion and amortization:
Land and resource management	$505	$257	$1,192	$695
Water services and operations	3,255	2,374	9,581	4,591
Total depreciation, depletion and amortization	$3,760	$2,631	$10,773	$5,286

The following table presents total assets and property, plant and equipment, net by segment as of September 30, 2020 and December 31, 2019 (in thousands):

	September 30, 2020	December 31, 2019
Assets:
Land and resource management	$490,026	$467,758
Water services and operations	111,155	130,418
Total consolidated assets	$601,181	$598,176

Property, plant and equipment, net:
Land and resource management	$3,736	$4,359
Water services and operations	78,594	83,964
Total consolidated property, plant and equipment, net	$82,330	$88,323

10. Oil and Gas Producing Activities

We measure the Trust’s share of oil and gas produced in barrels of equivalency (“BOEs”). One BOE equals one barrel of crude oil, condensate, NGLs (natural gas liquids) or approximately 6,000 cubic feet of gas. As of September 30, 2020 and December 31, 2019, the Trust’s share of oil and gas produced was approximately 15.7 and 13.7 thousand BOEs per day, respectively. Reserves related to the Trust’s royalty interests are not presented because the information is unavailable.

There are a number of oil and gas wells that have been drilled but are not yet completed (“DUC”) where the Trust has a royalty interest. The number of DUC wells is determined using uniform drilling spacing units with pooled interests for all wells awaiting completion. The Trust has identified 582 and 486 DUC wells subject to our royalty interest as of September 30, 2020 and December 31, 2019, respectively.

11. Subsequent Events

We evaluate events that occur after the balance sheet date but before consolidated financial statements are, or are available to be issued to determine if a material event requires our amending the consolidated financial statements or disclosing the event. We evaluated subsequent events through the filing date we issued these consolidated financial statements and did not identify any subsequent events requiring disclosure.

*****

Report of Independent Registered Public Accounting Firm

To the Trustees and Certificate Holders

Texas Pacific Land Trust

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Texas Pacific Land Trust (the “Trust”) as of December 31, 2019 and 2018 and the related consolidated statements of income and total comprehensive income, net proceeds from all sources, and cash flows for each of the years in the three-year period ended December 31, 2019 and the related notes (collectively referred to as the “financial statements”). We also have audited the Trust’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Trust as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Trust maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework (2013) issued by COSO.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Trust changed its method of accounting for leases on January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), as amended.

Basis for Opinion

The Trust’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Trust’s financial statements and an opinion on the Trust’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A trust’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A trust’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Trust; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Trust are being made only in accordance with authorizations of management and directors of the Trust; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Trust’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Accrual of Oil and Gas Royalties

As described in Note 2 to the financial statements, the Trust records an accrual, based on historical trends, for oil and gas royalty revenues not received during the month removed. At December 31, 2019, this oil and gas royalty accrual amounted to approximately $18,325,000, and is included in accrued receivables in the accompanying balance sheet. The accrual is necessary due to the time lag between the production of oil and gas and the generation of the actual payment by operators, which is typically a time lag of one to two months. The determination of the oil and gas royalty accrual involves the analysis of historical payments, estimates of the timing of future payments, and consideration of recent market prices for oil and gas. The market prices for oil and gas are subject to national and international economic and political considerations and, in the past, have been subject to significant price fluctuations. As part of the Trust’s internal control process related to estimating the accrual of oil and gas royalties, the oil and gas royalty estimate is prepared by a qualified member of the Trust’s accounting department, and the estimate is reviewed and approved by a management-level member of the accounting department.

The principal considerations for our determination that performing procedures relating to the oil and gas royalty accrual is a critical audit matter are there are significant judgments by management when developing the estimate of the oil and gas royalty accrual. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence obtained related to the significant assumptions used by management, including the analysis of historical payments, estimates of the timing of future payments, and consideration of recent market prices for oil and gas.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included testing the design and operating effectiveness of internal controls relating to management’s calculation of the oil and gas royalty accrual. These procedures also included, among others, (1) evaluating the appropriateness of the overall methodology used by management in developing the estimate, (2) testing the historical payments used to calculate the expected timing of future payments, (3) testing the completeness, accuracy, and relevance of underlying data used in management’s estimate, and (4) evaluating the significant assumptions used by management in developing the estimate. Evaluating the significant assumptions relating to the estimate of the oil and gas royalty accrual also involved obtaining evidence to support the reasonableness of the assumptions, including whether the assumptions used were reasonable considering the past performance of the Trust, and whether they were consistent with evidence obtained in other areas of the audit.

We have served as the Trust’s auditor since 2005.

Dallas, Texas
February 27, 2020

TEXAS PACIFIC LAND TRUST
CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and per share amounts)

	December 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$303,645	$119,647
Accrued receivables	62,995	48,750
Tax like-kind exchange escrow	—	3,799
Other assets	3,980	3,884
Prepaid income taxes	—	9,398
Property, plant and equipment, net of accumulated depreciation of $11,313 and $3,012 as of December 31, 2019 and 2018, respectively	88,323	64,802
Real estate acquired	107,075	10,492
Royalty interests acquired, net of accumulated depletion of $260 and $0 as of December 31, 2019 and 2018, respectively	29,060	24,303
Operating lease right-of-use assets	3,098	—
Real estate and royalty interests assigned through the 1888 Declaration of Trust, no value assigned:
Land (surface rights)	—	—
1/16th nonparticipating perpetual royalty interest	—	—
1/128th nonparticipating perpetual royalty interest	—	—
Total assets	$598,176	$285,075
LIABILITIES AND CAPITAL
Accounts payable and accrued expenses	$19,193	$10,505
Income taxes payable	5,271	1,607
Deferred taxes payable	40,827	14,903
Unearned revenue	17,381	13,369
Operating lease liabilities	3,367	—
Total liabilities	86,039	40,384
Commitments and contingencies	—	—
Capital:
Certificates of Proprietary Interest, par value $100 each; none outstanding as of December 31, 2019 and 2018, respectively	—	—
Sub-share Certificates of Proprietary Interest, par value $0.0333 each; outstanding 7,756,156 and 7,762,414 as of December 31, 2019 and 2018, respectively	—	—
Accumulated other comprehensive loss	(1,461)	(1,078)
Net proceeds from all sources	513,598	245,769
Total capital	512,137	244,691
Total liabilities and capital	$598,176	$285,075

See accompanying notes to consolidated financial statements.

TEXAS PACIFIC LAND TRUST
CONSOLIDATED STATEMENTS OF INCOME AND TOTAL COMPREHENSIVE INCOME
(in thousands, except shares and per share amounts)

	Years Ended December 31,
	2019	2018	2017
Revenues:
Oil and gas royalties	$154,729	$123,834	$58,418
Easements and other surface-related income	115,362	88,739	69,957
Water sales and royalties	84,949	63,913	25,536
Sale of oil and gas royalty interests	—	18,875	—
Land sales	135,020	4,367	220
Other operating revenue	436	492	503
Total revenues	490,496	300,220	154,634

Expenses:
Salaries and related employee expenses	35,041	18,433	3,774
Water service-related expenses	20,808	11,168	491
General and administrative expenses	9,765	4,704	1,523
Legal and professional fees	16,403	2,498	3,523
Depreciation, depletion and amortization	8,906	2,583	376
Total operating expenses	90,923	39,386	9,687

Operating income	399,573	260,834	144,947

Other income	2,682	916	114
Income before income taxes	402,255	261,750	145,061
Income tax expense:
Current	57,492	37,200	46,864
Deferred	26,035	14,814	966
Total income tax expense	83,527	52,014	47,830
Net income	$318,728	$209,736	$97,231

Amortization of net actuarial costs, net of income taxes of $10, $14, and $38 for the years ended December 31, 2019, 2018 and 2017, respectively	36	50	70
Net actuarial (loss) gain on pension plan net of income taxes of $(111), $(38), and $46 as of December 31, 2019, 2018 and 2017, respectively	(419)	(144)	86
Total other comprehensive (loss) gain	(383)	(94)	156
Total comprehensive income	$318,345	$209,642	$97,387

Net income per Sub-share Certificate - basic and diluted	$41.09	$26.93	$12.38

Weighted average number of Sub-share Certificates outstanding	7,756,437	7,787,407	7,854,705

See accompanying notes to consolidated financial statements.

TEXAS PACIFIC LAND TRUST
CONSOLIDATED STATEMENTS OF NET PROCEEDS FROM ALL SOURCES
(in thousands, except shares and per share amounts)

	Sub-share Certificates of Proprietary Interest	Accumulated Other Comprehensive Income (Loss)	Net Proceeds From All Sources	Total Capital
Balances at December 31, 2016	7,927,314	$(960)	$53,619	$52,659
Net income	—	—	97,231	97,231
Periodic pension costs, net of income taxes of $84	—	156	—	156
Repurchase and retirement of Sub-share Certificates of Proprietary Interest	(105,715)	—	(34,267)	(34,267)
Regular dividends paid — $0.35 per Sub-share Certificate	—	—	(2,769)	(2,769)
Special dividends paid — $1.00 per Sub-share Certificate	—	—	(7,912)	(7,912)
Balances at December 31, 2017	7,821,599	(804)	105,902	105,098
Net income	—	—	209,736	209,736
Periodic pension costs, net of income taxes of $(24)	—	(274)	180	(94)
Repurchase and retirement of Sub-share Certificates of Proprietary Interest	(59,185)	—	(38,397)	(38,397)
Regular dividends paid — $1.05 per Sub-share Certificate	—	—	(8,206)	(8,206)
Special dividends paid — $3.00 per Sub-share Certificate	—	—	(23,446)	(23,446)
Balances at December 31, 2018	7,762,414	(1,078)	245,769	244,691
Net income	—	—	318,728	318,728
Periodic pension costs, net of income taxes of $(101)	—	(383)	—	(383)
Repurchase and retirement of Sub-share Certificates of Proprietary Interest	(6,258)	—	(4,353)	(4,353)
Regular dividends paid — $1.75 per Sub-share Certificate	—	—	(13,576)	(13,576)
Special dividends paid — $4.25 per Sub-share Certificate	—	—	(32,970)	(32,970)
Balances at December 31, 2019	7,756,156	$(1,461)	$513,598	$512,137

See accompanying notes to consolidated financial statements.

TEXAS PACIFIC LAND TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net income	$318,728	$209,736	$97,231
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	25,924	14,789	1,100
Depreciation, depletion and amortization	8,906	2,583	376
Land sale revenue recognized on land exchange	(22,000)	—	—
Changes in operating assets and liabilities:
Accrued receivables and other assets	(13,802)	(34,027)	(12,026)
Income taxes payable	3,664	756	(986)
Prepaid income taxes	9,398	(8,196)	(1,202)
Unearned revenue	4,012	5,024	4,399
Accounts payable, accrued expenses and other liabilities	7,960	4,783	4,938
Cash provided by operating activities	342,790	195,448	93,830

Cash flows from investing activities:
Proceeds from sale of fixed assets	117	25	27
Acquisition of real estate	(74,583)	(9,377)	—
Acquisition of royalty interests	(5,017)	(24,303)	—
Purchase of fixed assets	(32,209)	(47,878)	(18,747)
Cash used in investing activities	(111,692)	(81,533)	(18,720)

Cash flows from financing activities:
Purchase of Sub-share Certificates of Proprietary Interest	(4,353)	(38,397)	(34,267)
Dividends paid	(46,546)	(31,652)	(10,681)
Cash used in financing activities	(50,899)	(70,049)	(44,948)

Net increase in cash, cash equivalents and restricted cash	180,199	43,866	30,162
Cash, cash equivalents and restricted cash, beginning of period	123,446	79,580	49,418
Cash, cash equivalents and restricted cash, end of period	$303,645	$123,446	$79,580

Supplemental cash flow information:
Income taxes paid	$44,439	$45,876	$49,002
Supplemental non-cash investing information:
Land exchange	$22,000	$—	$—
Operating lease right-of-use assets	$3,712	$—	$—

See accompanying notes to consolidated financial statements.

TEXAS PACIFIC LAND TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business Segments

Texas Pacific Land Trust (which, together with its subsidiaries as the context requires, may be referred to as “Texas Pacific”, the “Trust”, “our”, “we” or “us”) is one of the largest landowners in the State of Texas with approximately 900,000 acres of land in West Texas. Texas Pacific was organized under a Declaration of Trust, dated February 1, 1888, to receive and hold title to extensive tracts of land in the State of Texas, previously the property of the Texas and Pacific Railway Company, and to issue transferable Certificates of Proprietary Interest pro rata to the original holders of certain debt securities of the Texas and Pacific Railway Company.

The Trust announced the formation of Texas Pacific Water Resources LLC (“TPWR”) in June 2017. TPWR, a single member LLC and wholly owned subsidiary of the Trust, provides full-service water offerings to operators in the Permian Basin. These services include, but are not limited to, water sourcing, produced-water gathering/treatment, infrastructure development, disposal solutions, water tracking, analytics and well testing services.

The Trust is organized to manage land, including royalty interests, for the benefit of its owners. The Trust’s income is derived primarily from oil and gas royalties, sales of water and land, easements and commercial leases of the land.

We operate our business in two segments:  Land and Resource Management and Water Services and Operations. Our segments provide management with a comprehensive financial view of our key businesses. The segments enable the alignment of strategies and objectives of the Trust and provide a framework for timely and rational allocation of resources within businesses. See Note 10, “Business Segment Reporting” for further information regarding our segments.

2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include our consolidated accounts and the accounts of our wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Change in Accounting Estimate

Management evaluates its estimates on a routine basis. Effective July 1, 2019, the Trust revised the estimated useful lives of certain water service-related assets after its disaggregation of water service-related projects into sub classifications. The Trust purchased these water service-related assets from July 1, 2017 through June 30, 2019. Based on information gained from operations over this time period, management believes that these water service-related assets will benefit periods ranging from three to 30 years, beginning at the point the water service-related assets were originally placed in service.

The net book value of these water service-related assets at June 30, 2019, was not modified and is depreciated over the revised estimated useful lives of these assets. The effect of the change in estimated useful lives resulted in an additional $2.4 million of depreciation expense for the year ended December 31, 2019.

Revenue Recognition

Oil and Gas Royalties

Oil and gas royalties are received in connection with royalty interests owned by the Trust. Oil and gas royalties are reported net of production taxes and are recognized as revenue when crude oil and gas products are removed from the respective mineral reserve locations. Oil and gas royalty payments are generally received one to two months after the crude oil and gas products are removed. An accrual is included in accrued receivables for amounts not received during the month removed based on historical trends.

The oil and gas royalties which the Trust receives are dependent upon the market prices for oil and gas. The market prices for oil and gas are subject to national and international economic and political conditions and, in the past, have been subject to significant price fluctuations.

The Trust has analyzed public reports of drilling activities by the oil companies operating where the Trust has an oil and gas royalty interest in an effort to identify unpaid royalties associated with royalty interests owned by the Trust. Rights to certain oil and gas royalties believed by the Trust to be due and payable may be subject to dispute with the oil company involved as a result of disagreements with respect to drilling and related engineering information. Disputed oil and gas royalties are recorded when these contingencies are resolved.

Easements and Other Surface-Related Income

Easement contracts represent contracts which permit companies to install pipe lines, electric lines and other equipment on land owned by the Trust. When the Trust receives a signed contract and payment, the Trust makes available the respective parcel of land to the grantee. Easement income is recognized upon the execution of the easement agreement, or in the event of a renewal upon receipt of the renewal payment, as at that point in time, the Trust has satisfied its performance obligation and the customer has right of use.

Other surface-related income includes commercial lease income related to leasing arrangements to companies in a wide array of industries, including: agricultural, oil and gas, construction, wind power, solar farms and other industries. Commercial lease income is recognized when earned. These leases generally require fixed annual payments or royalties and lease terms are typically ten years. Lease cancellations are allowed under certain circumstances, but initial lease payments are generally nonrefundable. Advance lease payments are deferred and amortized over the appropriate accounting period. Lease payments not received are included in accrued receivables. Additionally, other surface-related income includes permit income and material sales. Revenue from these sources is recognized when earned.

Water Sales and Royalties

Water sales and royalty revenue encompasses sales of water to operators and other customers and royalties received pursuant to legacy agreements with operators. The earnings cycle for both revenue streams is complete upon delivery of water. Water sales and royalty revenue is recognized as earned.

Land Sales and Exchanges

The Trust considers purchasers of land to be customers as land management, leasing and sales are a normal operating activity of the Trust. Revenue is recognized on land sales when the performance obligation to the purchaser (customer) is complete. Revenue from land exchanges is recognized based upon the estimated fair value of the consideration exchanged.

Sales of Oil and Gas Royalty Interests

Income is recognized on sales of oil and gas royalty interests when earned.

Cash, Cash Equivalents and Restricted Cash

The Trust considers investments in bank deposits, money market funds and highly-liquid cash investments with original maturities of three months or less to be cash equivalents. The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows (in thousands):

	December 31, 2019	December 31, 2018
Cash and cash equivalents	$303,645	$119,647
Tax like-kind exchange escrow	—	3,799
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$303,645	$123,446

Accrued Receivables

Accrued receivables consist primarily of amounts due under oil and gas royalty leases, water sales or royalty agreements and commercial leases. Accrued receivables are reflected at their net realizable value based on historical royalty and lease receipt information and other factors anticipated to affect valuation. A valuation allowance is recorded if amounts expected to be received are considered impaired. No allowance was considered necessary at December 31, 2019 and 2018.

Property, Plant and Equipment

Property, plant and equipment is carried at cost less accumulated depreciation. Maintenance and repair costs are expensed as incurred. Costs associated with our development of infrastructure for sourcing and treating water are capitalized. We account for depreciation of property, plant and equipment on the straight-line method over the estimated useful lives of the assets. Depreciable lives by category are as follows:

Range of Estimated Useful Lives (in years)
Water wells and other water-related assets	3 to 30
Furniture, fixtures and equipment	5 to 7

Real Estate Acquired

Real estate acquired is recorded at cost and carried at the lower of cost or market. Valuations are periodically performed or obtained by management whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairments, if any, are recorded by a charge to net income and a valuation allowance if the carrying value of the property exceeds its estimated fair value. Minimal real estate improvements are made to land. No impairments were recorded for the years ended December 31, 2019 and 2018.

Royalty Interests Acquired

Royalty interests acquired are carried at the lower of cost or market. Valuations are periodically performed or obtained by management whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairments, if any, are recorded by a charge to net income and a valuation allowance if the carrying value of the royalty interest exceeds its estimated fair value. Depletion is recorded based upon a units of production basis. Depletion expense was approximately $0.3 million for the year ended December 31, 2019. There was no significant depletion activity for the year ended December 31, 2018. There was no depletion expense for the year ended December 31, 2017, as the Trust had no depletable royalty interests.

Real Estate and Royalty Interests Assigned Through the 1888 Declaration of Trust

The fair market value of the Trust’s land and royalty interests that were assigned through the 1888 Declaration of Trust, (the “Assigned”) land and royalty interests, was not determined in 1888 when the Trust was formed; therefore, no value is assigned in the accompanying consolidated balance sheets to the Assigned land and royalty interests, Certificates of Proprietary Interest, and Sub-share Certificates of Proprietary Interest (“Sub-shares”). Consequently, in the consolidated statements of income and total comprehensive income, no allowance is made for depletion and no cost is deducted from the proceeds of sales of the Assigned land and royalty interests. Even though the 1888 value of real properties cannot be precisely determined, it has been concluded that the effect of this matter can no longer be significant to the Trust’s financial position or results of operations. For Federal income tax purposes, however, deductions are made for depletion, computed on the statutory percentage basis of income received from royalties. Minimal real estate improvements are made to land.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The liability for unrecognized tax benefits is zero at December 31, 2019 and 2018.

Concentrations of Credit Risk

We invest our cash and cash equivalents (which include U.S. Treasury bills and commercial paper with maturities of three months or less) among four major financial institutions in an attempt to minimize exposure to risk from any one of these entities. As of December 31, 2019 and 2018, we had cash and cash equivalents deposited in our financial institutions in excess of federally-insured levels. We regularly monitor the financial condition of these financial institutions and believe that we are not exposed to any significant credit risk in cash and cash equivalents.

Net Income per Sub-share Certificate

Net income per Sub-share is based on the weighted average number of Sub-shares and equivalent Sub-shares outstanding during each period.

Purchases and Retirements of Sub-share Certificates

The costs of Sub-shares purchased and retired are charged to net proceeds from all sources.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other gains and losses affecting capital that, under GAAP, are excluded from net income.

Significant Customers

Two customers represented, in the aggregate, 36.5%, 31.3% and 26.5% of the Trust’s total revenues (prior to any revenue deferral) for the years ended December 31, 2019, 2018 and 2017, respectively.

Reclassifications

Certain financial information on the consolidated balance sheet and consolidated statements of income and cash flows as of and for the year ended December 31, 2018 have been revised to conform to the current year presentation. These revisions include, but are not limited to, the classification of the tax like-kind exchange escrow from other assets to a separate balance sheet line item and certain expense items from one expense line item to another expense line item. Total assets and expenses were not affected by these reclassifications. Additionally, the tax like-kind exchange escrow was presented as restricted cash in the statement of cash flows.

Recently Adopted Accounting Guidance

Leases

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842)” which amended the existing lease accounting guidance to require lessees to recognize a right of use asset and lease liability on the balance sheet for all leases with terms greater than twelve months. We adopted the new leasing standard and all related amendments on January 1, 2019. We elected the optional transition method provided by ASU No. 2018-11, “Leases (Topic 842): Targeted Improvements” and as a result, have not restated our condensed consolidated financial statements for prior periods presented. We also elected the practical expedients permitted under the transition guidance that retain the lease classification and initial direct costs for any leases that existed prior to adoption of the standard. In addition, we have not reassessed the accounting treatment of contracts entered into prior to adoption of the new lease guidance. For further information regarding the adoption of the new lease standard, see Note 8, “Lease Commitments”.

Implementation Costs Incurred in Cloud Computing Arrangements

In August 2018, the FASB issued ASU 2018-15, “Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.” The ASU requires a customer in a cloud computing arrangement that is a service contract to follow existing internal-use software guidance to determine which implementation costs to capitalize as an asset. The ASU is effective for fiscal years and interim periods beginning after December 15, 2019, with early adoption permitted, and may be applied retrospectively or as of the beginning of the period of adoption. The Trust adopted the guidance effective January 1, 2019. The adoption of the guidance did not have a significant impact on our consolidated financial statements.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The ASU amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. Upon adoption, we will be required to evaluate our trade accounts receivables for expected future credit losses. The ASU is effective for fiscal years beginning after December 31, 2019, including interim periods within those fiscal years. The Trust will adopt the ASU as of January 1, 2020. Due to the short-term nature of our trade accounts receivable, we anticipate the impact upon adoption of this ASU will be minimal to the Trust.

In August 2018, the FASB issued ASU 2018-14, “Compensation — Retirement Benefits — Defined Benefit Plans — General (Subtopic 715-20): Disclosure Framework — Changes to Disclosure Requirements for Defined Benefit Plans.” The ASU eliminates requirements for certain disclosures and requires additional disclosures under defined benefit pension plans and other post-retirement plans. The ASU is effective for fiscal years ending after December 15, 2020. Early adoption is permitted. The Trust is currently evaluating the impact that ASU 2018-14 will have on our consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes.” The ASU simplifies the accounting for income taxes by eliminating certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, hybrid taxes and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted in interim or annual periods with any adjustments reflected as of the beginning of the annual period that includes that interim period. We are currently evaluating the impact that this guidance will have on our consolidated financial statements and disclosures.

3. Property, Plant and Equipment

Property, plant and equipment, net consisted of the following at December 31, 2019 and 2018 (in thousands):

	December 31, 2019	December 31, 2018
Property, plant and equipment, at cost:
Water service-related assets (1)	$93,097	$62,919
Furniture, fixtures and equipment	5,941	4,297
Other	598	598
Total property, plant and equipment, at cost	99,636	67,814
Less: accumulated depreciation	(11,313)	(3,012)
Property, plant and equipment, net	$88,323	$64,802

(1)	Water service-related assets reflect assets related to water sourcing and water treatment projects.

Depreciation expense was $8.5 million, $2.6 million and $0.4 million for the years ended December 31, 2019, 2018 and 2017, respectively.

4. Real Estate Activity

As of December 31, 2019 and 2018, the Trust owned the following land and real estate (in thousands, except number of acres):

	December 31,		December 31,
	2019		2018
	Number of Acres	Net Book Value	Number of Acres	Net Book Value
Land (surface rights) (1)	849,856	$—	877,462	$—
Real estate acquired	51,931	107,075	24,715	10,492
Total real estate situated in 19 counties in Texas	901,787	$107,075	902,177	$10,492

(1)	Real estate assigned through the 1888 Declaration of Trust.

No valuation allowance was necessary at December 31, 2019 and December 31, 2018.

Land Sales

The Assigned land held by the Trust was recorded with no value at the time of acquisition. See Note 2, “Summary of Significant Accounting Policies — Real Estate and Royalty Interests Assigned Through the 1888 Declaration of Trust” for further information regarding the Assigned land. Real estate acquired includes land parcels which have either been acquired through foreclosure or transactions with third parties.

For the year ended December 31, 2019, the Trust sold approximately 21,986 acres (Culberson, Glasscock, Hudspeth, Loving, Midland and Reeves Counties) of land in Texas for an aggregate sales price of approximately $113.0 million, an average of approximately $5,141 per acre. Additionally, the Trust conveyed approximately 5,620 acres of land in exchange for approximately 5,545 acres of land, all in Culberson County. As the Trust had no cost basis in the land conveyed, the Trust recognized land sales revenue of $22.0 million for the fourth quarter ended December 31, 2019.

For the year ended December 31, 2018, the Trust sold approximately 171 acres (Culberson, El Paso, Loving and Reeves Counties) of land in Texas for an aggregate sales price of approximately $4.4 million, an average of approximately $25,464 per acre.

For the year ended December 31, 2017, the Trust sold approximately 11 acres (Loving County) of land in Texas for an aggregate sales price of approximately $0.2 million, an average of approximately $20,000 per acre.

Land Acquisitions

For the year ended December 31, 2019, the Trust acquired approximately 21,671 acres (Culberson, Glasscock, Loving and Reeves Counties) of land in Texas for an aggregate purchase price of approximately $74.4 million, an average of approximately $3,434 per acre (excludes land acquired through the land exchange as discussed above).

For the year ended December 31, 2018, the Trust acquired approximately 14,650 acres (Concho, Hudspeth, Mitchell and Upton Counties) of land in Texas for an aggregate purchase price of approximately $9.4 million, an average of approximately $640 per acre.

There were no land acquisitions for the year ended December 31, 2017.

5. Royalty Interests

As of December 31, 2019 and 2018, the Trust owned the following oil and gas royalty interests (in thousands, except number of interests):

	Net Book Value
	December 31, 2019	December 31, 2018
1/16th nonparticipating perpetual royalty interests (1)	$—	$—
1/128th nonparticipating perpetual royalty interests (2)	—	—
Royalty interests acquired (3)	29,320	24,303
Total royalty interests, gross	$29,320	$24,303
Less: accumulated depletion	(260)	—
Total royalty interests, net	$29,060	$24,303

(1)	Nonparticipating perpetual royalty interests in approximately 370,737 gross royalty acres as of December 31, 2019 and 2018, respectively.

(2)	Nonparticipating perpetual royalty interests in approximately 84,934 gross royalty acres as of December 31, 2019 and 2018, respectively.

(3)	Royalty interests in approximately 3,074 net royalty acres and approximately 1,826 net royalty acres as of December 31, 2019 and 2018, respectively.

No valuation allowance was necessary at December 31, 2019 and 2018.

Real Estate and Royalty Interests Assigned Through the 1888 Declaration of Trust

The fair market value of the Trust’s Assigned royalty interests was not determined in 1888 when the Trust was formed, and accordingly, these Assigned royalty interests were recorded with no value. See Note 2, “Summary of Significant Accounting Policies — Real Estate and Royalty Interests Assigned Through the 1888 Declaration of Trust” for further information regarding the Assigned royalty interests. The Assigned royalty interests include 1/16th and 1/128th royalty interests.

Royalty Interests Transactions

For the year ended December 31, 2019, the Trust acquired oil and gas royalty interests in approximately 1,247 net royalty acres (normalized to 1/8th) for an aggregate purchase price of $4.7 million, an average price of approximately $3,800 per net royalty acre.

For the year ended December 31, 2018, the Trust sold nonparticipating perpetual oil and gas royalty interests in approximately 812 net royalty acres (1/8th interest) for approximately $18.9 million, an average price of approximately $23,234 per net royalty acre. In conjunction with this sale, the Trust acquired oil and gas royalty interests in approximately 1,480 net royalty acres for an aggregate purchase price of $20.6 million, an average of approximately $13,949 per net royalty acre.

Additionally, for the year ended December 31, 2018, the Trust acquired oil and gas royalty interests in approximately 346 net royalty acres for an aggregate purchase price of $3.7 million, an average price of approximately $10,555 per net royalty acre.

There were no oil and gas royalty interest transactions for the year ended December 31, 2017.

6. Employee Benefit Plans

The Trust has a defined contribution plan available to all regular employees having one or more years of continuous service. Contributions are at the discretion of the Trustees of the Trust. The Trust contributed approximately $0.3 million for the year ended December 31, 2019 and $0.1 million for the years ended December 31, 2018 and 2017, respectively.

The Trust has a noncontributory pension plan (the “Plan”) available to all regular employees having one or more years of continuous service. The Plan provides for normal retirement at age 65. Contributions to the Plan reflect benefits attributed to employees’ services to date, as well as services expected in the future.

The following table sets forth the Plan’s changes in benefit obligation, changes in fair value of plan assets, and funded status as of December 31, 2019 and 2018 using a measurement date of December 31 (in thousands):

	December 31, 2019	December 31, 2018
Change in projected benefits obligation:
Projected benefit obligation at beginning of year	$4,745	$5,032
Service cost	666	157
Interest cost	197	183
Actuarial (gain) loss	1,208	(369)
Benefits paid	(239)	(258)
Projected benefit obligation at end of year	$6,577	$4,745
Change in plan assets:
Fair value of plan assets at beginning of year	$5,313	$5,356
Actual return on plan assets	1,041	(185)
Contributions by employer	500	400
Benefits paid	(239)	(258)
Fair value of plan assets at end of year	6,615	5,313
Funded (unfunded) status at end of year	$38	$568

Amounts recognized in the balance sheets as of December 31, 2019 and 2018 consist of (in thousands):

	December 31, 2019	December 31, 2018
Assets	$38	$568
Liabilities	—	—
	$38	$568

Amounts recognized in accumulated other comprehensive income (loss) consist of the following as of December 31, 2019 and 2018 (in thousands):

	December 31, 2019	December 31, 2018
Net actuarial loss	$(1,849)	$(1,365)
Amounts recognized in accumulated other comprehensive income (loss), before taxes	(1,849)	(1,365)
Income tax benefit	388	287
Amounts recognized in accumulated other comprehensive income (loss), after taxes	$(1,461)	$(1,078)

Net periodic benefit cost for the years ended December 31, 2019, 2018 and 2017 include the following components (in thousands):

	Years Ended December 31,
	2019	2018	2017
Components of net periodic benefit cost:
Service cost	$666	$157	$147
Interest cost	197	183	201
Expected return on plan assets	(364)	(367)	(339)
Amortization of net loss	46	64	108
Net periodic benefit cost	$545	$37	$117

Service cost, a component of net periodic benefit cost, is reflected in our consolidated statements of income within salaries and related employee expenses. The other components of net periodic benefit cost are included in other income (expense) on the consolidated statements of income.

Other changes in plan assets and benefit obligations recognized in other comprehensive income for the years ended December 31, 2019, 2018 and 2017 (in thousands):

	Years Ended December 31,
	2019	2018	2017
Net actuarial (gain) loss	$530	$183	$(132)
Recognized actuarial loss	(46)	(64)	(108)
Total recognized in other comprehensive income, before taxes	$484	$119	$(240)
Total recognized in net benefit cost and other comprehensive income, before taxes	$1,029	$156	$(123)

The Trust reclassified less than $0.1 million (net of income tax expense of less than $0.1 million) out of accumulated other comprehensive income (loss) for net periodic benefit cost to other income (expense) for each of the years ended December 31, 2019, 2018 and 2017, respectively. The estimated net actuarial loss for the Plan that will be amortized from accumulated other comprehensive income (loss) to other income (expense) over the next fiscal year is less than $0.1 million.

The following table summarizes the Plan assets in excess of projected benefit obligation and accumulated benefit obligation at December 31, 2019 and 2018 (in thousands):

	December 31, 2019	December 31, 2018
Plan assets in excess of projected benefit obligation:
Projected benefit obligation	$6,577	$4,745
Fair value of plan assets	$6,615	$5,313
Plan assets in excess of accumulated benefit obligation:
Accumulated benefit obligation	$5,056	$4,173
Fair value of plan assets	$6,615	$5,313

The following are weighted-average assumptions used to determine benefit obligations and costs at December 31, 2019, 2018 and 2017:

	Years Ended December 31,
	2019	2018	2017
Weighted average assumptions used to determine benefit obligations as of December 31:
Discount rate	3.25%	4.25%	3.75%
Rate of compensation increase	7.29%	7.29%	7.29%

Weighted average assumptions used to determine benefit costs for the years ended December 31:
Discount rate	4.25%	3.75%	4.25%
Expected return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	7.29%	7.29%	7.29%

The expected return on Plan assets assumption of 7.0% was selected by the Trust based on historical real rates of return for the current asset mix and an assumption with respect to future inflation. The rate was determined based on a long-term allocation of about two-thirds fixed income and one-third equity securities; historical real rates of return of about 2.5% and 8.5% for fixed income and equity securities, respectively; and assuming a long-term inflation rate of 2.5%.

The Plan has a formal investment policy statement. The Plan’s investment objective is balanced income, with a moderate risk tolerance. This objective emphasizes current income through a 30% to 80% allocation to fixed income securities, complemented by a secondary consideration for capital appreciation through an equity allocation in the range of 20% to 60%. Diversification is achieved through investment in mutual funds and bonds. The asset allocation is reviewed annually with respect to the target allocations and rebalancing adjustments and/or target allocation changes are made as appropriate. The Trust’s current funding policy is to maintain the Plan’s fully funded status on an ERISA minimum funding basis.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date.

The fair value accounting standards establish a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs reflect our assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy is categorized into three levels based on the inputs used in measuring fair value, as follows:

Level 1 – Inputs are based on unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access. Since inputs are based on quoted prices that are readily and regularly available in an active market, Level 1 inputs require the least judgment.

Level 2 – Inputs are based on quoted prices for similar instruments in active markets, or are observable either directly or indirectly. Inputs are obtained from various sources including financial institutions and brokers.

Level 3 – Inputs that are unobservable and significant to the overall fair value measurement. The degree of judgment exercised by us in determining fair value is greatest for fair value measurements categorized in Level 3.

The fair values of plan assets by major asset category at December 31, 2019 and 2018, respectively, are as follows (in thousands):

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2019:
Cash and cash equivalents — money markets	$528	$528	$—	$—
Equities	1,133	1,133	—	—
Equity funds	1,939	1,939	—	—
Fixed income funds	465	465	—	—
Taxable bonds	2,550	2,550	—	—
Total	$6,615	$6,615	$—	$—

As of December 31, 2018:
Cash and cash equivalents — money markets	$407	$407	$—	$—
Equities	813	813	—	—
Equity funds	2,448	2,448	—	—
Fixed income funds	1,645	1,645	—	—
Total	$5,313	$5,313	$—	$—

Management intends to at least fund the minimum ERISA amount for 2020. The Trust may make some discretionary contributions to the Plan, the amounts of which have not yet been determined.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid for the following ten-year period (in thousands):

Year ending December 31,	Amount
2020	$258
2021	254
2022	250
2023	246
2024	240
2025 to 2029	1,252

7. Income Taxes

The income tax provision charged to operations for the years ended December 31, 2019, 2018 and 2017 was as follows (in thousands):

	Years Ended December 31,
	2019	2018	2017
Current:
U.S. Federal	$55,562	$35,593	$46,013
State and local	1,930	1,607	851
	57,492	37,200	46,864
Deferred expense	26,035	14,814	966
	$83,527	$52,014	$47,830

The Trust is taxed as if it were a corporation. Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 21% for the years ended December 31, 2019 and 2018 and 35% for the year ended 2017 to income before Federal income taxes as a result of the following (in thousands):

	Years Ended December 31,
	2019	2018	2017
Computed tax expense at the statutory rate	$84,473	$54,968	$50,771
Reduction in income taxes resulting from:
Statutory depletion	(5,163)	(4,185)	(3,378)
State taxes	1,657	1,243	530
Executive compensation	1,302	—	—
Prior year tax adjustments	755	—	—
Effect of change in statutory tax rate (1)	—	—	(103)
Other, net	503	(12)	10
	$83,527	$52,014	$47,830

(1)	The effect of the change in statutory income tax rate from 35% to 21% effective January 1, 2018 which was anticipated as of December 31, 2017.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2019 and 2018 are as follows (in thousands):

	December 31, 2019	December 31, 2018
Unearned revenue	$3,741	$2,878
Total deferred tax assets	3,741	2,878
Property, plant and equipment	17,030	10,723
§1031 tax exchanges	26,638	6,791
Deferred credits	748	—
Real estate acquired through foreclosure	142	142
Other	10	125
Total deferred tax liability	44,568	17,781
Net deferred tax liability	$(40,827)	$(14,903)

The Trust files a U. S. Federal income tax return. With few exceptions, the Trust is no longer subject to U.S. Federal income tax examination by tax authorities for years before 2016.

8. Lease Commitments

As of December 31, 2019, we have recorded right-of-use assets of $3.1 million and lease liabilities for $3.4 million primarily related to operating leases in connection with our administrative offices located in Dallas and Midland, Texas. The office lease agreements require monthly rent payments and expire in December 2025 and August 2022, respectively. Operating lease expense is recognized on a straight-line basis over the lease term. Operating lease cost for the year ended December 31, 2019 was $0.7 million.

Future minimum lease payments were as follows at December 31, 2019 (in thousands):

Year ending December 31,	Amount
2020	$696
2021	796
2022	697
2023	537
2024	551
Thereafter	516
Total lease payments	3,793
Less: imputed interest	(426)
Total operating lease liabilities	$3,367

Rent expense for these lease agreements amounted to approximately $0.7 million, $0.2 million and $0.1 million for the years ended December 31, 2019, 2018 and 2017, respectively.

9. Capital

Certificates of Proprietary Interest (“Certificates”) and Sub-shares are exchangeable in the ratio of one Certificate to 3,000 Sub-shares. No Certificates were exchanged for Sub-shares for the years ended December 31, 2019 and 2018.

The number of Certificates authorized for issuance at a given date is the number then outstanding plus one/three-thousandth of the number of Sub-shares then outstanding. The number of Sub-shares authorized for issuance at a given date is the number then outstanding plus three thousand times the number of Certificates then outstanding.

The Declaration of Trust was executed and delivered in New York. In the opinion of counsel for the Trust, under the laws of the State of New York, the Certificate and Sub-share Certificate holders are not subject to any personal liability for the acts or obligations of the Trust.

The assets of the Trust are located in Texas. In the opinion of Texas counsel, under the laws of the State of Texas, the Certificate and sub-shareholders may be held personally liable with respect to claims against the Trust, but only after the assets of the Trust first have been exhausted.

Dividends

On March 15, 2019, we paid $46.5 million in dividends representing a cash dividend of $1.75 per Sub-share and a special dividend of $4.25 per Sub-share for sub-shareholders of record at the close of business on March 8, 2019.

On March 16, 2018, we paid $31.7 million in dividends representing a cash dividend of $1.05 per Sub-share and a special dividend of $3.00 per Sub-share for sub-shareholders of record at the close of business on March 9, 2018.

Repurchases of Sub-shares

During the years ended December 31, 2019, 2018 and 2017, we purchased and retired 6,258, 59,185 and 105,715 Sub-shares, respectively.

10. Business Segment Reporting

During the periods presented, we reported our financial performance based on the following segments:  Land and Resource Management and Water Services and Operations. Our segments provide management with a comprehensive financial view of our key businesses. The segments enable the alignment of strategies and objectives of the Trust and provide a framework for timely and rational allocation of resources within businesses. We eliminate any inter-segment revenues and expenses upon consolidation.

The Land and Resource Management segment encompasses the business of managing approximately 900,000 acres of land and related resources in West Texas owned by the Trust. The revenue streams of this segment consist primarily of royalties from oil and gas, revenues from easements and commercial leases and land and material sales.

The Water Services and Operations segment encompasses the business of providing full-service water offerings to operators in the Permian Basin. The revenue streams of this segment consist of revenue generated from sales of sourced and treated water as well as revenue from royalties on water service-related activity.

Segment financial results were as follows (in thousands):

	Years Ended December 31,
	2019	2018	2017
Revenues:
Land and resource management	$363,328	$211,476	$123,340
Water services and operations	127,168	88,744	31,294
Total consolidated revenues	$490,496	$300,220	$154,634

Net income:
Land and resource management	$258,366	$159,611	$78,468
Water services and operations	60,362	50,125	18,763
Total consolidated net income	$318,728	$209,736	$97,231

Capital Expenditures:
Land and resource management	$1,603	$2,790	$920
Water services and operations	30,606	45,088	17,827
Total capital expenditures	$32,209	$47,878	$18,747

Depreciation, depletion and amortization:
Land and resource management	$1,201	$506	$136
Water services and operations	7,705	2,077	240
Total depreciation, depletion and amortization	$8,906	$2,583	$376

The following table presents total assets and property, plant and equipment, net by segment (in thousands):

	December 31, 2019	December 31, 2018
Assets:
Land and resource management	$467,758	$198,922
Water services and operations	130,418	86,153
Total consolidated assets	$598,176	$285,075
Property, plant and equipment, net:
Land and resource management	$4,359	$3,720
Water services and operations	83,964	61,082
Total consolidated property, plant and equipment, net	$88,323	$64,802

11. Subsequent Events

The Trust evaluated events that occurred after the balance sheet date through the date these financial statements were issued, and the following events that met recognition or disclosure criteria were identified:

Dividends Declared

At their February 2020 meeting, the Trustees declared a cash dividend of $10.00 per Sub-share, payable March 16, 2020 to sub-shareholders of record at the close of business on March 9, 2020. Additionally, the Trustees declared a special dividend of $6.00 per Sub-share, payable March 16, 2020 to sub-shareholders of record at the close of business on March 9, 2020.

Acquisition of Land and Royalty Interest

On February 21, 2020, the Trust acquired approximately 671 surface acres of land and approximately 755 net royalty acres in Culberson County for a combined purchase price of approximately $14.9 million.

12. Oil and Gas Producing Activities (Unaudited)

We measure the Trust’s share of oil and gas produced in barrels of equivalency (“BOEs”). One BOE equals one barrel of crude oil, condensate, NGLs (natural gas liquids) or approximately 6,000 cubic feet of gas. As of December 31, 2019, December 31, 2018 and December 31, 2017, the Trust’s share of oil and gas produced was approximately 13.7, 8.8 and 5.1 thousand BOEs per day, respectively. Reserves related to the Trust’s royalty interests are not presented because the information is unavailable.

There are a number of oil and gas wells that have been drilled but are not yet completed (“DUC”) where the Trust has a royalty interest. The number of DUC wells are determined using uniform drilling spacing units with pooled interests for all wells awaiting completion. The Trust has identified 486, 362 and 319 DUC wells subject to our royalty interest as of December 31, 2019, 2018 and 2017, respectively.

13. Selected Quarterly Financial Data (Unaudited)

The following tables present unaudited financial data of the Trust for each quarter of December 31, 2019 and 2018 (in thousands, except per share amounts):

	Quarters ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Revenues	$113,332	$98,530	$87,310	$191,324
Income before income taxes	$89,071	$74,759	$62,879	$175,546
Net income	$69,122	$60,022	$49,586	$139,998
Net income per Sub-share Certificate - basic and diluted	$8.91	$7.74	$6.39	$18.04

	Quarters ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Revenues	$93,201	$73,168	$73,844	$60,007
Income before income taxes	$78,279	$63,195	$65,665	$54,611
Net income	$62,680	$50,762	$52,503	$43,791
Net income per Sub-share Certificate - basic and diluted	$8.06	$6.52	$6.73	$5.60

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Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder

Texas Pacific Land Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Texas Pacific Land Corporation (the “Company”) as of September 30, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

We have served as the Company’s auditor since 2020.

Dallas, Texas

December 9, 2020

TEXAS PACIFIC LAND CORPORATION

BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(In whole dollars)

September 30, 2020
ASSETS

Cash	$725
Accounts receivable	275
Total current assets	1,000
Total assets	$1,000

LIABILITIES AND STOCKHOLDER’S EQUITY

Total liabilities	$—

Commitments and contingencies	—

Stockholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	10
Additional paid in capital	990
Total stockholder’s equity	1,000
Total liabilities and stockholder’s equity	$1,000

See accompanying notes to balance sheet.

TEXAS PACIFIC LAND CORPORATION

NOTES TO BALANCE SHEET

1. Organization and Background of Business

Texas Pacific Land Corporation (“TPL Corporation”) was incorporated on April 28, 2020 in the State of Delaware.

TPL Corporation was formed for the purpose of effecting the corporate reorganization of Texas Pacific Land Trust (“TPL Trust”) (“Corporate Reorganization”) to ultimately convert it from a trust into a Delaware corporation.

The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Separate Statements of Operations, Changes in Stockholders’ Equity and of Cash Flows have not been presented because TPL Corporation had no business transactions or activities as of September 30, 2020, except for the initial capitalization of TPL Corporation which was funded by TPL Trust. In this regard, general and administrative costs associated with the formation and daily management of TPL Corporation have been determined by TPL Corporation to be insignificant.

2. Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of the balance sheet, in accordance with GAAP, requires management to make estimates and assumptions that affect the amounts reported in the balance sheet and accompanying notes. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable include amounts due from TPL Trust. An allowance for doubtful accounts is recorded if amounts expected to be received are considered uncollectible. No allowance for doubtful accounts was considered necessary at September 30, 2020.

Income Taxes

TPL Corporation is a corporation and is subject to U.S. federal and state income taxes. Income taxes are accounted for under the asset and liability method. TPL Corporation recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards, using enacted tax rates in effect for the taxing jurisdiction in which TPL Corporation operates for the year in which those temporary differences are expected to be recovered or settled. TPL Corporation recognizes the financial statement effects of a tax position when it is more-likely-than-not, based on technical merits, that the position will be sustained upon examination. Net deferred tax assets are then reduced by a valuation allowance if TPL Corporation believes it more-likely-than-not such net deferred tax assets will not be realized. As of September 30, 2020, there are no income tax related balances reflected in our balance sheet.

3. Stockholder’s Equity

TPL Corporation has authorized share capital of 1,000 common shares with $0.01 par value. On April 28, 2020, all 1,000 shares were issued and acquired by TPL Trust for consideration of $1,000. Each share has one voting right. Upon the corporate reorganization of TPL Trust into a corporation, the outstanding shares of TPL Corporation common stock will be distributed to sub-share certificate holders of TPL Trust on a pro rata basis in accordance with their interests in TPL Trust. Following the distribution of TPL Corporation common stock, the sub-share certificates will cease to be traded on the New York Stock Exchange and will be cancelled.

4. Subsequent Events

TPL Corporation has evaluated events that occurred after the balance sheet date through the date the financial statements were available to be issued, noting no events that would require additional adjustments to or disclosure in TPL Corporation’s financial statements.

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